UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

Covenant Transportation Group, Inc.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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COVENANT TRANSPORTATION GROUP, INC.
400 Birmingham Highway
Chattanooga, Tennessee 37419
___________________________________________

NOTICE OF MEETING AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JULY 1, 2020
___________________________________________

To Our Stockholders:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Covenant Transportation Group, Inc., a Nevada corporation (the “Company”), to be held at 10:00 a.m. Eastern Daylight Time, on Wednesday, July 1, 2020. Due to the COVID-19 outbreak, the Company will be holding the Annual Meeting by teleconference only. Stockholders of record at the close of business as of the record date (Friday, May 15, 2020) may call into the Annual Meeting using the following instructions:

•	Beginning at 9:45 a.m., up until the start time 10:00 a.m. Eastern Daylight Time, dial 1-877-271-1828 (participant code 12356) and request to join the Covenant Annual Meeting of Stockholders.

•	Stockholders should be prepared to provide their name and personal identification number (personal identification number is the Control Number as provided in the voting material).

The Annual Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To consider and act upon a proposal to elect seven (7) directors;

2.	To consider and act upon an advisory and non-binding vote on executive compensation;

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2020;

4.	To consider and act upon an amendment to the Company’s Second Amended and Restated Articles of Incorporation to change the Company’s name to Covenant Logistics Group, Inc.;

5.	To consider and act upon the Second Amendment to the Covenant Transportation Group, Inc. Third Amended and Restated 2006 Omnibus Incentive Plan (the “Second Amendment to the Incentive Plan”); and

6.	To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof. *

Shares of Class A and Class B common stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting by telephone or by valid proxy.  YOUR VOTE IS IMPORTANT.  To ensure your representation at the Annual Meeting, you are requested to promptly date, sign, and return the accompanying proxy in the enclosed envelope.  You may also vote on the Internet by completing the electronic voting instruction form found at www.investorvote.com/CVTI or by telephone using a touch-tone telephone and calling 1-800-652-8683.  Returning your proxy now will not interfere with your right to attend the Annual Meeting by telephone or to vote your shares by telephone at the Annual Meeting, if you wish to do so.  The prompt return of your proxy may save us additional expenses of solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to Be Held on July 1, 2020

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the Internet.  This Notice of Meeting and Proxy Statement, and our Annual Report to Stockholders for the year ended December 31, 2019, are available free of charge and may be accessed at www.edocumentview.com/CVTI. In accordance with SEC rules, we do not use “cookies” or other software that identifies visitors accessing these materials on this website.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

By Order of the Board of Directors,
/s/ David R. Parker
David R. Parker
Chairman of the Board

Chattanooga, Tennessee
June 8, 2020

LETTER FROM OUR LEAD INDEPENDENT DIRECTOR

Dear Fellow Stockholders:

I have been very fortunate to have served on Covenant’s Board of Directors, including as its Lead Independent Director for the last two years. As I begin another year of service as Lead Independent Director, I wanted to take this opportunity to emphasize our Board’s commitment to independent oversight, strategic planning, strong corporate governance, and environmental stewardship.

The Board, which has entirely independent committees and two-thirds independent members, is actively involved in oversight of the Company’s strategy and risks. The Lead Independent Director role was created in late 2017 to provide for an effective balance of management of the Company and our stockholders’ best interests. In my role as Lead Independent Director, I preside over all executive sessions of the independent directors and facilitate active communication between the independent directors and management.

We are dedicated to developing a Board with an appropriate composition of skills, backgrounds, and perspectives. In this regard, we are pleased to nominate D. Michael Kramer and Rachel Parker-Hatchett as directors at this year’s Annual Meeting. William T. Alt has decided to retire from the Board. We are grateful for his expertise and numerous contributions over his many years of service, while looking forward to reinvigorating our Board with fresh viewpoints. With the additions of Mr. Kramer and Ms. Parker-Hatchett, we believe our Board offers a compelling mix of talent and experience, including numerous directors with backgrounds in financial reporting, truckload industry, and risk management. In addition, Mr. Kramer has a background in technology and cybersecurity that we believe will enhance our Board’s skill set and Ms. Parker-Hatchett will add extensive experience with our Company and in our industry, as well as female perspective that will allow us to enhance diversity on our Board and evaluate issues through different experiences. All nominees for director have served as public company officers or key employees.

The Board is committed to providing meaningful strategic oversight and leadership. In conjunction with management, we have put in place a refreshed leadership team consisting of John Tweed – Co-President and Chief Operating Officer, Joey Hogan – Co-President and Chief Administrative Officer, Paul Bunn – Executive Vice President and Chief Financial Officer, as well as David Parker – Chairman and Chief Executive Officer, a team we believe is well-positioned to execute our strategic plans and lead the Company into the future through all market cycles. We also believe it is important to align our executives’ interests with our stockholders’ interests. In furtherance of that philosophy, we have designed an executive compensation program that includes a long-term equity incentive plan, which allows us to reward the achievement of meaningful goals and encourage a long-term management perspective. Accordingly, we are requesting that our stockholders approve an amendment to our Incentive Plan that will provide us with additional shares to incentivize our management team to drive sustainable growth. Information regarding our long-term incentive program and the proposed amendment to our Incentive Plan is contained in the proxy statement.

We have recently undertaken several initiatives to lead with strong corporate governance principles. We have adopted a robust anti-hedging and anti-pledging policy for directors and senior executive officers that does not have a hardship exception. We have in place a clawback policy and stock ownership guidelines for our directors and executive officers to discourage placing too great a priority on short-term gains and to encourage focusing on long-term value creation in our stockholders’ best interests. Our Board and committees participate in a rigorous annual self-assessment process involving written questionnaires with inquiries in risk, strategic planning, independence, Board composition, general Board operations and administration, and other areas, and I provide management actionable feedback that we monitor. We have adopted proxy access procedures that will allow our stockholders who have retained and held a sufficient ownership position on our Company to include stockholder-nominated director candidates in our Annual Meeting proxy materials.

We take seriously our environmental and sustainability responsibilities. We are committed to reducing our environmental footprint in ways big and small, ranging from office recycling, use of solar panels and LED lighting, and recycling our shop materials, to improving our fleet efficiency through testing electric auxiliary power units to reduce idle time, increasing our aerodynamic efficiency by using items like trailer skirts and wheel covers. Reducing fuel usage through Eberspaecher (ESPAR) Climate Control System’s Airtronic air heaters to produce heat without idling and using advance planning engines to maximize route planning. We strive to continue improving, and have assembled internal teams dedicated to finding ways to continue advancing in these areas. These teams have subscribed to and completed an extensive review of our initiatives using the globally recognized platform Ecovadis. We look forward to reporting further progress in these areas.

The Board remains focused on its governance responsibilities, commitment to creating long-term value for our stockholders, and environmental and safety consciousness. We thank you for your continued support, welcome your feedback, and look forward to providing further information on the Board’s activities.

Sincerely,
/s/ Robert E. Bosworth
Robert E. Bosworth
Lead Independent Director

GENERAL INFORMATION	1
Reliance on SEC Order	1
Voting by Proxy	1
Record Date and Voting Rights	2
Required Vote	3
Quorum Requirement	4
Voting Instructions	4
Right to Attend Annual Meeting; Revocation of Proxy	4
Costs of Solicitation	4
Annual Report	4
Important Information to Read with This Proxy Statement	5
PROPOSAL 1 – ELECTION OF DIRECTORS	5
Nominees for Directorships	5
CORPORATE GOVERNANCE	8
The Board of Directors and Its Committees	8
Board of Directors	8
Committees of the Board of Directors	10
The Audit Committee	10
Report of the Audit Committee	11
The Compensation Committee	12
Report of the Compensation Committee	13
Compensation Committee Interlocks and Insider Participation	13
The Nominating and Corporate Governance Committee	13
Our Executive Officers	15
Code of Conduct and Ethics	15
EXECUTIVE COMPENSATION	15
Compensation Discussion and Analysis	15
Key Features of Executive Compensation Program	16
Named Executive Officers	16
Second Amendment to the Incentive Plan	16
Overview and Philosophy of Compensation	17
Elements of Compensation	17
Compensation Determination Process	17
Base Salary	18
Incentive Compensation	19
Long-Term Incentives	19
Performance-Based Annual Cash Bonuses	20
Other Compensation	20
Employee Benefits	21
2019 Executive Compensation Highlights	21
Compensation Paid to Our Named Executive Officers	21
Compensation Paid to Our Chief Executive Officer	21
Compensation Paid to Our Other Named Executive Officers	22
2019 Bonus Program	23
2019 RSP	25
Restricted Stock Results Based on 2019 Performance	25
Compensation Decisions with Respect to 2020	25
Benchmarking Compensation	27
Other Policies and Considerations	27
Risk Considerations Regarding Compensation	27
Employment and Severance Agreements	28
Potential Payments Upon Termination or Change in Control	28
Consideration of Say-on-Pay Vote Results	29
Summary Compensation Table	29
All Other Compensation Table	30
Narrative to the Summary Compensation Table	31
Grants of Plan-Based Awards Table	31
Narrative to Grants of Plan-Based Awards Table	32
Stock Vested Table	32
Outstanding Equity Awards at Year-End Table	33
Pay Ratio Disclosure	34
Director Compensation	35
Narrative to Director Compensation	35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	38
PROPOSAL 2 – ADVISORY AND NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION	39
RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	40
Change In Auditor	40
Principal Accountant Fees and Services	41
PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	42
PROPOSAL 4 – APPROVAL OF AMENDMENT TO THE COMPANY’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE THE COMPANY’S NAME TO COVENANT LOGISTICS GROUP, INC.	44
PROPOSAL 5 – APPROVAL OF THE SECOND AMENDMENT TO THE INCENTIVE PLAN	44
Summary	44
Introduction	44
Equity Shares Under All Plans	46
Historical Equity Award Granting Practices- Burn Rate	46
Provisions Designed to Protect Stockholders	47
Description of the Incentive Plan and the Second Amendment to the Incentive Plan	47
Types of Awards	48
Administration	50
Shares Available and Maximum Awards	51
Payment Terms	51
No Dividends or Gross-Ups	52
Repricing Prohibited	52
Adjustments Upon Certain Events	52
Termination and Amendment	52
Tax Status of Incentive Plan Awards	52
Securities Act Registration	53
Eligible Participants	53
Federal Income Tax Status of Incentive Plan Awards	53
Limitation on Income Tax Deduction	54
Incentive Plan Benefits	55
Equity Compensation Plan Information	56
STOCKHOLDER PROPOSALS	57
OTHER MATTERS	58
APPENDIX A	59

COVENANT TRANSPORTATION GROUP, INC.
400 Birmingham Highway
Chattanooga, Tennessee 37419
__________________________________________

NOTICE OF MEETING AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JULY 1, 2020
__________________________________________

GENERAL INFORMATION

This Notice of Meeting and Proxy Statement are furnished in connection with the solicitation of proxies from the stockholders of Covenant Transportation Group, Inc., a Nevada corporation, to be voted at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at 10:00 a.m. Eastern Daylight Time, on Wednesday, July 1, 2020, and any adjournment thereof. Due to the COVID-19 outbreak, the Company will be holding the Annual Meeting by teleconference only. Stockholders of record at the close of business as of the record date (Friday, May 15, 2020) may call into the Annual Meeting using the following instructions:

•	Beginning at 9:45 a.m., up until the start time 10:00 a.m. Eastern Daylight Time, dial 1-877-271-1828 (participant code 12356) and request to join the Covenant Annual Meeting of Stockholders.

•	Stockholders should be prepared to provide their name and personal identification number (personal identification number is the Control Number as provided in the voting material).

The Proxy Statement, proxy card, and our 2019 Annual Report for the year ended December 31, 2019 (the “2019 Annual Report”), which collectively comprise our “proxy materials,” were first mailed on or about June 8, 2020, to stockholders of record at the close of business on our record date of May 15, 2020 (the “Record Date”).  Except to the extent it is incorporated by specific reference, the enclosed copy of our 2019 Annual Report is not incorporated into this Proxy Statement and is not to be deemed a part of the proxy solicitation material.

The terms “Company,” “we,” “us,” and “our” refer to Covenant Transportation Group, Inc. and its consolidated subsidiaries.  The term “Board” refers to our Board of Directors.

Reliance on SEC Order

As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on April 29, 2020, the filing of the Proxy Statement was delayed because our business has experienced significant disruptions due to the unprecedented conditions surrounding the COVID-19 outbreak.  Certain of our operations and personnel at our headquarters in Chattanooga, Tennessee, and other locations, have been working remotely, due to suggested or mandated social distancing and work from home orders. Our management has devoted significant time and attention to assessing the potential impact of COVID-19 and related events on our operations and financial position and developing operational and financial plans to address those matters, which diverted management resources from completing tasks necessary to finalize the Proxy Statement by its April 29, 2020 due date. The Company relied on the relief that has been granted by the SEC pursuant to the order issued by the SEC on March 25, 2020, under Section 36 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), to delay the filing of the Proxy Statement. For our risk factor explaining the impact of COVID-19 on our business, please refer to the section entitled “Item 1A. Risk Factors” in the Form 10-Q for the quarterly period ended March 31, 2020, filed by the Company with the SEC on May 27, 2020 and amended on June 1, 2020.

Voting by Proxy

THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD.  When a proxy is executed and returned (and not revoked) prior to the Annual Meeting, the proxy will be voted according to the instructions the stockholder made when granting the proxy.  Unless otherwise specified or if no choice is indicated on a proxy, all proxies received pursuant to this solicitation will be voted in accordance with the recommendations by our Board as follows:

“FOR” Proposal 1:	The election of the seven (7) director nominees named below.

“FOR” Proposal 2:	Advisory and non-binding vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement.

“FOR” Proposal 3:	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2020.

“FOR” Proposal 4:	Amendment of the Company’s Second Amended and Restated Articles of Incorporation to change the Company’s name to Covenant Logistics Group, Inc.

“FOR” Proposal 5:	Approval of the Second Amendment to the Incentive Plan.

Your executed proxy appoints the persons appointed to vote the proxies as your duly authorized attorney-in-fact and gives such persons the power to represent and vote at the Annual Meeting all shares of our outstanding Class A common stock, par value one cent ($0.01) per share (the “Class A common stock”), that you are entitled to vote as a stockholder.  Such persons will vote your shares as instructed by you on your proxy.  If you do not provide voting instructions on Proposals 1, 2, 3, 4, or 5 or for any other matters properly presented at the Annual Meeting, your proxy also gives such persons the discretionary authority to vote your shares represented thereby as recommended above by the Board and in accordance with any such person’s best judgment.  None of the proposals discussed in this Proxy Statement that are intended to be acted upon at the Annual Meeting are related to or conditioned upon the approval of any other matters.

Record Date and Voting Rights

The Record Date for the Annual Meeting is May 15, 2020.  Only stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting, either by telephone or by valid proxy.  Holders of Class A common stock are entitled to one vote for each share held.  Holders of Class B common stock, par value one cent ($0.01) per share (the “Class B common stock”), are entitled to two votes for each share held so long as David R. Parker or certain members of his immediate family beneficially own such shares.  In the event that any shares of our Class B common stock cease to be beneficially owned by Mr. Parker or certain of his immediate family members, such shares will be automatically converted into shares of our Class A common stock and will then be entitled to one vote per share.  Unless otherwise required by Nevada law, the Class A common stock and Class B common stock vote together as a single class.  We have no other class of stock outstanding.  Holders of Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors.  On the Record Date, the closing market price of our Class A common stock as reported on The NASDAQ Global Select MarketTM was $7.89 per share.

On the Record Date, there were issued and outstanding (i) 15,152,621 shares of Class A common stock (including 413,497 shares of restricted Class A common stock subject to certain performance vesting, time vesting, and holding provisions, which carry voting rights), entitled to cast an aggregate 15,152,621 votes on all matters subject to a vote at the Annual Meeting and (ii) 2,350,000 shares of Class B common stock entitled to cast an aggregate 4,700,000 votes on all matters subject to a vote at the Annual Meeting.  The total number of shares of our common stock issued and outstanding on the Record Date was approximately 17,502,621 and the holders of such shares are entitled to cast an aggregate of 19,852,621 votes on all matters subject to a vote at the Annual Meeting.  The number of shares of Class A common stock issued and outstanding as of the Record Date excludes 1,427,704 Class A treasury shares which are considered issued but not outstanding. The Inspector of Elections will tabulate votes cast at the Annual Meeting, and the results of all items voted upon will be announced at the Annual Meeting.  We will also disclose the final voting results in a Current Report on Form 8-K filed with the SEC in accordance with SEC rules.

Required Vote

Proposal Number	Description	Board Recommendation	Vote Required for Approval	Effect of Abstentions(2)	Effect of Broker Non-Vote(3)
1	Election of directors	FOR	Plurality of votes cast(1)	No effect	No effect
2	Advisory and non-binding vote to approve Named Executive Officer compensation	FOR	Majority of the voting power of the shares of Class A and Class B common stock represented at the meeting and entitled to vote, voting together as a single class	Same effect as a vote “Against”	No effect
3	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2020	FOR	Majority of the voting power of the shares of Class A and Class B common stock represented at the meeting and entitled to vote, voting together as a single class	Same effect as a vote “Against”	Discretionary vote of broker
4	Amendment of the Company’s Second Amended and Restated Articles of Incorporation to change the Company’s name to Covenant Logistics Group, Inc.	FOR	Majority of the voting power of the shares of Class A and Class B common stock issued and outstanding, voting together as a single class	Same effect as a vote “Against”	Same effect as a vote “Against”
5	Approval of the Second Amendment to the Incentive Plan.	FOR	Majority of the voting power of the shares of Class A and Class B common stock represented at the meeting and entitled to vote, voting together as a single class	Same effect as a vote “Against”	No effect

(1)
The seven director nominees receiving the highest number of votes for their election will be elected. Any incumbent director who receives a greater number of votes “withheld” from or voted “against” his election than are voted “for” such election (excluding abstentions and broker non-votes) shall be subject to the majority vote policy described under “Corporate Governance – The Board of Directors and Its Committees – Board of Directors – Majority Vote Policy.”

(2)	“Abstentions” (or “withhold votes” in the case of the election of directors) are shares that are entitled to vote but that are not voted at the direction of the holder.
(3)	“Broker non-votes” are shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present.  A quorum is present if the holders of a majority of the voting power of the issued and outstanding shares of Class A and Class B common stock entitled to vote are represented at the Annual Meeting by telephone or by proxy.  Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Voting Instructions
Your type of stock ownership determines the method by which you may vote your shares.  If your shares are registered directly in your name in the stock register and stock transfer books of the Company or with our transfer agent (Computershare Investor Services), you are a “registered holder” and considered the stockholder of record with respect to those shares.  If you hold your shares through a broker, rather than holding shares registered directly in your name, you are considered a “beneficial owner” of shares held in street name.  Beneficial owners have the right to instruct their broker how to vote the shares held in their account.

If you are a registered holder of record of our Class A common stock, you may vote your shares either (i) over the telephone by calling a toll-free number set forth in your proxy card for voting prior to the Annual Meeting, (ii) by using the Internet and visiting the designated website, (iii) by mailing your proxy card, or (iv) by telephone at the Annual Meeting by notifying the Inspector of Elections prior to the occurrence of any votes.  Registered holders of our Class B stock may vote either by (i) mailing your proxy card or (ii) attending the Annual Meeting by telephone and notifying the Inspector of Elections prior to the occurrence of any votes.  For 2020, we have arranged for telephone and Internet-voting procedures to be used.  These procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly.  If you choose to vote by telephone or by using the Internet by accessing the designated website, please refer to the specific instructions on the proxy card.  The deadline for voting by telephone prior to the Annual Meeting or the Internet is 1:00 a.m. Eastern Daylight Time on Wednesday, July 1, 2020.  If you wish to vote using the proxy card, please complete, sign, and date your proxy card and return it to us before the Annual Meeting.

Beneficial owners who hold their shares in street name will need to obtain a voting instruction form from the broker or institution that holds their stock and must follow the voting instructions given by that broker or institution.  A beneficial owner of shares may not vote by telephone at the Annual Meeting unless they obtain from their broker or institution a legal proxy that gives them the right to vote the shares.

Right to Attend Annual Meeting; Revocation of Proxy

Returning a proxy card now will not interfere with your right to attend the Annual Meeting by telephone or to vote your shares by telephone at the Annual Meeting, if you wish to do so.  Stockholders who execute and return proxies may revoke them at any time before they are exercised during the call to vote by either (i) giving written notice of their revocation to our Secretary at our principal executive office address, (ii) executing a subsequent proxy and delivering it to our Secretary, or (iii) attending the Annual Meeting by telephone and voting at the Annual Meeting by telephone.  Attendance by telephone at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal, and we will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our outstanding Class A common stock.  Proxies will be solicited by mail, and may be solicited personally by directors, officers, and our regular employees, who will not receive any additional compensation for any such services.

Annual Report

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Report of Independent Registered Public Accounting Firm, and other information included in our 2019 Annual Report that was mailed on or about June 8, 2020, together with this Notice of Meeting and Proxy Statement, to all stockholders of record as of the Record Date. A copy of our 2019 Annual Report is publicly available free of charge at www.edocumentview.com/CVTI.  Except to the extent it is incorporated by specific reference, our 2019 Annual Report is not incorporated into this Proxy Statement and is not considered to be a part of the proxy-soliciting materials.

Important Information to Read with This Proxy Statement

Set forth below are the proposals to be considered by stockholders at the Annual Meeting, as well as important information concerning, among other things, our management and our Board; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of certain beneficial owners and management; the services provided to us by and fees of our former independent registered public accounting firm; and instructions for stockholders who want to make proposals at our 2021 Annual Meeting of Stockholders.  EACH STOCKHOLDER SHOULD READ THIS INFORMATION BEFORE VOTING.

PROPOSAL 1 - ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect seven directors to serve as the Board until our next Annual Meeting of Stockholders or until their successors are duly elected and qualified.  Upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), our Board has nominated for election as directors the following seven individuals:  David R. Parker, Robert E. Bosworth, D. Michael Kramer, Bradley A. Moline, Rachel Parker-Hatchett, Herbert J. Schmidt, and W. Miller Welborn. With the exceptions of Mr. Kramer and Ms. Parker-Hatchett, each nominee is presently serving as a director. William T. Alt decided not to stand for reelection. The individual qualifications, skills, and experience of the director nominees are discussed in their respective biographies below.

Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the election of all director nominees.  In the event any director nominee becomes unwilling or unable to serve as a director prior to the vote on Proposal 1 at the Annual Meeting, the shares represented by your proxy will be voted for any substitute nominee designated by the Board, unless you expressly withhold authority to vote your shares for the unavailable nominee or substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

Nominees for Directorships
The table below provides information on the qualifications, skills, and experience of our nominees for directorships.

	Mr. Bosworth	Mr. Kramer	Mr. Moline	Mr. Parker	Ms. Parker-Hatchett	Mr. Schmidt	Mr. Welborn
Public Company Officer or Key Employee	✔	✔	✔	✔	✔	✔	✔
Financial Reporting	✔	✔	✔	✔		✔	✔
Industry	✔		✔	✔	✔	✔	✔
Environmental	✔		✔	✔		✔	✔
Risk Management	✔	✔	✔	✔		✔	✔

The lack of a “✔” for a particular item does not mean that the director does not possess that qualification, skill or experience. We look to each director to be knowledgeable in these areas; however, the “✔” indicates that the item is a specific qualification, skill or experience that the director brings to the Board.

Information concerning the names, ages, positions with us, tenure as a Company director, and business experience of the nominees standing for election as directors at the Annual Meeting, as well as the specific attributes qualifying each nominee for a directorship, is set forth below.  Family relationships between any directors and executive officers, if any, are noted in the relevant biographies.  All references to experience with us include positions with our operating subsidiaries and none of the other corporations or organizations referenced in the biographies is a parent, subsidiary, or affiliate of the Company unless otherwise noted.  There are no arrangements or understandings between any of the director nominees and any other person pursuant to which any of the director nominees was selected as a nominee.  Each of the director nominees has also consented to being named as such in this Proxy Statement and has indicated his/her intention to serve as a director, if elected.

David R. Parker, 62, has served as our Chairman of the Board and Chief Executive Officer (“CEO”) since 1994. From our founding in 1985 to February 2016 Mr. Parker served as our President.  Mr. Parker is a past director of the Truckload Carriers Association and currently serves on the board of directors of the American Trucking Associations.  From 2012 to October 2017, Mr. Parker served as a member of the Trade and Transportation Advisory Council of the Federal Reserve Bank of Atlanta.  Mr. Parker has also served as a director or in similar capacities of several religious and civic organizations and serves as general partner of the Parker Family Limited Partnership.  The Board believes Mr. Parker’s dedication, trucking experience, general business knowledge, significant leadership ability, and in-depth knowledge of the Company, qualify him for his continued service as CEO, and Chairman of our Board.  Additionally, the Board believes Mr. Parker’s knowledge of the industry continues to be a competitive strength for the Company. Mr. Parker is the father of Ms. Parker-Hatchett.

Robert E. Bosworth, 72, has served as a director since 1998 and currently serves as Chair of our Audit Committee, a member of our Compensation Committee, and our Lead Independent Director.  Mr. Bosworth served as a director of Chattem, Inc., a consumer products company from 1986 to 2010 and served on its audit committee from 1998 to 2005 and on its compensation committee from 2002 to 2005.  From September 2005 until his retirement in July 2012, Mr. Bosworth served as the President and Chief Operating Officer (“COO”) of Chattem, Inc.  Mr. Bosworth has also held directorships with several for-profit and non-profit organizations, as well as served as Vice President of Hamico, Inc.  Mr. Bosworth holds an M.B.A. in finance.  The Board believes Mr. Bosworth’s services on the Chattem, Inc. board and on the boards of several other organizations have provided him with significant insight into board processes, functions, exercise of diligence, and oversight of management, and this knowledge benefits the Board.  The Board also believes Mr. Bosworth’s financial background, including his experience handling all financial functions of Chattem, Inc. and his familiarity and experience with applicable laws and regulations governing the preparation of financial statements filed with the SEC from when Chattem, Inc. was publicly traded, adds value to the Company’s Audit Committee and Board.  The Board believes Mr. Bosworth’s extensive executive, director, business, and financial reporting experience make him highly qualified to serve as our Lead Independent Director and as Chair of the Audit Committee.

D. Michael Kramer, 61, has served as the Executive Chairman of Southeastern Trust Company since 2018.  Additionally, since 2019, Mr. Kramer has served as Chief Executive Officer of Peak Financial, LLC; a Fintech start-up company.  Mr. Kramer served as the Vice Chairman of Midsouth Bancorp, Inc. from May 2018 until Midsouth’s merger with Hancock Whitney Corporation (NASDAQ: HWC) in September 2019.  Mr. Kramer served as President and Chief Operating Officer of Atlantic Capital Bancshares, Inc. (NYSE: ACBI) from November 2015 to December 2017, and was also a member of the Board of Directors of Atlantic Capital from November 2015 to October 2017.  Prior to that, he served as Chief Executive Officer and President of First Security Group, Inc. (NASDAQ: FSGI) and its primary banking subsidiary, FSGBank, N.A. from 2011 through 2015, as Managing Director of Ridley Capital Group from 2010 to 2011, as Director, Chief Executive Officer and President of Ohio Legacy Corporation (NASDAQ: OLCB) from 2005 to 2010, and as Chief Operating Officer and Chief Technology Officer of Integra Bank Corporation from 1999 to 2004.  Mr. Kramer serves as a member of the Board of Directors of the Chattanooga Area Chamber of Commerce Foundation, the Covenant College Foundation, and the University of Chattanooga Foundation.  The Board believes that Mr. Kramer’s extensive experience in leadership in the banking industry would add significant value to the Board.

Bradley A. Moline, 53, has served as a director since 2003 and currently serves as a member of our Audit Committee and Nominating Committee.  Mr. Moline has been President and CEO of ALLO Communications, LLC, a telecommunications company and majority owned subsidiary of Nelnet, Inc. (NYSE:NNI), since October 2002.  He also serves on the board of directors of ALLO Communications, LLC.  In 2018, Mr. Moline joined the board of National Cable Television Cooperative, Inc., a Kansas nonprofit corporation and the University of Nebraska Foundation investment committee. Mr. Moline also has been the owner, President, and CEO of Imperial Super Foods and NECO Grocery, with grocery operations in Nebraska and Colorado, since 2002.  From 1994 to 1997, Mr. Moline was our Treasurer and chief financial officer (“CFO”).  Mr. Moline also served as CFO of Birch Telecom Inc., a telecommunications company, when the company’s debt securities were publicly traded and previously worked for Ernst & Young, where he was formerly licensed as a CPA.  Mr. Moline holds a degree in Business Administration with an emphasis in accounting.  In his roles with the Company, Birch Telecom, and Ernst & Young, Mr. Moline gained experience overseeing financial matters and reviewing documents filed with the SEC.  The Board believes Mr. Moline's extensive financial and executive experience add significant value to our Audit Committee and make Mr. Moline a valued member of our Board.  The Board also believes Mr. Moline’s wide array of executive experiences, including from his service as the Company’s CFO, has prepared him well to respond to complex financial and operational challenges.  The Board further believes that Mr. Moline’s experience as an executive officer of a public company and a company with publicly traded debt allows him to bring unique and valuable perspective to governance issues as a member of our Nominating Committee.

Rachel Parker-Hatchett, 35, has held numerous positions within Covenant Transport since September 2006.  After graduating from the University of Tennessee at Chattanooga (UTC) with a B.S. in Business Management, she started with the Company as a Management Trainee working in multiple departments.  Ms. Parker-Hatchett began as a Marketing Intern before transferring to Operations in September 2007, where she ultimately spent the majority of her career.  Ms. Parker-Hatchett held the position of Customer Service Intern from September 2007 to January 2008, Fleet Manager Intern from January 2008 to June 2008, and Ops Intern from June 2008 to October 2008.  She then transferred to the Safety Department and held the position of Log Clerk from October 2008 to February 2010, when she was promoted to Operations Director for Covenant Solutions.  Again, in March 2015, Ms. Parker-Hatchett was promoted to Director of Solutions and was in charge of training and development, all personnel, overseeing change initiatives and Lead Measures, coordinating all daily meetings, and maintaining visibility to all new customers and their success within Solutions.  In February 2015, she participated in a year-long Executive Education Program conducted by UTC, where she met and coordinated with various leaders from the community once a month.  In 2017, she was named Women of Covenant Director.  Ms. Parker-Hatchett is also involved with many local non-profits and served on the board of a local non-profit, First Things First, from 2011 to 2013.  The Board believes that Ms. Parker-Hatchett’s extensive experience within the Company, our industry, and specific experience and expertise in our operations would add significant value to the Board. Ms. Parker-Hatchett is the daughter of Mr. Parker.

Herbert J. Schmidt, 64, has served as a director since 2013, prior to January 2017 served as a member of our Nominating Committee, and prior to July 2016 served as a member of our Compensation Committee. Additionally, Mr. Schmidt previously provided consulting services to the Company and SRT in particular. Mr. Schmidt previously served as the Executive Vice President of Con-way Inc. and President of Con-way Truckload, both freight transportation providers, from 2007 until his retirement in 2012.  Prior to the merger of Contract Freighters, Inc. (“CFI”), another freight transportation provider, with Con-way Inc. in 2007, Mr. Schmidt held positions at CFI as President and CEO from 2005 to 2007 and President from 2000 to 2005.  Prior to his becoming President and CEO in 2005, he was employed in a series of progressively more responsible positions at CFI where he gained extensive knowledge in risk management, as well as leading the sales and operations functions as Senior Vice President of Operations.  Mr. Schmidt also served as a member of the Board of Directors of formerly publicly traded Empire District Electric Company 2010 through January 2017, including membership on the Compensation, Executive, and Strategic Projects Committees, and as a member of the Board of Directors of Daylight Transport, LLC, a privately held less-than-truckload carrier, since September 2013, including membership on the Compensation and M&A Committees.  The Board believes Mr. Schmidt’s extensive industry, operations, sales, risk management, and leadership experience adds significant value to the Board.

W. Miller Welborn, 61, has served as a director since 2017 and currently as Chair of our Compensation Committee and as a member of our Audit Committee. Mr. Welborn has been Chairman of SmartFinancial, Inc. (NASDAQ: SMBK), a publicly traded holding company of SmartBank with over $2.7 billion in assets since 2015. From 2009 to 2015 Mr. Welborn served as Chairman of Cornerstone Bancshares, Inc., which was the publicly traded parent company of Cornerstone Community Bank prior to the bank’s merger with SmartBank in 2015, where he served on the Asset-Liability (ALCO), Loan, Governance, Nominating, Audit, and Compensation Committees. Mr. Welborn has also served as President of Welborn & Associates, Inc., a consulting firm specializing in transportation logistics, since 2000.  He previously served as managing partner of Transport Capital Partners, LLC, another transportation advisory and consulting firm that he cofounded, from 2001 to 2014.  Prior to cofounding Transport Capital Partners, LLC, Mr. Welborn served in several executive and ownership capacities of various trucking companies, including as President, CEO, and a director of Boyd Bros Transportation, President and Chairman of Welborn Transport, Inc., a company he cofounded, and President of Cummings Trucking Co., Inc.  From 2010 to 2015 Mr. Welborn served as a partner of Lamp Post Group, Inc., a venture capital company with a portfolio of investments ranging from start-up level to over $600 million in annual revenue.  Mr. Welborn currently serves on multiple non-profit boards. The Board believes that Mr. Welborn’s over three decades of business experience, including experience in transportation consulting, executive roles at trucking companies, and serving on the boards of publicly traded companies, provides us with invaluable perspective and experience. The Board also believes Mr. Welborn’s knowledge of executive compensation practices, including his prior service on the compensation committee of Cornerstone Bancshares, Inc., qualifies him to serve as Chair of our Compensation Committee.

CORPORATE GOVERNANCE

The Board of Directors and Its Committees

The following summarizes our key governance features:

What We Do
✔	Lead Independent Director appointed
✔	Proxy access
✔	Corporate governance guidelines
✔	All committees comprised solely of independent directors
✔	Two-thirds of the Board comprised of independent directors
✔	Limitation on number of outside public boards
✔	Three members of our Audit Committee qualify as audit committee financial experts
✔	Regular sessions of independent directors
✔	Stock ownership guidelines for non-employee directors of five times annual cash retainer
✔	Stock ownership guidelines for senior executive officers, with CEO at six times annual base salary
✔	Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception
✔	Majority vote policy for uncontested elections
✔	Annual Board and committee written self-assessment
✔	Annual Lead Independent Director written assessment
✔	Annual CEO written assessment
✔	Annual enterprise risk assessment
✔	Director orientation

Board of Directors

Meetings.  Our Board held nine meetings during the year ended December 31, 2019.  Each current member of the Board attended at least 75% of the aggregate of all meetings of the Board and of all committees on which he served.  We encourage the members of our Board to attend our Annual Meeting of Stockholders, although we do not have a formal policy regarding director attendance at such meetings.  All of our then-current directors attended the 2019 Annual Meeting of Stockholders.

Director Independence.  Our Class A common stock is listed on The NASDAQ Global Select MarketTM.  Therefore, we are subject to the listing standards embodied in applicable NASDAQ Stock Market (“NASDAQ”) listing standards and the rules and regulations of the SEC, including those relating to corporate governance.  The Board has determined that the following directors and director nominees are “independent” under NASDAQ Rule 5605(a)(2):  Messrs. Bosworth, Alt (not standing for reelection), Kramer, Moline, Schmidt (effective April 1, 2020) and Welborn.  The Board has also determined that with respect to each of our three Board committees, each member and committee composition satisfies the applicable committee independence and membership requirements of NASDAQ and the SEC.  Considering the consulting payments paid to Mr. Schmidt during 2018 and 2019, Mr. Schmidt became “independent” under NASDAQ Rule 5605(a)(2) on April 1, 2020. In accordance with NASDAQ Rule 5605(b)(2), in 2019, our independent directors held two special meetings of independent directors, without the presence of management. Additionally, in 2019, our outside directors held seven special meetings of outside directors, without the presence of management.

Our Nominating Committee reviewed (i) the SEC regulatory and NASDAQ listing standards for assessing the independence of our directors and director nominees, (ii) the criteria for determining each such individual’s independence specifically for purposes of serving on the Audit Committee, Compensation Committee, and Nominating Committee, and as an “audit committee financial expert,” and (iii) each such individual’s professional experience, education, skills, ability to enhance differences of viewpoint and other qualities among our Board membership.  After concluding its review, the Nominating Committee submitted its independence recommendations to our Board.  Our Board then made its independence determinations based on the committee’s recommendations.

Board Oversight of Risk Management.  The Board has overall responsibility for risk oversight, which involves evaluating any material risks concerning us, as well as management’s decisions and efforts to identify, manage, and monitor such risks.  This oversight also includes understanding and determining what constitutes an appropriate level and tolerance of risk for the Company.  The Board addresses this responsibility as part of its periodic Board meetings.  The Board has delegated oversight responsibility to each of the Board committees according to its respective area of responsibility and assigned the assessment of the Board’s review of enterprise risk to the Nominating Committee, financial risk to the Audit Committee, and compensation-related risk to the Compensation Committee.  In its risk oversight role, our Board considers and confers with management about risk administration.  Typically, management identifies, measures, and analyzes risks inherent to our business, operations, and industry.  Management then reports to the appropriate Board committee, which then evaluates management’s risk assessment and reports to the Board.  Additionally, the Board conducts an annual risk assessment. The Board’s role in risk oversight has not affected the Board’s leadership structure.

Board Leadership Structure; Lead Independent Director.  The Board is responsible for overseeing our overall corporate governance and the competent and ethical management and operation of our business. The Board elects our Lead Independent Director each year. Mr. Bosworth has served as our Lead Independent Director since 2018 and provides an effective balance for the management of the Company and our stockholders’ best interests. Mr. Parker currently serves as our Chairman of the Board and CEO.  The Board elects our Chairman of the Board and CEO annually.  Mr. Parker has served as our Chairman of the Board and CEO since 1994.

Our independent directors and outside directors regularly meet without the presence of management.  These executive sessions are typically conducted before or after any Board or Board committee meeting at which a majority of the independent directors or outside directors are present or by holding special meetings of the independent directors or outside directors. We believe that the appointment of a Lead Independent Director in starting in 2018 has contributed to the efficiency and functionality of the full Board. The Lead Independent director presides over executive sessions and acts as a liaison between the between our independent directors and the Board.

The Board believes our leadership structure with Mr. Parker serving as Chairman of the Board and CEO and Mr. Bosworth as Lead Independent Director is appropriate and suitable for proper and efficient Board functioning and communication.  We believe the combination of Mr. Parker’s leadership positions is effective for us given Mr. Parker’s in-depth knowledge of and experience in our business and industry. Further, his large beneficial stockholdings and long-standing service in senior leadership positions demonstrate to our stockholders Mr. Parker’s commitment to our growth and success.  As the CEO, Mr. Parker is also intimately involved in the Company’s routine operations and is in a position to elevate critical business issues to the Board and senior management because he reports to the Board as the CEO with the other executive officers and participates in the meetings as a director.  The Board has determined the Chairman of the Board and CEO combination, together with a successful governance structure that includes the exercise of key oversight responsibilities by independent directors, provides an effective balance for the management of the Company and our stockholders’ best interests. Additionally, our Lead Independent Director provides for an effective balance for the management of the Company and our stockholders’ best interests. Our Board has the flexibility to modify our leadership structure in the future, as the Board deems appropriate or necessary.

Proxy Access. Eligible stockholders who have continuously owned at least 3% of the issued and outstanding Class A common stock for at least three years and who otherwise meet the requirements set forth in our Fourth Amended and Restated Bylaws may have their director nominees included in our proxy materials. Eligible stockholders may aggregate up to 20 stockholders to reach the 3% ownership threshold. The number of director nominees nominated by an eligible stockholder or a group of eligible stockholders may not be more than 20% of the total number of directors of the Company, but not less than two. Notice of nominations must be received no earlier than 150 days and no later than 120 days prior to the anniversary of the date the Company mailed its proxy for the immediately preceding annual meeting of stockholders.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which, along with our articles of incorporation, bylaws, and the charters of the Board’s Committees, form the framework of governance of the Company. Our Corporate Governance Guidelines are available on our website, www.covenanttransport.com, under the “Governance” tab of the “Investors” menu.

Overboarding Policy. The Board approved an overboarding policy that prohibits Mr. Parker, as CEO and Chairman of the Board, from serving on more than three public company boards in total (including service on the Company’s Board), and prohibits the other board members from serving on more than five public company boards in total (including service on the Company’s Board.) This is to ensure that our directors devote adequate time for preparation and attendance at Board and Committee meetings, including the Annual Meeting of Stockholders. None of our directors serve on more than one public company board (excluding the Company).

Majority Vote Policy. Our Board’s majority vote standard requires that, for directors to be elected (or reelected) to serve on the Company’s Board, they must receive support from holders of a majority of shares voted. A director who is subject to an uncontested election at any stockholder meeting shall promptly tender his or her resignation for consideration by the Nominating Committee, if such director receives a greater number of votes “withheld” from or voted “against” his or her election than are voted “for” such election, excluding abstentions.  The Nominating Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the support from the holders of a majority of shares voted in the election of directors. In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons why stockholders voted against the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, whether by accepting such resignation the Company will no longer be in compliance with any applicable laws, rules, regulations, or governing documents, and whether or not accepting the resignation is in the best interests of the Company and its stockholders. The Board will act on the Nominating Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the stockholder vote, but in any case, no later than 120 days following the certification of the stockholder vote. In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the Nominating Committee and such additional information and factors the Board believes to be relevant. The Company will promptly publicly disclose the Board’s decision and process in a periodic or current report filed with or furnished to the Securities and Exchange Commission. Any director who tenders his resignation pursuant to the majority vote policy will not participate in the Nominating Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such director shall remain active and engaged in all other committee and Board activities, deliberations, and decisions during the Nominating Committee and Board process.

Anti-Hedging and Pledging Policy. Our anti-hedging and pledging policy prohibits our CEO, Co-Presidents, and CFO, as well as our directors, from (i) hedging their ownership positions in Class A or Class B common stock (including, but not limited to, short-selling, options, puts and calls, as well as derivatives such as swaps, forwards, and futures), (ii) pledging owned Class A or Class B common stock as collateral for loans, and (iii) purchasing our Class A common stock on margin. Hedging activities include hedging our Class A and Class B common stock.  There is no hardship exception to our anti-hedging and pledging policy.

Stock Ownership Guidelines. Our stock ownership guidelines require our CEO, Co-Presidents, CFO, and non-employee directors to build or maintain certain stock ownership over time through equity grants. The stock ownership guidelines for our CEO are six times annual base salary. The stock ownership guidelines for our Co-Presidents, and our CFO are one times annual base salary. The stock ownership guidelines for our non-employee directors are five times annual cash retainer.

Stockholder Communications with the Board of Directors. Our Board has adopted procedures by which our stockholders may communicate with our Board regarding matters of substantial importance to us.  Information concerning the manner in which stockholders can communicate with the Board is set forth in our Stockholder Communications Procedures available on our website, www.covenanttransport.com, under the “Governance” tab of the “Investors” menu. Our Stockholder Communications Procedures, which was adopted by the Board, describes the process for sending communications and determining which communications will be relayed to directors.  Please note that we reserve the right not to forward any abusive, threatening or otherwise inappropriate materials.

Committees of the Board of Directors

The Audit Committee

Functions, Composition, and Meetings of the Audit Committee.  Our Board has established a separately designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our accounting and financial reporting policies and processes in accordance with applicable SEC rules and NASDAQ listing standards. The primary responsibilities of the Audit Committee are set forth in the Audit Committee Report, which appears below, and are further described in the Audit Committee charter. During 2019, our Audit Committee was comprised of Messrs. Bosworth, Moline, and Welborn. Mr. Bosworth serves as Chair of the Audit Committee.  The Audit Committee met eleven times during 2019.

Audit Committee Independence. Each member of the Audit Committee satisfies the independence and Audit Committee membership criteria set forth in NASDAQ Rule 5605(c)(2)(A).  Specifically, each member of the Audit Committee:

●	is independent under NASDAQ Rule 5605(a)(2);
●	meets the criteria for independence set forth in Rule 10A‑3(b)(1) under the Exchange Act;
●	did not participate in the preparation of our financial statements or the financial statements of any of our current subsidiaries at any time during the past three years; and
●	is able to read and understand fundamental financial statements, including our balance sheet, statement of operations, and statement of cash flows.

Audit Committee Charter.  Our Audit Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Audit Committee reviews and reassesses the adequacy of its formal written charter on an annual basis and recommends changes to the Board when appropriate.  The charter is publicly available free of charge on our website, www.covenanttransport.com, under the “Governance” tab of the “Investors” menu.

Audit Committee Financial Experts.  The Board has determined that the three members of the Audit Committee, Messrs. Bosworth, Moline, and Welborn, qualify as “audit committee financial experts” under Item 407(d)(5)(ii) of SEC Regulation S-K.  In the judgment of the Board, each such individual (i) meets the Audit Committee member independence criteria under applicable SEC rules; (ii) is independent, as independence for Audit Committee members is defined under applicable NASDAQ listing standards; and (iii) has sufficient knowledge, experience and sophistication in financial and auditing matters under relevant SEC and NASDAQ rules.  The satisfaction of these factors results in each such individual’s financial sophistication under NASDAQ Rule 5605(c)(2)(A) and qualifies each such individual as an “audit committee financial expert,” under Item 407(d)(5)(ii) of SEC Regulation S-K.  The Board has designated Mr. Bosworth as our Audit Committee financial expert.

Report of the Audit Committee.  In performing its duties, the Audit Committee, as required by applicable rules of the SEC, issues a report recommending to the Board that our audited financial statements be included in our Annual Report on Form 10-K and determines certain other matters, including the independence of our independent registered public accounting firm.  The Report of the Audit Committee for 2019 is set forth below.

The Audit Committee Report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Audit Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Audit Committee

The primary purpose of the Audit Committee of the Board of Covenant Transportation Group, Inc. (the “Company”) is to assist the Board in fulfilling its oversight responsibilities relating to the quality and integrity of the Company’s financial reports, financial reporting processes, and systems of internal control over financial reporting.  The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. Rather, the Company’s management has primary responsibility for the preparation, consistency, integrity, and fair presentation of the Company’s financial statements and the overall reporting process, including maintenance of the Company’s system of internal controls. The Audit Committee is responsible for the appointment, evaluation, compensation, retention, and oversight of the work of the Company’s independent registered accounting firm. KPMG LLP (“KPMG”) was the Company’s independent registered accounting firm for the year ended December 31, 2019.  KPMG was responsible for conducting independent quarterly reviews and an independent annual audit of the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon.

For the year ended December 31, 2019, the Audit Committee has (i) reviewed and discussed the audited financial statements, management’s assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting with management and KPMG; (ii) discussed with KPMG the matters required to be discussed pursuant to Auditing Standard No. 1301 (Communications with Audit Committees) issued by the PCAOB; (iii) received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence; and (iv) discussed with KPMG its independence as the Company’s independent registered public accounting firm and auditor. The Audit Committee, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and KPMG. The Audit Committee met in periodic executive sessions with each of KPMG, management, and the internal audit department during 2019.

Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Audit Committee:
Robert E. Bosworth, Chair
Bradley A. Moline
W. Miller Welborn

The Compensation Committee

Functions, Composition, and Meetings of the Compensation Committee. As more fully outlined in the Compensation Committee charter, the primary functions of the Compensation Committee of our Board are to aid our Board in discharging its responsibilities relating to the compensation of our executive officers, including the CEO; evaluate and approve our compensation plans, policies, and programs for executive officers; produce an annual report on executive compensation; make recommendations to the Board on matters of Chairman of the Board, CEO, and Co-President succession; and perform such other duties as may be assigned to it by our Board or imposed by applicable laws or regulations.  In furtherance of its duties, the Compensation Committee reviews and approves the elements of the compensation of our executive officers and our overall executive compensation strategy to ensure such components align with our business objectives, responsible corporate practices, and our stockholders’ interests.  The Compensation Committee also makes recommendations on other compensation matters to the full Board.  The Compensation Committee has the authority to carry out the foregoing responsibilities under its charter, and may delegate such authority to subcommittees of the Compensation Committee. Our Compensation Committee is comprised of Messrs. Welborn, Bosworth, and Alt. Mr. Welborn served as Chair of the Compensation Committee during 2019. The Compensation Committee met five times during 2019.

Compensation Committee Independence.  While serving on the Compensation Committee, each member satisfied the independence and Compensation Committee membership criteria set forth in NASDAQ Rule 5605(d)(2)(A) and applicable SEC regulations.  In determining the independence of our Compensation Committee members, the Board considered several relevant factors, including but not limited to each director’s source of compensation and affiliations. Specifically, while serving on the Compensation Committee, each member of the Compensation Committee:

●	was independent under NASDAQ Rule 5605(a)(2);
●	met the criteria for independence set forth in Rule 10C-1(b)(1) under the Exchange Act;
●	did not directly or indirectly accept any consulting, advisory or other compensatory fee from the Company; and
●
as determined by our Board, was not affiliated with the Company, any Company subsidiary, or any affiliate of a Company subsidiary, and did not have any other relationship, which would impair each respective member’s judgment as a member of the Compensation Committee.

Compensation Committee Charter.  Our Compensation Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Compensation Committee periodically reviews and reassesses the adequacy of its formal written charter on an annual basis and recommends changes to the Board when appropriate.  The charter is publicly available free of charge on our website, www.covenanttransport.com, under the “Governance” tab of the “Investors” menu.

Report of the Compensation Committee.  In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Compensation Committee for 2019 follows.

The Report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Compensation Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Compensation Committee

The Compensation Committee of the Board of Covenant Transportation Group, Inc. (the “Company”) has reviewed and discussed with management the Compensation Discussion and Analysis section (as required by Item 402(b) of Regulation S-K of the U.S. Securities and Exchange Commission) contained in this Proxy Statement for the Annual Meeting of Stockholders to be held on July 1, 2020. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Compensation Committee:
W. Miller Welborn, Chair
William T. Alt
Robert E. Bosworth

Compensation Committee Interlocks and Insider Participation

Messrs. Welborn, Alt, and Bosworth served on the Compensation Committee during 2019. Messrs. Welborn, Alt, and Bosworth were not officers or employees of the Company at any time during 2019 or as of the date of this Proxy Statement, nor was any such individual a former officer of the Company. In 2019, no member of our Compensation Committee had any relationship or transaction with the Company that would require disclosure as a “related person transaction” under Item 404 of SEC Regulation S-K in this Proxy Statement under the section entitled Certain Relationships and Related Transactions.

During 2019, none of our executive officers served as a member of the board of directors or Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee.  Additionally, during 2019, none of our executive officers served as a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

See Certain Relationships and Related Transactions for a description of certain transactions between us and our other directors, executive officers, or their affiliates, and Executive Compensation – Director Compensation for a description of compensation of the members of the Compensation Committee.

The Nominating and Corporate Governance Committee

Functions, Composition, and Meetings of the Nominating and Corporate Governance Committee.  Our Nominating Committee recommends to the Board potential director nominee candidates for election to the Board and makes recommendations to the Board concerning issues related to corporate governance, as further detailed in the Nominating Committee charter discussed below.  During 2019, Messrs. Alt and Moline served as the Nominating Committee, with Mr. Alt serving as Chair. All current members of the Nominating Committee are independent, as independence for Nominating Committee members is defined under applicable SEC regulations and NASDAQ listing standards.  The Nominating Committee met four times in 2019.  In selecting the slate of directors for 2020, the Nominating Committee considered the skillsets and qualifications of the current directors and how new director nominees could complement such skillsets and qualifications, particularly in the areas of technology, industry experience, and diversity. The Nominating Committee has recommended that the Board nominate Messrs. Parker, Bosworth, Kramer, Schmidt, Moline, and Welborn, and Ms. Parker-Hatchett, for election at the Annual Meeting, each of whom is currently serving as a director, except for Mr. Kramer and Ms. Parker-Hatchett.

Nominating and Corporate Governance Committee Charter. Our Nominating Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Nominating Committee periodically reviews its formal written charter, as well as those of our Board committees, to ensure each charter reflects a commitment to effective corporate governance and recommends changes to the Board when appropriate. A copy of the charter (which includes Exhibit A (Criteria for Board of Directors) to such charter, as mentioned below) is available free of charge on our website, www.covenanttransport.com, under the “Governance” tab of the “Investors” menu.

Process for Identifying and Evaluating Director Nominees. Director nominees are chosen by the entire Board, after considering the recommendations of the Nominating Committee.  The members of the Nominating Committee review the qualifications of various persons to determine whether they are qualified director nominee candidates for membership on the Board.  The Nominating Committee will review all such candidate recommendations, including those properly submitted by stockholders, in accordance with the requirements of its charter, SEC regulations, and NASDAQ listing standards.  Upon identifying and selecting qualified director nominee candidates, the Nominating Committee then submits its director nominee selections to our Board for consideration. We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Desirable Traits for Director Nominees. With regard to specific qualities and skills of potential director nominees, the Nominating Committee believes it is necessary that: (i) at least a majority of the members of the Board qualify as “independent” under NASDAQ Rule 5605(a)(2); (ii) at least three members of the Board satisfy the Audit Committee membership criteria specified in NASDAQ Rule 5605(c)(2)(A); (iii) at least one member of the Board eligible to serve on the Audit Committee has sufficient knowledge, experience, and training concerning accounting and financial matters so as to be financially sophisticated under NASDAQ Rule 5605(c)(2)(A) and qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of SEC Regulation S-K; and (iv) at least two members of the Board satisfy the Compensation Committee membership criteria specified in NASDAQ Rule 5605(d)(2)(A).  In addition to these specific requirements, the Nominating Committee takes into account all factors it considers appropriate, which may include, but are not limited to, an individual’s experience, accomplishments, education, understanding of our business and the industry in which we operate, specific skills, general business acumen, and personal and professional integrity.  Exhibit A (Criteria for Board of Directors) of the Nominating Committee charter also sets forth various factors and criteria used for selecting director nominees (such factors and criteria are not absolute prerequisites for any such nominee). Such criteria was considered when selecting Mr. Kramer and Ms. Parker Hatchett as director nominees. Generally, the Nominating Committee will first consider current Board members as potential director nominees because they meet the criteria listed above and possess knowledge of our history, strengths, weaknesses, goals, and objectives.

Annual Board Self-Assessment. The Nominating Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our stockholders, including an assessment of the Board’s compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance.  The Nominating Committee also is responsible for developing and implementing an annual self-evaluation process for the Board designed to assure that directors contribute to our corporate governance and to our performance.  These tasks are accomplished in part through our written annual Board evaluation questionnaire in which our outside directors assess and comment on various issues concerning the Board’s and each committee’s performance, oversight, resources, composition, culture, and committees. Questionnaire responses are anonymously compiled and summarized in a report distributed to the Board by outside counsel. The responses are analyzed by the Nominating Committee and discussed with the Board. Outside counsel monitors resulting action items, to ensure that identified issues are addressed by the Board or the appropriate committee of the Board. The Nominating Committee periodically reviews the self-assessment process. We believe the self-assessment process provides valuable constructive feedback that contributes to the Board’s overall effectiveness, functionality, and oversight.

Board Diversity. In recommending director nominee candidates for the Board, the Nominating Committee considers Board diversity along with the various other factors discussed above.  Our Nominating Committee does not have a formal policy with respect to diversity, but considers it desirable if potential nominees complement and contribute to the Board’s overall diversity and composition.  Pursuant to the Nominating Committee’s charter, such consideration includes each individual candidate’s ability to enhance differences of viewpoint, professional experience, education, skills, and other individual qualities among the members of the Board. Diversity is not limited solely to gender, race and ethnicity distinctions, and we interpret diversity to encompass an individual’s ability to positively contribute to the chemistry and collaborative nature of our Board, as well as such person’s personal and professional experiences, aptitude, and expertise relevant to our industry. The Nominating Committee periodically reviews and assesses the effectiveness of the Committee’s policies with respect to its consideration of diversity in identifying director nominees. The Nominating Committee considered the diversity Ms. Parker-Hatchett would add to the Board when selecting her as director nominee.

Stockholder Director Nominee Recommendations.  Outside of the proxy access provision of our Bylaws, described above, it is generally the policy of the Nominating Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious, timely received, and comply with SEC rules and regulations setting forth the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials, specifically Rule 14a-8 of the Exchange Act.  To be timely, recommendations must be received in writing by M. Paul Bunn at our principal executive office at least 120 days prior to the one-year anniversary of the mailing date of our proxy statement for the prior year’s Annual Meeting of Stockholders. For our 2021 Annual Meeting of Stockholders, all stockholder recommendations of proposed director nominees must be received in writing by Joey B. Hogan no later than the close of business on February 8, 2021. Such stockholder recommendations should be addressed and sent to M. Paul Bunn, Executive Vice President, Chief Financial Officer, and Secretary; Covenant Transportation Group, Inc.; 400 Birmingham Highway; Chattanooga, Tennessee 37419. In addition, any stockholder director nominee recommendation must include the following information:

●	the proposed director nominee’s name and qualifications and the reason for such recommendation;
●	the name and record address of the stockholder(s) proposing such nominee;
●	the number of shares of our Class A and/or Class B common stock that are beneficially owned by such stockholder(s) and the dates indicating how long such stock has been held by such stockholder(s);
●	a description of any financial or other relationship between the stockholder(s) and such director nominee or between the director nominee and us or any of our subsidiaries;
●	appropriate biographical and other information equivalent to that required of all other director nominee candidates; and
●	any other information such stockholder(s) must provide pursuant to and as required under Rule 14a-8 of the Exchange Act or any other applicable rules.

Our Executive Officers

Set forth below is certain information regarding our current executive officers (other than our CEO, Mr. Parker, for whom information is set forth above under Proposal 1 – Election of Directors), as well as other members of senior management. All executive officers are elected annually by the Board.  Family relationships between any directors and executive officers, if any, are noted in the relevant biographies.  All references to experience with us include positions with our operating subsidiaries and none of the other corporations or organizations referenced in the biographies is a parent, subsidiary, or affiliate of the Company unless otherwise noted.  There are no arrangements or understandings between any of the executive officers and any other person pursuant to which any of the executive officers was or is to be selected as an officer.  Each of the executive officers also has consented to being identified as such in this Proxy Statement and has indicated his intention to serve in his respective office, if elected by the Board.

Joey B. Hogan, 58, was appointed Co-President and Chief Administrative Officer in April 2020. Previously, Mr. Hogan served as our President and Chief Operating Officer from February 2016 to April 2020. From May 2007 to February 2016 Mr. Hogan served as our Senior Executive Vice President and COO, as well as President of CTI. Mr. Hogan was our CFO from 1997 to May 2007, our Executive Vice President from May 2003 to May 2007, and a Senior Vice President (“SVP”) from December 2001 to May 2003. From joining us in August 1997 through December 2001, Mr. Hogan served as our Treasurer. Mr. Hogan served as a director and on the Audit Committee of Chattem, Inc., a consumer products company, from April 2009 through March 2010, and currently serves as an officer of the Truckload Carriers Association.

John A. Tweed, 54, was appointed Co-President and Chief Operating Officer in April 2020. Mr. Tweed joined the Company in July 2018 following our acquisition of Landair Holdings Inc. (“Landair”) and previously was the EVP and COO of Landair. Prior to the Company’s acquisition of Landair (the “Landair Acquisition”), Mr. Tweed served as the CEO of Landair since 2000. Prior to becoming CEO of Landair, Mr. Tweed held various positions at Landair, including vice president of sales and special-projects manager. Mr. Tweed is an active committee and board member for several industry associations and community organizations.

M. Paul Bunn, 42, was appointed our Executive Vice President, Chief Financial Officer, and Secretary in April 2020. Mr. Bunn previously served as our Executive Vice President since April 2019, Chief Accounting Officer and Treasurer since January 2012, and SVP since 2017. Previously, Mr. Bunn served as our Corporate Controller from July 2009 to January 2012. Prior to that, Mr. Bunn served as an Audit Senior Manager for Ernst & Young, LLP, a global professional services provider.

Richard B. Cribbs, 48, was appointed Senior Vice President of Strategy & Investor Relations, Treasurer in April 2020. Previously, Mr. Cribbs served as our Executive Vice President and CFO since February 2016. From May 2008 to February 2016 Mr. Cribbs served as our SVP and CFO. Mr. Cribbs served as our Vice President and Chief Accounting Officer from May 2007 to May 2008 and Corporate Controller from May 2006 to May 2007. Prior to joining the Company, Mr. Cribbs was the Corporate Controller, Assistant Secretary, and Assistant Treasurer for Tandus, Inc., a commercial flooring company, from May 2005 to May 2006. Mr. Cribbs also previously served as CFO of Modern Industries, Inc., a tier two automotive supply company, from December 1999 to May 2005.

Samuel “Sam” F. Hough, 54, has been the Executive Vice President- Highway Services since April 2020. Previously Mr. Hough served as Executive Vice President and COO of Covenant Transport, Inc. (“CTI”) since joining us in February 2013. Prior to joining the Company, Mr. Hough served as Vice President of Sales from 2010 – 2013, Vice President of Regional Operations from 2009 - 2010, and Vice President of Revenue Management from 2006 - 2009 for Conway Truckload, Inc., a freight transportation provider operating in the United States, Canada, and Mexico.

James “Tripp” S. Grant, 41, joined the Company as the Corporate Controller in July 2019.  Mr. Grant has served as the Company’s principal accounting officer since August 2019. Previously, Mr. Grant worked at Chattem, Inc., from August 2007 to June 2019, during which time he served in the following roles: Director, Corporate Projects, Corporate Controller and Assistant Controller.  Prior to Chattem, Mr. Grant served as a Senior Internal Auditor at Electric Power Board of Chattanooga, an electric power distribution and telecommunications company from January 2006 to August 2007, and a Senior Accountant at Neal, Scouten & McConnell, P.C. from August 2002 to January 2006.

James C. Heartfield, 55, has served as our General Counsel since April 2009, and as our Chief Human Resources Officer from 2012 to 2019. Prior to joining the Company, Mr. Heartfield was an attorney with the law firm of Chambliss, Bahner & Stophel, P.C., from 1989 to 1997, and the law firm of Heartfield & Duggins, P.C., from 1997 to 2009.

T. Ryan Rogers, 43, has been Chief Transformation Officer since January 2018 and an Executive Vice President since April 2019.  Prior to joining CTI, Mr. Rogers worked as a Supply Chain & Transportation Executive at Amazon.com, Inc. (NASDAQ: AMZN), an e-commerce company, in 2017 and as Chief Operating Officer of U.S. Xpress Logistics, a division of U.S. Xpress Enterprises, Inc., a freight transportation provider from 2012 to 2015.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics that applies to all directors, officers, and employees, whether with us or one of our subsidiaries.  The Code of Conduct and Ethics includes provisions applicable to our CEO, CFO, CAO, controller, or persons performing similar functions and that collectively constitute a “code of ethics” within the meaning of Item 406(b) of SEC Regulation S‑K.  A copy of the Code of Conduct and Ethics is publicly available free of charge on our website, www.covenanttransport.com, under the “Governance” tab of the “Investors” menu.

Pursuant to SEC regulations and NASDAQ listing standards, we will disclose amendments to or waivers of our Code of Conduct and Ethics in a press release, on our website, www.covenanttransport.com, or in a Current Report on Form 8-K filed with the SEC, whichever disclosure method is appropriate. To date, we have not granted any waivers from our Code of Conduct and Ethics to the CEO, CFO, CAO, Controller, or any person performing similar functions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Proxy Statement section identifies our Named Executive Officers (as designated below) and explains how our executive compensation programs, policies and decisions are formulated, applied, and operate with respect to the Named Executive Officers.  In the Compensation Discussion and Analysis, we also discuss and analyze our executive compensation program, including each component of compensation awarded under the program, and the corresponding compensation amounts for each Named Executive Officer.

This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table (including the related tabular and narrative discussions) and the Committees of the Board of Directors – The Compensation Committee section contained in this Proxy Statement.  As noted in that section, our Compensation Committee, which for 2019 was comprised only of directors who satisfy applicable SEC and NASDAQ independence requirements, oversees and administers our executive compensation policies and practices.

Key Features of Executive Compensation Program

The Company adheres to the following practices and policies with respect to our executive compensation programs:

✔	Conservative pay policy with total Named Executive Officer and director compensation positioned below the median
✔	Annual say-on-pay votes
✔	Stock ownership guidelines for senior executive officers, with CEO at six times annual base salary
✔	Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception
✔	Independent compensation consultant retained by the Compensation Committee to advise on executive compensation matters
✔	No tax gross-ups
✔	No excessive perquisites for executives
✔	Direct link between pay and performance that aligns business strategies with stockholder value creation
✔	No re-pricing or back-dating of stock options or similar awards
✔
No equity vesting periods of less than twelve months on awards granted after the adoption of the First Amendment to the Incentive Plan in May 2019 (as clarified by the Second Amendment to the Incentive Plan and subject to the limited exception described in Proposal 5)

✔	No payment of dividends on unvested equity awards granted after the adoption of the First Amendment to the Incentive Plan in May 2019
✔	No voting on unvested equity awards granted after the adoption of the First Amendment to the Incentive Plan in May 2019
✔
Double trigger change in control for equity awards beginning for awards granted in 2020 and for severance benefits, and the Second Amendment to the Incentive Plan would add a double trigger change in control requirement

✔	The Second Amendment to the Incentive Plan would eliminate the Compensation Committee’s discretion to accelerate vesting, except in cases involving death or disability.
✔	Clawback policy

Named Executive Officers

The following discussion summarizes the compensation elements we used to attract, motivate, and retain our CEO, CFO, and three other most highly compensated executive officers for the year ended December 31, 2019 (collectively, the “Named Executive Officers”).  Our five Named Executive Officers are as follows:

Name	Position
David R. Parker	Chairman of the Board and CEO
Joey B. Hogan	Co-President and CAO(1)
John A. Tweed	Co-President and COO(1)
Richard B. Cribbs	SVP of Strategy & Investor Relations, Treasurer(1)
Samuel F. Hough	EVP- Highway Services(1)

(1)
During 2019 and through April 28, 2020, Mr. Hogan served as our President and COO, Mr. Tweed served as the EVP and COO of Landair, Mr. Cribbs served our EVP and CFO, and Mr. Hough served as our EVP and COO of CTI.

Second Amendment to the Incentive Plan

In furtherance of our strategic plan, the Board has recently appointed certain of our executive officers to new senior executive positions. Along with these management changes, the Compensation Committee has developed a plan to grant significant performance-based equity awards to certain of our senior executive officers, including our Named Executive Officers, to further incentivize such senior executive officers to continue to execute our strategic plan and other initiatives and more closely align their interests with those of our stockholders. The Compensation Committee’s ability to grant such awards is dependent upon approval of the Second Amendment to the Incentive Plan by our stockholders. See “Proposal 5: Approval of the Second Amendment to the Incentive Plan” for additional details regarding the Second Amendment to the Incentive Plan.

Overview and Philosophy of Compensation

The Compensation Committee of our Board oversees all of our executive officer compensation arrangements.  The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluate the performance of our CEO in light of those goals and objectives, and (iii) determine and approve the compensation level of our CEO based upon that evaluation. The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances. In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executive officers’ interests with the interests of our stockholders.  The Compensation Committee also reviews and approves all forms of deferred compensation and incentive compensation, including annual cash bonuses, stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers.  The Compensation Committee takes into account the recommendations of our CEO and our Co-Presidents in reviewing and approving the overall compensation of the other executive officers (but not with respect to their own compensation).

The Compensation Committee has the authority under its charter to retain outside consultants as it deems appropriate.  In accordance with this authority, the Compensation Committee engaged Willis Towers Watson in 2019 and 2020 to provide independent and unbiased external advice and expertise regarding executive compensation and to provide a competitive market pay analysis for our Named Executive Officers.  The Compensation Committee used this advice and information as a guide in reviewing our executive compensation program in 2019 and 2020, including with respect to the setting of base salaries and grants of equity awards to our executive officers.

At the most senior level, including our Named Executive Officers, we seek to attract, motivate, and retain executive officers who are capable of evaluating, building, and managing multiple businesses, and who we believe will create long-term value for our stockholders. In this regard, we use a mix of compensation designed to provide overall compensation levels that (i) are sufficient to attract and retain talented executive officers and to motivate those executives to achieve superior results, (ii) align executives’ interests with our corporate strategies, our business objectives, and the performance of specific business units to the extent applicable, (iii) enhance executives’ incentives to increase our stock price and focus on the long-term interests of our stockholders, and (iv) are consistent with our goal of controlling costs. In many instances we build our compensation elements around long-term retention and development together with annual rewards based on financial performance.

Elements of Compensation

Our compensation program for senior executive officers has two major elements, fixed compensation and incentive compensation. The total compensation for senior executive officers, including the Named Executive Officers, consists of the following five components:

●	base salary;
●	annual incentive compensation, which may include performance-based annual cash and/or equity awards;
●	long-term equity incentive awards (in recent years, such equity awards have been in the form of restricted stock grants that were performance-based and/or time-based as to vesting);
●	other compensation, including specified perquisites; and
●	employee benefits, which are generally available to all of our employees.

Compensation Determination Process

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements. In making decisions regarding an executive officer’s total compensation, the Compensation Committee considers whether total compensation:

●	is fair and reasonable to us;
●	is internally appropriate based upon our culture, goals, initiatives, and the compensation of our other employees; and
●	is within a reasonable range of the compensation afforded by other opportunities.

The Compensation Committee also takes into consideration the following:

●	overall economic conditions;
●	changes in responsibility;
●	our recent and expected financial performances;
●
the Compensation Committee’s assessment of the executive officer’s leadership, integrity, individual performance, prospect for future performance, years of experience, skill set, level of commitment, contributions to our financial results and the creation of stockholder value; and

●	current and past compensation.

In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation.  Consistent with our need to control costs and our desire to recognize our executive officers’ performance where such recognition is warranted, the Compensation Committee has attempted to weight overall compensation toward incentive and equity based compensation. Accordingly, a substantial part of the compensation package for each executive officer is at risk and is only earned if our performance and the performance of the executive officer so warrants. Moreover, the entire amount of the equity-based incentive is subject to fluctuations in our stock price, in alignment with the exposure of our stockholders, so our executives experience both upside and downside exposure. The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value. The Compensation Committee also takes into account the tax and accounting consequences associated with each element of compensation.

In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Compensation Committee, the Compensation Committee’s general understanding of compensation levels of public companies, the historical compensation levels of the executive officers and, in certain years, information provided by compensation consultants. We generally do not rely on rigid formulas, other than performance measures under our annual bonus program, or short-term changes in business performance when setting compensation, nor do we have a formal policy regarding the percentage allocated between cash and non-cash compensation or current versus long-term compensation.  Rather, the Compensation Committee adjusts these factors as our needs and goals change.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract and retain highly qualified executive officers.  Base pay is a critical element of our compensation program because it provides our executive officers with stability. Compensation stability allows our executive officers to focus their attention and efforts on creating stockholder value and on our other business objectives.  In determining base salaries, we consider:

●	the executive officer’s current base salary;
●	recent economic conditions and our financial results; and
●
the executive officer’s qualifications and experience, including but not limited to, the executive’s length of service with us, the executive’s industry knowledge, and the quality and effectiveness of the executive’s leadership, integrity, scope of responsibilities, dedication to us and our stockholders, past performance, and current and future potential for providing value to our stockholders.

The base salaries of our executive officers will differ based upon these factors.  Market adjustments to executive officer base salaries may also be made when a significant change occurs to an executive officer’s position or responsibilities or if comparative market data indicates a significant deviation compared to market salary practices. The total base salaries earned by each of our Named Executive Officers in 2019 are disclosed in the Summary Compensation Table.

Incentive Compensation
Long-Term Incentives

The Covenant Transportation Group, Inc. Third Amended and Restated 2006 Omnibus Incentive Plan, as amended (the “Incentive Plan”), is a broad-based cash and equity incentive plan that was most recently approved by our stockholders at the 2013 Annual Meeting and amended at the 2019 Annual Meeting. The First Amendment to the Incentive Plan approved at the 2019 Annual Meeting, among other things, increased the number of shares available for grant under the Incentive Plan and implemented changes to comply with certain stockholder advisory group guidelines and best practices.  Long-term incentives under the Incentive Plan are typically granted as equity awards.  We use equity awards, among other things, to:

●	provide annual incentives to executive officers in a manner designed to reinforce our performance goals;
●	attract, motivate, and retain qualified executive officers by providing them with long-term incentives; and
●
align our executive officers’ and stockholders’ long-term interests by creating a strong, direct link between executive compensation and stockholder return (in this Proxy Statement, the terms “stockholder return” and “stockholder value” generally refer to the percentage increase in the value of our stockholders’ Company shares).

The Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by using equity-based awards (which often value a company’s long-term prospects), requiring holding periods for equity grants, and granting awards that have multiple-year vesting schedules. Awards with multiple-year vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance. Awards with multiple-year vesting schedules create incentive for executive officers to increase stockholder value over an extended period of time because the value received from such awards is based on the growth of the stock price.  Such awards also incentivize executive officers to remain with us over an extended period of time, which enables us to retain experienced executive talent. Thus, we believe our Incentive Plan is an effective way of aligning the interests of our executive officers with those of our stockholders.

Awards under our Incentive Plan may be paid in cash, shares of our Class A common stock, a combination of cash and shares of Class A common stock, or in any other permissible form, as the Compensation Committee determines.  All equity awards granted under the Incentive Plan are evidenced by an award notice that specifies the type of award granted, the number of shares of Class A common stock underlying the award, if applicable, and all terms governing the award.  Payment of awards may include such terms, conditions, restrictions, and limitations, if any, as the Compensation Committee deems appropriate, including, in the case of awards paid in shares of Class A common stock, restrictions on transfer of such shares and provisions regarding the forfeiture of such shares under certain circumstances. The Incentive Plan authorizes the grant of stock options, stock appreciation rights, stock awards, restricted stock unit awards, performance units, performance awards, any other form of award established by the Compensation Committee that is consistent with the Incentive Plan’s purpose, and any combination of the foregoing. Historically, recipients of restricted shares have been entitled to vote such restricted shares. However, recipients of restricted shares granted after May 2019 are not be able to vote such restricted shares unless and until such restricted shares vest.

In determining our long-term incentive compensation, our Compensation Committee evaluates which award vehicles achieve the best balance between providing appropriate long-term incentive compensation and creating long-term stockholder value. The Compensation Committee considers several factors when determining long-term incentive awards to be granted to our executive officers, including:

●	the recommendations of our CEO and Co-Presidents;
●	how the achievement of certain performance goals will help us improve our financial and operating performance and add long-term value to our stockholders;
●
the value of the award in relation to other elements of total compensation, including the number of options or restricted stock currently held by the executive officer, and the number of stock options or restricted stock granted to the executive officer in prior years;

●	the executive officer’s position, scope of responsibility, ability to affect our financial and operating performance, ability to create stockholder value, and historical and recent performance;
●	the expected impact of awards on executive officer retention;
●	the tax deductibility of certain awards; and
●	the impact of the awards on our earnings, cash flows, and diluted share count.

Please refer to the Summary Compensation Table and Grants of Plan-Based Awards Table for further details regarding long-term incentives awarded to our Named Executive Officers.

Performance-Based Annual Cash Bonuses

The Compensation Committee uses performance-based annual cash bonuses to provide motivation for the executives to produce positive results in the expected business environment for the year. The Compensation Committee selects performance measures that are consistent with the Company’s short-term objectives. As set forth in the Incentive Plan, our Compensation Committee may choose from a range of defined performance measures.  Recently, performance-based annual cash bonuses have included performance targets based on diluted earnings per share (“EPS”), adjusted to exclude the impact of certain extraordinary, one-time, non-recurring, or similar items (“adjusted EPS”).  Performance-based annual cash bonuses typically encourage and reward executive officers for performance during the fiscal year and on a short-term basis.  We believe our performance-based bonuses also contribute to our long-term success because such bonuses motivate and reward financial goals that are judged by the Compensation Committee to reflect desirable targets. The key terms of our performance-based bonuses for 2019 and 2020 are described in additional detail below.

When calculating the cash bonus earned by an executive officer under the Incentive Plan, the Compensation Committee may, in its sole judgment, exercise negative discretion to eliminate or reduce the size of a bonus if the Compensation Committee determines such action is appropriate, but may not increase a bonus above the executive’s maximum cash bonus actually earned based on achievement of the objective performance criteria. Further, the Compensation Committee is required to certify, prior to payment of a cash bonus under the Incentive Plan, that the respective performance targets underlying the cash bonus were achieved.

In February 2019, the Compensation Committee approved performance-based annual cash bonus opportunities for the Company’s senior management group (the “2019 Bonus Program”) under the Incentive Plan, including certain of our Named Executive Officers. Under the 2019 Bonus Program and consistent with the objectives of the Incentive Plan, certain employees, including our Named Executive Officers, were eligible to receive incremental bonuses upon satisfaction of 2019 adjusted EPS targets (the “2019 EPS Targets”) and, for Messrs. Tweed and Hough, the satisfaction of operating income and adjusted operating ratio targets for Landair (the “2019 Landair Targets”) and CTI (the “2019 CTI Targets”), respectively. For purposes of the 2019 Landair Targets and the 2019 CTI Targets, adjusted operating ratio was defined as operating expenses, net of fuel surcharge revenue and intangibles amortization, expressed as a percentage of revenue, net of fuel surcharge revenue. The 2019 Bonus Program is described in more detail under Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2019 Bonus Program.

Other Compensation

We provide our Named Executive Officers with certain other benefits, which include perquisites, that we believe are reasonable, competitive, and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each executive’s total compensation. In setting the amount of these benefits, the Compensation Committee considers each executive’s position and scope of responsibilities and all other elements comprising the executive’s compensation. The aggregate incremental cost of perquisites and other benefits provided to our Named Executive Officers is shown in the “All Other Compensation” column of the Summary Compensation Table and detailed in the All Other Compensation Table.

Employee Benefits
Our executive officers are eligible to participate in all of our employee benefit plans, such as our 401(k) plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees.  We believe our benefits are competitive compared to those offered by similar companies in our general transportation industry and other comparable publicly traded truckload carriers.

2019 Executive Compensation Highlights

The following graphs illustrate the allocation of the primary compensation elements for our CEO and for our other Named Executive Officers’ target compensation in 2019.  Performance-Based Equity and Cash reflects (i) the target cash bonus for 2019 and (ii) the value of performance-vesting restricted stock calculated by multiplying the number of restricted shares awarded by the closing price on the grant date, and does not reflect the grant date fair value of such shares computed in accordance with FASB ASC Topic 718.  See Summary Compensation Table, Grants of Plan-Based Awards Table, and the footnotes thereto for additional detail.

The Compensation Committee believes the Company’s executive compensation program aligns the interests of management with the long-term interests of our stockholders by rewarding the achievement of meaningful annual goals and encouraging a long-term management perspective, which discourages executives from taking unnecessary or excessive risks.  Each element of the Company’s compensation program is described in more detail below.

Compensation Paid to Our Named Executive Officers

Compensation Paid to Our Chief Executive Officer

Mr. Parker founded Covenant Transport, Inc. in 1985 with 25 tractors and 50 trailers and has been our chief executive since our inception.  We have achieved considerable growth in revenue since our inception and now serve as the holding company for several transportation providers that in the aggregate operate approximately 3,021 tractors and 6,739 trailers (as of December 31, 2019) and offer premium transportation services for customers throughout the United States.  Mr. Parker, our CEO, along with Joey Hogan, our Co-President and CAO, and John Tweed, our Co-President and COO, are responsible for managing the performance of our business units.

During 2019, Mr. Parker was eligible for the following compensation:

●	an annualized base salary of $675,000;
●	participation in the 2019 Bonus Program, as described in more detail under the heading 2019 Bonus Program below;
●	participation in the 2019 restricted stock plan (the “2019 RSP”), as described in more detail under the heading 2019 RSP below;
●
a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, use of our administrative personnel for personal services, certain of his club fees and dues and Company contributions to his 401(k) account; and

●	medical, dental, and group life insurance.

Compensation Paid to Our Other Named Executive Officers

In 2019, the form and amount of compensation for our Named Executive Officers was recommended by our Messrs. Parker and Hogan, provided that Messrs. Parker and Hogan did not recommend their own compensation.  The form and amount of compensation for Mr. Hogan was recommended by Mr. Parker. As discussed above, the Compensation Committee relied on the business experience of its members, the historical compensation levels of the Named Executive Officers, its general understanding of compensation levels at public companies, and the report of Willis Towers Watson, to determine that such recommendations with respect to the compensation levels and forms were appropriate for 2019.

Mr. Hogan

During 2019, Mr. Hogan was eligible for the following compensation:

●	an annualized base salary of $475,000;
●	participation in the 2019 Bonus Program, as described in more detail under the heading 2019 Bonus Program below;
●	participation in the 2019 RSP, as described in more detail under the heading 2019 RSP below;
●	a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, disability insurance, and Company contributions to his 401(k) account; and
●	medical, dental, and group life insurance.

Mr. Tweed

During 2019, Mr. Tweed was eligible for the following compensation:

●	an annualized base salary of $324,730, which was increased to $370,000, effective July 1, 2019;
●	participation in the 2019 Bonus Program, as described in more detail under the heading 2019 Bonus Program below;
●	participation in the 2019 RSP, as described in more detail under the heading 2019 RSP below;
●
a special grant of 35,398 shares of Class A restricted stock, eligible for vesting upon achieving two consecutive fiscal years during fiscal 2020 through fiscal 2022, inclusive, where (i) the Company’s consolidated annual freight revenue (defined as total revenue less fuel surcharge revenue) is at least $900 million and (ii) the Company’s consolidated net income margin is 4.0% or greater (the “Tweed Full Vesting Criteria”).  Subject to the terms of the award notice, an incremental amount of shares is eligible for vesting upon achieving two consecutive fiscal years during fiscal 2020 through fiscal 2022, inclusive, where the Company’s consolidated annual net income margin is 4.0% or greater (the “Tweed Incremental Vesting Criteria”).  The incremental number of shares eligible for vesting for Mr. Tweed is 26,549. If the incremental number of shares vest, the remainder of the shares underlying the Special Grant will remain eligible for vesting upon achievement of the Tweed Full Vesting Criteria.  Upon the Compensation Committee certifying that the Tweed Full Vesting Criteria or Tweed Incremental Vesting Criteria, as applicable, have been achieved, 50% of the shares eligible for vesting will vest, subject to the recipient’s continued employment through the vesting date.  The remaining 50% of the shares eligible for vesting will vest on December 31 of the year in which the Compensation Committee’s certification occurs, subject to the recipient’s continued employment through such date;

●	a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, disability insurance, and Company contributions to his 401(k) account; and
●	medical, dental, and group life insurance.

Mr. Cribbs

During 2019, Mr. Cribbs was eligible for the following compensation:

●	an annualized base salary of $310,000, which was increased to $335,000, effective July 1, 2019;
●	participation in the 2019 Bonus Program, as described in more detail under the heading 2019 Bonus Program below;
●	participation in the 2019 RSP, as described in more detail under the heading 2019 RSP below;
●	a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, disability insurance, and Company contributions to his 401(k) account; and
●	medical, dental, and group life insurance.

Mr. Hough

During 2019, Mr. Hough was eligible for the following compensation:

●	an annualized base salary of $325,000, which was increased to $332,800, effective July 1, 2019;
●	participation in the 2019 Bonus Program, as described in more detail under the heading 2019 Bonus Program below;
●	participation in the 2019 RSP, as described in more detail under the heading 2019 RSP below;
●	a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, disability insurance, and Company contributions to his 401(k) account; and
●	medical, dental, and group life insurance.

2019 Bonus Program

Under the 2019 Bonus Program and consistent with the objectives of the Incentive Plan, certain employees, including certain of our Named Executive Officers, were eligible to receive incremental cash bonuses upon satisfaction of the 2019 EPS Targets and, for Messrs. Tweed and Hough, the satisfaction of the 2019 Landair Targets and the 2019 CTI Targets, respectively. The performance period was from January 1, 2019 to December 31, 2019.

The 2019 EPS Targets were as follows:

	Minimum	Target	Maximum
2019 consolidated adjusted EPS(1)	$2.00	$2.50	$3.00

(1)	The 2019 EPS Targets needed to be met after accounting for an accrual for the related bonus expense and payroll taxes relating to the payment of cash bonuses earned by such achievement.

The 2019 Landair Targets were as follows:

	Minimum(2)	Target(2)	Maximum(2)
2019 Landair Operating Income(1)	$12,991,000	$15,325,000	$18,366,000
2019 Landair Adjusted Operating Ratio(1)	93.3%	92.1%	90.6%

(1)	The 2019 Landair Targets needed to be met after accounting for an accrual for the related bonus expense and payroll taxes relating to the payment of cash bonuses earned by such achievement.
(2)
The 2019 Landair Operating Income Ratio target needed to be met to achieve the given level of performance, provided that (i) if the 2019 Landair Adjusted Operating Ratio was lower than the target for the corresponding level of performance, then the payout would be increased by ten percentage points for each one-half percentage point that the 2019 Landair Adjusted Operating Ratio was lower than such target or (ii) if the 2019 Landair Adjusted Operating Ratio was higher than the target for the corresponding level of performance, then the payout would be decreased by ten percentage points for each one-half percentage point that the 2019 Landair Adjusted Operating Ratio was higher than such target.

The 2019 CTI Targets were as follows:

	Minimum(2)	Target(2)	Maximum(2)
2019 CTI Operating Income(1)	$36,138,000	$45,085,000	$54,032,000
2019 CTI Adjusted Operating Ratio(1)	90.6%	88.3%	85.9%

(1)	The 2019 CTI Targets needed to be met after accounting for an accrual for the related bonus expense and payroll taxes relating to the payment of cash bonuses earned by such achievement.
(2)
The 2019 CTI Operating Income Ratio target needed to be met to achieve the given level of performance, provided that (i) if the 2019 CTI Adjusted Operating Ratio was lower than the target for the corresponding level of performance, then the payout would be increased by ten percentage points for each one-half percentage point that the 2019 CTI Adjusted Operating Ratio was lower than such target or (ii) if the 2019 CTI Adjusted Operating Ratio was higher than the target for the corresponding level of performance, then the payout would be decreased by ten percentage points for each one-half percentage point that the 2019 CTI Adjusted Operating Ratio was higher than such target.

The Compensation Committee set a target bonus amount, expressed as a percentage of annualized base salary (the “Target Bonus”), for certain of our Named Executive Officers as follows:

Named Executive Officer	Target Bonus
David R. Parker	80.0%
Joey B. Hogan	75.0%
John A. Tweed	55.0%
Richard B. Cribbs	60.0%
Samuel F. Hough	55.0%

The Target Bonus is multiplied by the level of achievement of the 2019 EPS Targets, and for Messrs. Tweed and Hough, the 2019 Landair Targets and 2019 CTI Targets, respectively. For Messrs. Parker, Hogan, and Cribbs, 100% of the bonus opportunity was based on achievement of the 2019 EPS Targets. For Messrs. Tweed and Hough, 50% of the bonus opportunity was based on achievement of the 2019 EPS Targets and 50% was based on achievement of the 2019 Landair Targets and 2019 CTI Targets, respectively. Minimum achievement would result in payment of 25% of Target Bonus, target achievement would result in payment of 100% of Target Bonus, and maximum achievement would result in payment of 200% of Target Bonus. The Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the 2019 EPS Targets, 2019 Landair Targets, and the 2019 CTI Targets.

The total cash bonus achievable (represented as a percentage of year-end annualized base salary) for our Named Executive Officers is set forth in the table below:

	Potential Cash Payments (as a % of Year-End Annualized Base Salary)
Named Executive Officer	Minimum	Target	Maximum
David R. Parker	20.0%	80.0%	160.0%
Joey B. Hogan	18.75%	75.0%	150.0%
John A. Tweed	6.875%	55.0%	110.0%
Richard B. Cribbs	15.0%	60.0%	120.0%
Samuel F. Hough	6.875%	55.0%	110.0%

In February 2020, the Compensation Committee assessed performance under the 2019 Bonus Program and determined that the 2019 Landair Operating Income was $17.5 million and the 2019 Landair Adjusted Operating Ratio was 87.8%, resulting in a payout of $203,500 to Mr. Tweed. The Compensation Committee also determined that the 2019 EPS Targets and the 2019 CTI Targets were not achieved, and therefore Messrs. Parker, Hogan, Cribbs, and Hough did not received a payout under the 2019 Bonus Program.

2019 RSP

In July 2019, under the 2019 RSP and consistent with the objectives of the Incentive Plan, the Compensation Committee granted restricted shares of our Class A common stock subject to performance-based and time-based conditions to our Named Executive Officers as follows:

Named Executive Officer	Performance-Based Restricted Shares	Time-Based Restricted Shares	Total Restricted Shares
David R. Parker	15,411	15,411	30,822
Joey B. Hogan	12,415	12,414	24,829
John A. Tweed	6,850	6,849	13,699
Richard B. Cribbs	6,678	6,678	13,356
Samuel F. Hough	5,822	5,822	11,644

The performance-based restricted shares vest upon attainment of adjusted EPS for the period beginning January 1, 2020, and ending December 31, 2020, equal to the lesser of (i) adjusted EPS for fiscal 2019, multiplied by 115%, and (ii) adjusted EPS of $2.00.  The time-based restricted shares will vest as follows: (i) approximately 50% on December 31, 2021 and (ii) approximately 50% on December 31, 2022. The vesting of the performance-based restricted shares and the time-based restricted shares is subject to certain continued employment, acceleration, and forfeiture provisions.

Restricted Stock Results Based on 2019 Performance

In May 2018, Messrs. Parker, Hogan, Cribbs, and Hough were awarded 3,391, 2,826, 1,583, and 1,583 shares of restricted stock, respectively, subject to performance-based vesting based on consolidated adjusted EPS for fiscal 2019. In February 2020, the Compensation Committee determined that the consolidated adjusted EPS goals for such shares were not met, therefore, such shares were forfeited.

In July 2018, Messrs. Parker and Hogan each received a grant of 3,262 shares of restricted stock, one-half of which would vest if the Compensation Committee unanimously certified that Landair had been successfully integrated by July 3, 2019. In July 2019, the Compensation Committee unanimously certified that Landair had been successfully integrated, therefore, 1,631 of such shares for each of Messrs. Parker and Hogan vested.

Compensation Decisions with Respect to 2020

The Compensation Committee annually reviews and considers adjustments to the base salaries of our Named Executive Officers, as well as grants of annual cash incentives and equity awards to each Named Executive Officer.

Effective April 6, 2020, the Compensation Committee approved annualized base salary reductions for certain of our executive officers, including our Named Executive Officers, in light of the uncertain impact of COVID-19 on our operations as follows:

Named Executive Officer	Prior Annualized Salary	Reduced Annualized Salary	% Reduction
David R. Parker	$675,000	$573,750	15%
Joey B. Hogan	$475,000	$403,750	15%
John A. Tweed	$370,000	$333,000	10%
Richard B. Cribbs	$335,000	$301,500	10%
Samuel F. Hough	$332,800	$299,520	10%

Effective April 24, 2020, in furtherance of our strategic plan, the Board of Directors appointed certain of our executives officers to new positions, including certain of our Named Executive Officers, as follows (the “Appointments”):

Name	New Title
Joey B. Hogan	Co-President and Chief Administrative Officer
John A. Tweed	Co-President and Chief Operating Officer
Richard B. Cribbs	Senior Vice President of Strategy & Investor Relations, Treasurer
Samuel F. Hough	Executive Vice President- Highway Services

On April 24, 2020, in connection with the Appointments, the Compensation Committee approved the annualized base salaries set forth in the table below. For Messrs. Hogan and Tweed, the salaries, as reduced in light of the uncertain impact of COVID-19 on the Company’s operations, were effective April 26, 2020. For Mr. Cribbs, the salary, as reduced for the impact of COVID-19, will be effective July 1, 2020. The salaries set forth in the table below will be effective when the Compensation Committee eliminates the salary reductions for the impact of COVID-19. Mr. Hough’s annualized base salary did not change in connection with the Appointments.

Name	COVID-19 Reduced Annualized Base Salary	Annualized Base Salary
Joey B. Hogan	$403,750	$500,000
John A. Tweed	$403,750	$500,000
Richard B. Cribbs	$277,875	$292,500

Mr. Tweed will also receive $8,333 per month for housing and travel costs related to travel between Greeneville, Tennessee where Landair is headquartered and the Company’s headquarters in Chattanooga, Tennessee where Mr. Tweed will manage additional business units and have additional housing.

On April 24, 2020, the Compensation Committee also approved severance agreements for Messrs. Parker, Hogan, and Tweed. See “– Employment and Severance Agreements” below for details regarding the severance agreements.

On May 22, 2020, the Compensation Committee approved performance-based bonus opportunities for the Company's senior executive officers, including our Named Executive Officers (the “2020 Bonus Program”).  In designing the 2020 Bonus Program, the Compensation Committee considered, among other things, the recent realignment of our executive team, our redesigned organizational structure, and the acceleration of the implementation of our strategic plan. Such recent events informed the Compensation Committee as they set goals under the 2020 Bonus Program related to (i) safety, (ii) strategic planning, (iii) accountability, (iv) leverage, and (v) cost reductions (collectively, the “2020 Performance Goals”). When establishing the 2020 Performance Goals and determining the potential cash payouts under the 2020 Bonus Program, the Compensation Committee also reviewed: (i) the impact of COVID-19, (ii) the magnitude of each participant’s ability to impact corporate performance based on the executive's responsibilities at the time the targets were set, (iii) the composition of each participant’s total compensation package, (iv) our financial goals, and (v) information provided by Willis Towers Watson. The Compensation Committee set new annual bonus targets, expressed as a percentage of year-end annualized base salary, for each of our Named Executive Officers as follows, provided that the 2020 Bonus Program would be calculated based on 50% of such targets given the continuing effects of COVID-19:

Name	Target(1)
David R. Parker	100.0%
Joey B. Hogan	100.0%
John A. Tweed	100.0%
Richard B. Cribbs	50.0%
Samuel F. Hough	55.0%

(1)	The Compensation Committee determined that the 2020 Bonus Program would be calculated based on 50% of such targets given the continuing effects of COVID-19.

Under the 2020 Bonus Program, the participants may receive annual cash bonuses up to 50% of their respective target set forth above (each a “2020 Bonus Opportunity”), based on upon the satisfaction of the 2020 Performance Goals. If three of the 2020 Performance Goals were achieved, each participant would receive 60% of their 2020 Bonus Opportunity. If four of the 2020 Performance Goals were achieved, each participant would receive 80% of their 2020 Bonus Opportunity. If all five of the 2020 Performance Goals were achieved, each participant would receive 100% of their 2020 Bonus Opportunity. If two or fewer of the 2020 Performance Goals were achieved, the participant would not receive a bonus under the 2020 Bonus Program.

On June 5, 2020, the Compensation Committee approved a grant of 100,000 restricted shares to Mr. Tweed, in recognition of his promotion in April 2020 and to further align his interests with those of our other stockholders. One half of the shares vest on December 31, 2023, subject to continuous employment through December 31, 2023, provided that if Mr. Tweed is terminated for any reason other than Cause (as defined in his Severance Agreement) after July 1, 2021 but before December 31, 2023, then one half of the shares will vest on the date of such termination. The other half of the shares will vest upon the closing price of our Class A common stock exceeding $15.00 per share for at least 20 consecutive trading days before December 31, 2023, but in no event sooner than June 5, 2021.

Benchmarking Compensation

We do not formally benchmark our executive compensation against the executive compensation of any other particular company or competitive peer group of companies.  The Compensation Committee, from time to time, has considered the forms and levels of compensation disclosed by other comparable publicly traded truckload carriers, certain other transportation companies, and companies of similar size and market capitalization generally in order to obtain a broad understanding of such companies’ compensation practices.

Other Policies and Considerations

Risk Considerations Regarding Compensation

We believe our compensation policies and practices for executive and non-executive employees create appropriate and meaningful incentives for our employees and avoid excessive or inappropriate risks. Our Compensation Committee assesses the risks that could arise from such policies and practices by reviewing the various elements and aspects of our compensation, including base salaries, incentive compensation (which includes long-term equity awards and performance-based annual bonuses), perquisites, employee benefits, and other compensation. Upon concluding such assessment, the Compensation Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a materially adverse impact on the Company. In making this determination, our Compensation Committee primarily considered the following factors:
●
Our general compensation structure utilizes a combination of short-term (such as base salary and performance-based annual bonuses) and long-term (equity awards) elements.  This balanced mix aligns our compensation with the achievement of short- and long-term Company goals, promotes short- and long-term executive decision-making, and does not encourage or incentivize excessive or unreasonable risk-taking by employees in pursuit of short-term benefits.

●
Equity awards are limited by the terms of our Incentive Plan to a fixed maximum and are subject to staggered or long-term vesting schedules, which aligns the interests of our executive officers and employees with those of our stockholders.

●
Variable compensation elements for our CEO, our former President/COO, and our former CFO were based on performance metrics for the consolidated group, not individual or departmental goals, which reflects an alignment of Company performance with incentive compensation.

●	The Compensation Committee is comprised of only independent directors who review and make compensation decisions based on objective measurements and payment methodologies.
●
Base salaries for our employees are competitive and generally consistent with salaries paid for comparable positions in our industry.  The Compensation Committee also from time to time reviews trucking and general industry compensation data compiled and provided by a compensation consultant to help determine salary compensation.

●
Our internal controls over financial reporting, audit practices and corporate codes of ethics and business conduct were implemented to reinforce the balanced compensation objectives established by our Compensation Committee.

●
Our Clawback Policy, which provides that in the event of a material financial misstatement after the effective date of the Clawback Policy, we will require, to the fullest extent permitted by applicable law, that an employee who was subject to the reporting requirements of Section 16 of the Exchange Act forfeit or reimburse us for the amount by which  incentive-based compensation (including cash- and equity-based incentive compensation) paid or granted to such employee at any time during the performance period relating to the applicable incentive-based compensation exceeds the amount of such incentive-based compensation that would have been paid or granted if it had been determined based on the material misstatement, in the sole and absolute discretion of the Board. The Clawback Policy has a three-year look-back period.

Employment and Severance Agreements

Each of our Named Executive Officers is employed at will and does not have an employment agreement.

Prior to April 24, 2020, the Company could elect to subject the Named Executive Officers to certain noncompetition restrictions for up to 6 months after termination of employment by making salary continuation payments.  On April 24, 2020, the Compensation Committee approved severance agreements (each a “Severance Agreement”) for Messrs. Parker, Hogan and Tweed. Upon a qualifying severance event, subject to employment, release, and other customary provisions, including a non-compete through 12 months post-termination, the Severance Agreements provide for the following benefits:

Named Executive Officer	Salary Continuation	Management Incentive Cash Bonus	COBRA Reimbursement
Messrs. Parker, Hogan, and Tweed	24 Months	If earned at or above minimum, then the target cash bonus for the year of termination, prorated for partial year of service	24 Months

Upon a qualifying change in control event only when the recipient is terminated without “cause” or is subject to a “constructive termination,” in each case, between  execution of a definitive agreement in contemplation of a change in control and continuing through twenty-four (24) months following a change in control, subject to employment, release, and other customary provisions, including a non-compete through 12 months post-termination, the Severance Agreements provide for the following benefits:

Named Executive Officer	Lump Sum Severance Payment (as a % of Annualized Base Salary)	Management Incentive Cash Bonus	COBRA Reimbursement
Messrs. Parker, Hogan, and Tweed	300%	Target cash bonus for the year of termination	36 Months

Additionally, in connection with the Severance Agreements, the Board reviewed restrictive covenant obligations applicable to Mr. Tweed in connection with our purchase of Landair, and approved conforming the scope of such restrictive covenants to be consistent with the Severance Agreements.

Potential Payments Upon Termination or Change in Control

Under certain circumstances in which there is a change in control, certain outstanding unvested restricted stock granted to recipients, including Named Executive Officers, under the Incentive Plan and our predecessor plans may become vested upon the occurrence of such event, notwithstanding that such restricted shares may not have otherwise been fully vested.  The proposed Second Amendment to the Incentive Plan would require that equity awards granted after the effectiveness of the amendment include a double trigger provision, which provides for the payment, or acceleration of vesting following a change in control only when the recipient is terminated without “cause” or is subject to a “constructive termination” during the twelve months following a change in control.

Generally speaking, and as qualified by the terms of the relevant agreements, plans, and award notices, a "change in control" occurs if: (i) someone acquires 50% or more of the combined voting power of our stock, unless after the transaction more than 75% of the acquiring company is owned by all or substantially all of those persons who were beneficial owners of our stock prior to such acquisition; (ii) a majority of our directors is replaced, other than by new directors approved by existing directors; (iii) we consummate a reorganization, merger, or consolidation where, following such transaction, all or substantially all of those persons who were beneficial owners of our stock immediately prior to the transaction do not own, immediately after the transaction, more than 75% of the outstanding securities of the resulting corporation; (iv) we consummate a transaction subject to Rule 13e-3 of the Exchange Act in which David or Jacqueline Parker or their siblings, children, or grandchildren or a trust, corporation, partnership, limited partnership, limited liability company, or other entity controlled by the foregoing, are the beneficial owners of more than 50% of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors, or (v) we sell or liquidate all or substantially all of our assets.

The estimated value of restricted stock that would have vested for our Named Executive Officers as of December 31, 2019 under the acceleration scenarios described above is set forth in the table below.  The value for the accelerated restricted stock was calculated by multiplying the closing market price of our stock on December 31, 2019 ($12.93) by the number of shares of accelerated restricted stock.  For additional information on the number of currently unvested restricted stock that may immediately vest in the event of a change in control, please refer to the Outstanding Equity Awards at Year-End Table.

Named Executive Officer	Value of Accelerated Restricted Stock ($)
David R. Parker	$1,446,026
Joey B. Hogan	$1,197,460
John A. Tweed	$731,800
Richard B. Cribbs	$651,672
Samuel F. Hough	$528,745

Consideration of Say-on-Pay Vote Results

The Company currently provides its stockholders with an annual advisory vote to approve our executive compensation, commonly referred to as a “say-on-pay” resolution, pursuant to Section 14A of the Exchange Act.  At the Company’s 2019 Annual Meeting of Stockholders, our stockholders approved our executive compensation, with approximately 96.2% of the votes cast on the say-on-pay resolution voted in favor of the resolution.  The Compensation Committee believes the voting results affirmed our stockholders’ support of the Company’s executive compensation program and policies and therefore did not significantly change its approach in 2019.  The Compensation Committee will continue to consider the results of the Company’s advisory votes on executive compensation when making future compensation decisions for our Named Executive Officers.

Summary Compensation Table

The following table sets forth information concerning the total compensation for the year 2019 awarded to, earned by, or paid to those persons who were, at December 31, 2019, (i) our CEO, (ii) our CFO, and (iii) our three other most highly compensated executive officers for the year ended December 31, 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation(5) ($)	Total ($)
David R. Parker, CEO and Chairman of the Board	2019	675,002	-	224,230	(3)	-		54,310	953,542
	2018	641,850	-	311,758		945,000		69,477	1,968,085
	2017	590,000	-	278,623		103,250		127,726	1,099,599
Joey B. Hogan, Co-President and CAO(1)	2019	475,010	-	180,624	(3)	-		23,697	679,331
	2018	448,735	-	276,487		617,500		23,675	1,366,397
	2017	425,000	-	232,186		69,063		22,717	748,966
John A. Tweed, Co-President and COO(1)	2019	348,118	-	99,653	(3)	203,500	(4)	20,668	671,939
	2018	162,665	-	349,088		324,730		4,500	840,983
Richard B. Cribbs, SVP of Strategy & Investor Relations, Treasurer(1)	2019	314,388	-	97,165	(3)	-		22,173	433,762
	2018	291,425	40,000	98,800		310,000		22,461	762,686
	2017	275,000	-	130,021		34,375		18,352	457,748
Samuel F. Hough, EVP- Highway Services	2019	328,600	-	84,710	(3)	-		25,198	438,508
	2017	295,000	-	130,021		73,013		18,709	516,743

(1)
During 2019 and through April 28, 2020, Mr. Hogan served as our President and COO, Mr. Tweed served as the EVP and COO of Landair, Mr. Cribbs served our EVP and CFO, and Mr. Hough served as our EVP and COO of CTI.

(2)
The amounts included in this column represent the aggregate grant date fair value of the awards granted to each Named Executive Officer in accordance with FASB ASC Topic 718.  For additional information on the valuation assumptions with respect to the grants, refer to Note 3, Stock-Based Compensation, of our consolidated financial statements as provided in the Form 10-K for the year ended December 31, 2019, as filed with the SEC.  This fair value does not represent cash received by the executive, but potential earnings contingent on continued employment and/or our future performance.  Because such awards add value to the recipient when stockholders benefit from stock price appreciation, we believe such awards further align management's interest with those of our stockholders.

(3)
The dollar amount represents the grant date fair value of the time-vesting and certain of the performance-based restricted stock granted to the Named Executive Officer in 2019, using the closing price of our Class A Common Stock on the grant date.

The number of shares of restricted stock granted to Messrs. Parker, Hogan, Cribbs, Tweed, and Hough on July 8, 2019 included the following: (50% time-vesting and 50% performance-based):  Mr. Parker 15,411 and 15,411; Mr. Hogan 12,414 and 12,415; Mr. Tweed 6,849 and 6,850; Mr. Cribbs 6,678 and 6,678; and Mr. Hough 5,822 and 5,822. The 35,398 shares of restricted stock granted to Mr. Tweed on September 19, 2019, are subject to performance-based vesting conditions. The grant date fair value of the performance-based shares granted on July 8, 2019 and September 19, 2019 calculated in accordance with FASB ASC Topic 718 were zero, because the performance measures were not probable of being achieved as of the grant date. The grant date value of the performance-based shares received by each Named Executive Officer on July 8, 2019, assuming the highest level of performance is achieved and as calculated using the closing price of our Class A common stock on the grant date ($14.55), is $224,230 for Mr. Parker, $180,638 for Mr. Hogan, $99,668 for Mr. Tweed, $97,165 for Mr. Cribbs, and $84,710 for Mr. Hough. The grant date value of the performance-based shares received by Mr. Tweed on September 19, 2019, assuming the highest level of performance is achieved and as calculated using the closing price of our Class A common stock on the grant date ($17.25), is $610,616.

For additional information on the valuation assumptions with respect to the grants, refer to Note 3, Stock-Based Compensation, of our consolidated financial statements as provided in the form 10-K for the year ended December 31, 2019, as filed with the SEC.

(4)	Represents a cash payout under the 2019 Cash Bonus Program. See Executive Compensation – Compensation Discussion and Analysis for additional detail with respect to the 2019 Bonus Program.
(5)	See the All Other Compensation Table for additional information.

All Other Compensation Table

The following table describes each component of the "All Other Compensation" column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)	Total ($)
David R. Parker	2019	54,310(1)	54,310
Joey B. Hogan	2019	23,697 (2)	23,697
John A. Tweed	2019	20,668 (2)	20,668
Richard B. Cribbs	2019	22,173 (2)	22,173
Samuel F. Hough	2019	25,198 (2)	25,198

(1)
During 2019, we provided Mr. Parker with certain other benefits in addition to his salary, including a $33,600 cash vehicle allowance, use of our corporate travel agency to arrange personal travel, use of our administrative personnel for personal services, certain club fees and dues, and Company contribution to his 401(k) account.

(2)
During 2019, we provided each Named Executive Officer with certain other benefits in addition to his base salary, including a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, and Company contributions to his 401(k).  None of the personal benefits provided to the Named Executive Officer exceeded the greater of $25,000 or 10% of the total amount of the personal benefits he received during 2019.

Narrative to the Summary Compensation Table

See Executive Compensation – Compensation Discussion and Analysis for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards Table

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during 2019.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David R. Parker	07/08/19	-	-	-	-	15,411	-	15,411	224,230
	-	135,000	540,000	1,080,000	-	-	-	-	-
Joey B. Hogan	07/08/19	-	-	-	-	12,415	-	12,414	180,624
	-	89,063	356,250	712,500	-	-	-	-	-
John A. Tweed	07/08/19	-	-	-	-	6,850	-	6,849	99,653
	09/19/19	-	-	-	26,549	26,549	35,398	-	-
	-	25,438	203,500	407,000	-	-	-	-	-
Richard B. Cribbs	07/08/19	-	-	-	-	6,678	-	6,678	97,165
	-	50,250	201,000	402,000	-	-	-	-	-
Samuel F. Hough	07/08/19	-	-	-	-	5,822	-	5,822	84,710
	-	22,880	183,040	366,080	-	-	-	-	-

(1)
These columns represent the approximate value of potential payouts to the Named Executive Officer under the 2019 Bonus Program. See Executive Compensation – Compensation Discussion and Analysis for additional detail with respect to the 2019 Bonus Program.

(2)
This column represents the restricted shares awarded to the Named Executive Officer based upon the performance-based vesting requirements that were established by the Compensation Committee as discussed in more detail in Executive Compensation – Compensation Discussion and Analysis.

(3)
This column represents the restricted shares awarded to the Named Executive Officer based upon the time-based vesting requirements that were established by the Compensation Committee as discussed in more detail in Executive Compensation – Compensation Discussion and Analysis.

(4)
The dollar amount represents the grant date fair value of the time-vesting and certain of the performance-based restricted stock granted to the Named Executive Officer in 2019, using the closing price of our Class A Common Stock on the grant date.
The number of shares of restricted stock granted to Messrs. Parker, Hogan, Cribbs, Tweed, and Hough on July 8, 2019 included the following: (50% time-vesting and 50% performance-based):  Mr. Parker 15,411 and 15,411; Mr. Hogan 12,414 and 12,415; Mr. Tweed 6,849 and 6,850; Mr. Cribbs 6,678 and 6,678; and Mr. Hough 5,822 and 5,822. The 35,398 shares of restricted stock granted to Mr. Tweed on September 19, 2019, are subject to performance-based vesting conditions. The grant date fair value of the performance-based shares granted on July 8, 2019 and September 19, 2019 calculated in accordance with FASB ASC Topic 718 were zero, because the performance measures were not probable of being achieved as of the grant date. The grant date value of the performance-based shares received by each Named Executive Officer on July 8, 2019, assuming the highest level of performance is achieved and as calculated using the closing price of our Class A common stock on the grant date ($14.55), is $224,230 for Mr. Parker, $180,638 for Mr. Hogan, $99,668 for Mr. Tweed, $97,165 for Mr. Cribbs, and $84,710 for Mr. Hough. The grant date value of the performance-based shares received by Mr. Tweed on September 19, 2019, assuming the highest level of performance is achieved and as calculated using the closing price of our Class A common stock on the grant date ($17.25), is $610,616.

For additional information on the valuation assumptions with respect to the grants, refer to Note 3, Stock-Based Compensation, of our consolidated financial statements as provided in the Form 10-K for the year ended December 31, 2019, as filed with the SEC.

Narrative to Grants of Plan-Based Awards Table

See Executive Compensation – Compensation Discussion and Analysis for a complete description of the performance targets for payment of incentive awards.

Stock Vested Table

The following table sets forth certain information concerning the values realized upon vesting of restricted stock during 2019.

2019 STOCK VESTED TABLE
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
David R. Parker	26,687	471,651
Joey B. Hogan	22,513	397,020
John A. Tweed	3,750	54,375
Richard B. Cribbs	11,692	209,053
Samuel F. Hough	11,692	209,053

(1)
Determined by multiplying the number of shares acquired upon vesting on March 13, 2019 by $22.83 (the closing price on March 13, 2019), July 3, 2019 by $14.50 (the closing price on July 3, 2019), and December 31, 2019 by $12.93 (the closing price on December 31, 2019).

Outstanding Equity Awards at Year-End Table

The following table sets forth information concerning all stock option grants and stock awards held by our Named Executive Officers as of December 31, 2019.  All outstanding equity awards are in shares of our Class A common stock. All restricted shares that have not vested are subject to certain continued employment, acceleration, and forfeiture provisions.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
David R. Parker	07/14/17	5,680(1)	73,442	-	-
	07/14/17	-	-	66,816(6)	863,931
	05/15/18	6,886(2)	89,036	-	-
	08/20/18	-	-	1,631(7)	21,089
	07/08/19	15,411(3)	199,264	15,411(8)	199,264
Joey B. Hogan	07/14/17	4,732(1)	61,185	-	-
	07/14/17	-	-	55,680(6)	719,942
	05/15/18	5,739(2)	74,205	-	-
	08/20/18	-	-	1,631(7)	21,089
	07/08/19	12,414(3)	160,513	12,415(8)	160,526
John A. Tweed	07/03/18	7,500(4)	96,975	-	-
	07/08/19	6,849(3)	88,558	6,850(8)	88,571
	09/19/19	-	-	35,398(6)	457,696
Richard B. Cribbs	07/14/17	2,651(1)	34,277	-	-
	07/14/17	-	-	31,180(6)	403,157
	05/15/18	3,213(2)	41,544	-	-
	07/08/19	6,678(3)	86,347	6,678(8)	86,347
Samuel F. Hough	07/14/17	2,651(1)	34,277	-	-
	07/14/17	-	-	23,385(6)	302,368
	05/15/18	3,213(2)	41,544	-	-
	07/08/19	5,822(3)	75,278	5,822(8)	75,278

(1)	Subject to the terms of the award notice, the restricted shares will vest automatically on December 31, 2020.
(2)
Subject to the terms of the award notice, approximately 49% of the restricted shares will vest automatically on December 31, 2020 and approximately 51% of the restricted shares will vest automatically on December 31, 2021.

(3)	Subject to the terms of the award notice, approximately 50% of the restricted shares will vest automatically on each of December 31, 2021 and 2022.
(4)	Subject to the terms of the award notice, 50% of the restricted shares will vest automatically on each of July 3, 2020 and 2021.
(5)	The market value was calculated by multiplying the closing market price of our stock on December 31, 2019, which was $12.93, by the number of restricted shares that have not vested.
(6)
Subject to the terms of the award notice, all of the restricted shares are eligible for vesting upon achieving two consecutive fiscal years during fiscal 2018 (or fiscal 2020 for Mr. Tweed’s award) through fiscal 2022, inclusive, where (i) the Company’s consolidated annual freight revenue (defined as total revenue less fuel surcharge revenue) is at least $900 million and (ii) the Company’s consolidated net income margin is 4.0% or greater (the “Full Vesting Criteria”).  Subject to the terms of the award notice, an incremental amount of shares is eligible for vesting upon achieving two consecutive fiscal years during fiscal 2018 (or fiscal 2020 for Mr. Tweed’s award) through fiscal 2022, inclusive, where the Company’s consolidated annual net income margin is 4.0% or greater (the “Incremental Vesting Criteria”).  The incremental number of shares eligible for vesting for each recipient is as follows: 50,112 for Mr. Parker, 41,760 for Mr. Hogan, 23,385 for Mr. Cribbs, 26,549 for Mr. Tweed, and 15,590 for Mr. Hough. If the incremental number of shares vest, the remainder of the shares underlying the grant will remain eligible for vesting upon achievement of the Full Vesting Criteria.  Upon the Compensation Committee certifying that the Full Vesting Criteria or Incremental Vesting Criteria, as applicable, have been achieved, 50% of the shares eligible for vesting will vest, subject to the recipient’s continued employment through the vesting date.  The remaining 50% of the shares eligible for vesting will vest on December 31 of the year in which the Compensation Committee’s certification occurs, subject to the recipient’s continued employment through such date.

(7)	Subject to the terms of the award notice, the restricted shares will vest if Landair’s revenue is equal to or greater than $175.0 million for the trailing twelve months ended June 30, 2020.
(8)
Subject to the terms of the award notice, the restricted shares will vest upon attainment of adjusted EPS for the period beginning January 1, 2020, and ending December 31, 2020, equal to the lesser of (i) adjusted EPS for fiscal 2019, multiplied by 115%, and (ii) adjusted EPS of $2.00.

Pay Ratio Disclosure

We provide fair and equitable compensation to our employees through a combination of competitive base pay, incentives, retirement plans, and other benefits. We are disclosing the following pay ratio and supporting information, which compares the annual total compensation of our employees other than Mr. Parker (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of Mr. Parker, our CEO, as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2019, our last completed fiscal year:

●	The median of the annual total compensation of all of our employees (other than our CEO) was $35,272; and
●	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $953,542.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 27 to 1.

To identify the median employee, we compared the base pay of our employees as reflected in our payroll records for 2019, which was our measurement period.  We selected the determination date and measurement period because they are recent periods for which employee census and compensation information are readily available.  We annualized the compensation levels for permanent full-time and part-time employees that worked less than the full year.

We selected total “wages, tips, other compensation,” as reported on Internal Revenue Service Form W-2, as our compensation measure because it is readily available in our existing payroll systems, it is consistently calculated for each employee, and because it is a reasonable proxy for total compensation for purposes of determining the median employee
Once we identified our median employee, we calculate such employee’s annual total compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in that employee’s annual total compensation of $35,272. The median employee’s annual total compensation includes salary and overtime pay, as well as incentive payments, retirement plan benefits, company matching contributions to the 401(k) employee savings plan, and the cost of health and other benefits. Median employee compensation reflects that, as of December 31, 2019, approximately 5.0% of our employees were student drivers, which had the effect of lowering our median employee compensation.

Director Compensation

The following table provides information concerning the 2019 compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
William T. Alt	62,500	75,001	-	137,501
Robert E. Bosworth	77,500	75,001	-	152,501
Bradley A. Moline	60,000	75,001	-	135,001
Herbert J. Schmidt	50,000	75,001	42,000 (3)	167,001
W. Miller Welborn	62,500	75,001	-	137,501

(1)	This column represents the amount of cash compensation earned in 2019 for Board and committee service.
(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2019 for the fair value of stock awards granted to each director in 2019, in accordance with FASB ASC Topic 718.  Directors who are not our employees received shares of our Class A common stock with a market value on the grant date equivalent to approximately $75,000.  Directors can only sell these shares if, after the sale, they maintain a minimum of five times their annual retainer in value of our Class A common stock.

(3)	Reflects amounts earned in 2019 under Mr. Schmidt’s Consulting Agreement (the “Consulting Agreement”).

Narrative to Director Compensation

For 2019, directors who are not our employees or employees of one of our subsidiaries received a $50,000 annual retainer and no meeting attendance fees.  An additional annual retainer of $15,000 was paid to our Lead Independent Director; $7,500 to committee Chairs; and $5,000 to committee members.

Directors who are not our employees or employees of one of our subsidiaries received a grant of Class A common stock equivalent to approximately $75,000 at the time of our Board's annual meeting.  Directors can only sell these shares if, after the sale, they maintain a minimum of five times their annual retainer in value of Class A common stock.

In April 2020, in light of the uncertain impact of COVID-19 on the Company’s operations, the Compensation Committee approved a 15% reduction in each of the quarterly cash retainer, quarterly committee chairperson fees, and quarterly committee member fees, effective April 1, 2020.

Directors who are our employees or employees of one of our subsidiaries do not receive compensation for board or committee service.

In 2019, Mr. Schmidt received additional amounts for services he performed under his Consulting Agreement. In July 2016, the Company entered into the Consulting Agreement with Mr. Schmidt.  Pursuant to the Consulting Agreement, Mr. Schmidt provided consulting services to the Company, assisting management in improving performance of a subsidiary.  The Consulting Agreement is currently month-to-month, subject to termination by either party upon 30 days’ advance written notice.  Under the Consulting Agreement, , Mr. Schmidt is entitled to compensation of $2,000 per day for every day he is on-site at a Company location to perform consulting services or is traveling to or from a Company location to perform consulting services.  This compensation arrangement replaced the previous $18,333 per month arrangement, effective January 1, 2017.  During 2019, the Company paid Mr. Schmidt $42,000 in fees under the Consulting Agreement. The last payment under the Consulting Agreement was made to Mr. Schmidt in 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of the most recent practicable date of May 29, 2020, the number of shares and percentage of outstanding shares of our Class A and Class B common stock beneficially owned by:

●	each of our directors, director nominees, and Named Executive Officers;
●	all of our executive officers and directors as a group; and
●	each person known to us to beneficially own 5% or more of any class of our common stock.

The percentages shown are based on 15,152,621 shares of Class A common stock (including 413,497 shares of restricted Class A common stock subject to certain performance vesting, time vesting, and holding provisions, which carry voting rights) and 2,350,000 shares of Class B common stock outstanding at the Record Date.  In the "Percent of Class" column, references to "Total" mean the total number of shares of Class A and Class B common stock beneficially owned as of the Record Date.  The shares of Class B common stock owned by Mr. and Mrs. Parker are convertible into the same number of shares of Class A common stock at any time and convert automatically if beneficially owned by anyone other than Mr. or Mrs. Parker or certain members of their family.  The Class B common stock has two votes per share, but otherwise is substantially identical to the Class A common stock, which has one vote per share.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Class A & Class B common	David R. Parker & Jacqueline F. Parker	4,966,302(3)	17.3% of Class A 100% of Class B 28.4% of Total(4)
Class A common	Joey B. Hogan	163,949(5)	1.1% of Class A 0.9% of Total
Class A common	John A. Tweed	50,224(6)	*
Class A common	Richard B. Cribbs	97,518(7)	*
Class A common	Samuel F. Hough	57,785(8)	*
Class A common	William T. Alt	19,665(9)	*
Class A common	Robert E. Bosworth	101,619(10)	*
Class A common	Bradley A. Moline	57,943(11)	*
Class A common	Herbert Schmidt	16,085(12)	*
Class A common	W. Miller Welborn	14,463(13)	*
Class A common	Rachel Parker-Hatchett	61,162(14)	*
Class A common	Michael Kramer	100(15)	*
Class A common	BlackRock, Inc.	1,518,684(16)	10.0% of Class A 8.7% of Total
Class A common	Dimensional Fund Advisors LP	1,340,247(17)	8.8% of Class A 7.7% of Total
Class A common	Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC	1,112,435(18)	7.3% of Class A 6.4% of Total
Class A & Class B common	All directors and executive officers as a group (15 persons)	5,682,038(19)	22.0% of Class A 100% of Class B 32.5% of Total

*	Less than one percent (1%).
(1)
The business address of Mr. and Mrs. Parker and the other directors, Named Executive Officers and the other executive officers is 400 Birmingham Highway, Chattanooga, Tennessee 37419.  The business addresses of the remaining entities listed in the table above are as follows: (i) BlackRock, Inc., 55 East 52nd Street, New York, NY 10055; (ii) Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, Texas 78746; (iii) Ameriprise Financial, Inc., 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474; and (iv) Columbia Management Investment Advisers, LLC, 225 Franklin Street, Boston, Massachusetts 02110.

(2)
Beneficial ownership includes sole voting power and sole investment power with respect to such shares unless otherwise noted and subject to community property laws where applicable.  In accordance with Rule 13d‑3(d)(1) under the Exchange Act, the number of shares indicated as beneficially owned by a person includes shares of Class A common stock underlying options that are currently exercisable.  In addition, beneficial ownership includes shares of restricted Class A common stock with voting rights subject to certain vesting and holding provisions held by the following individuals:  Mr. Parker, 81,013; Mr. Hogan, 67,782; Mr. Cribbs, 37,044; Mr. Tweed, 7,500; and Mr. Hough, 29,249.  The beneficial ownership also includes the following shares of Class A common stock allocated to the accounts of the following individuals under our 401(k) plan (the number of shares reported as beneficially owned is equal to the following individuals' May 15, 2020 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date): Mr. Parker, 26,584; Mr. Hogan, 30,926; Mr. Cribbs, 8,400; and Mr. Hough, 77.

(3)
Comprised of 2,284,571 shares of Class A common stock and 2,350,000 shares of Class B common stock owned by Mr. and Mrs. Parker as joint tenants with rights of survivorship; 81,013 shares of restricted Class A common stock with voting rights; and 26,584 shares allocated to the account of Mr. Parker under our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Parker's May 29, 2020 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date); and 224,134 shares of Class a common stock held by Mr. Parker’s mother, over which Mr. Parker holds a power of attorney, but as to which he expressly disclaims beneficial ownership.  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(4)
Based on the aggregate number of shares of Class A and Class B common stock held by Mr. and Mrs. Parker.  Mr. and Mrs. Parker hold 17.3% of shares of Class A and 100% of shares of Class B common stock.  The Class A common stock is entitled to one vote per share, and the Class B common stock is entitled to two votes per share.  Mr. and Mrs. Parker beneficially own shares of Class A and Class B common stock with 36.9% of the voting power of all outstanding voting shares.

(5)
Comprised of 48,887 shares of Class A common stock owned by Mr. Hogan and Melinda J. Hogan as joint tenants, 16,354 shares of Class A common stock owned by Mr. Hogan, 67,782 shares of restricted Class A common stock with voting rights, and 30,926 shares held by Mr. Hogan in our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Hogan's May 29, 2020 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date).  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(6)
Comprised of 42,724 shares of Class A common stock owned directly by Mr. Tweed and 7,500 shares of restricted Class A common stock with voting rights.  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(7)
Comprised of 52,074 shares of Class A common stock owned directly, 37,044 shares of restricted Class A common stock with voting rights, and 8,400 shares held by Mr. Cribbs in our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Cribbs' May 29, 2020 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date).  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(8)
Comprised of 28,459 shares of Class A common stock owned directly by Mr. Hough, 29,249 shares of restricted Class A common stock with voting rights, and 77 shares held by Mr. Hough in our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Hough’s May 29, 2020 account balance in the employer stock fund under the Company’s 401(k) plan divided by the closing market price on such date).  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(9)	Comprised of 15,580 shares of Class A common stock held by Mr. Alt's spouse and 4,085 shares of Class A common stock owned directly by Mr. Alt.
(10)	Comprised of 73,451 shares of Class A common stock owned directly by Mr. Bosworth and 28,168 shares of Class A common stock held in Mr. Bosworth's IRA.
(11)	Comprised of 56,943 shares of Class A common stock held directly by Mr. Moline and 1,000 shares held in Mr. Moline's IRA.
(12)	Comprised of 16,085 shares of Class A common stock held directly by Mr. Schmidt.
(13)	Comprised of 14,463 shares of Class A common stock held directly by Mr. Welborn.
(14)	Comprised of 61,162 owned by Ms. Parker-Hatchett and Robert B. Hatchett as joint tenants.
(15)	Comprised of 100 shares of Class A common stock held directly by Mr. Kramer.
(16)
As reported on Schedule 13G/A filed with the SEC on February 5, 2020, which indicates that BlackRock, Inc. has sole voting power with respect to 1,405,083 shares, no shared voting power, sole dispositive power with respect to 1,518,684 shares, and shared dispositive power with respect to no shares.  Information is as of December 31, 2019.

(17)
As reported on Schedule 13G/A filed with the SEC on February 12, 2020, which indicates that Dimensional Fund Advisors LP has sole voting power with respect to 1,294,880 shares, no shared voting power, sole dispositive power with respect to 1,340,247 shares, and shared dispositive power with respect to no shares.  Represents aggregate beneficial ownership on a consolidated basis reported by Dimensional Fund Advisors LP.  Information is as of December 31, 2019.

(18)
As reported on Schedule 13G/A filed with the SEC on February 14, 2020 by Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC. Ameriprise Financial has no sole voting power, shared voting power with respect to 1,022,828 shares, no sole dispositive power, and shared dispositive power with respect to 1,112,435 shares. Columbia Management Investment Advisers, LLC has no sole voting power, shared voting power with respect to 1,022,828 shares, no sole dispositive power, and shared dispositive power with respect to 1,103,328 shares.  Information is as of December 31, 2019.

(19)
The other executive officers are M. Paul Bunn, T. Ryan Rogers, and James S. Grant III. As of the Record Date, Mr. Bunn beneficially owned 54,105 shares of Class A common stock, comprised of 20,627 shares owned directly, 13,581 shares of restricted Class A common stock with voting rights, 2,515 shares held by Mr. Bunn's spouse, and 17,382 shares allocated to the account of Mr. Bunn under our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Bunn's May 29, 2020 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date). Mr. Rogers beneficially owned 21,118 shares of Class A common stock, comprised of 3,367 shares owned directly and 17,751 shares of restricted Class A common stock with voting rights. Mr. Grant did not beneficially own any shares of Class A common stock with voting rights.  The shares detailed in this footnote are included in the calculation of all directors and executive officers as a group. The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under its charter, our Audit Committee must review and approve all transactions between our executive officers and us.  The Audit Committee reviews all of such ongoing transactions quarterly; however, the compensation of our executive officers is not within the Audit Committee’s purview.  Pursuant to its charter, our Audit Committee must review and approve in advance any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any “related person” (as that term is defined in Instruction 1 to Item 404(a) of SEC Regulation S-K) had or will have a direct or indirect material interest, referred to as a “related party transaction.”  All such transactions must be reviewed and preapproved by our Audit Committee.  No director may participate in any discussion or approval of a related party transaction for which he or she, or his or her relative, is a related party.  If a related party transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

For 2018 and 2019, no such transactions involved an amount equal to or exceeding $120,000, except for the employment of two immediate family members of David Parker, the Consulting Agreement with Mr. Schmidt, and the Company’s transactions with Seat My Trucks, LLC and WLC Properties.  In 2018 and 2019, the Company employed the following persons: (i) Clay Scholl, an employee of our Solutions subsidiary, is the brother-in-law of David Parker, and (ii) Rob Hatchett, former Vice President of Recruiting for our Covenant Transport subsidiary, is the son-in-law of David Parker and husband of Rachel Parker-Hatchett.  Total compensation for 2018 for each of Clay Scholl and Rob Hatchett was approximately $214,000 and $288,000, respectively, and for 2019, was approximately $133,000 and $22,000, respectively, and includes the grant date fair value of equity awards subject to performance-based and time-based vesting conditions. In 2019, the Company entered into a business arrangement with Seat My Trucks, LLC, a company owned by Rob Hatchett.  The total payments made to Seat My Trucks in 2019 were: $1,384,100 in media pass-through expenses, $105,000 in monthly consulting fees, and $247,805 in placement fees. The Company leases certain real estate from WLC Properties, which is partially owned by John Tweed’s children’s trust. The total payments made to WLC Properties in 2019 was $717,000 in monthly rental payments.

In July 2016, the Company entered into a Consulting Agreement with Herbert J. Schmidt, one of our directors.  Pursuant to the Consulting Agreement, Mr. Schmidt provided consulting services to the Company and to SRT in particular, including assisting SRT’s management in improving SRT’s performance.  In approving the Consulting Agreement, the Board determined that Mr. Schmidt’s extensive, executive-level operational experience at Con-way would make him an ideal candidate to assist in the Company’s goal of improving SRT’s operating results.  The Board further determined that achieving this goal would require greater involvement by Mr. Schmidt, both in terms of time and operational direction, than would be commensurate with his role as director.

The Consulting Agreement had an initial term of six months and entitled Mr. Schmidt to receive compensation of $18,333 per month, plus reimbursement of reasonable and customary expenses incurred in connection with his performance of the agreement.  In December 2016, upon a determination that it was in the Company’s interest to continue to utilize Mr. Schmidt as a consultant, the Consulting Agreement was amended so that the term continues on a month-to-month basis, subject to termination by either party upon 30 days’ advance written notice.  The Consulting Agreement was also amended so that Mr. Schmidt was entitled to compensation of $2,000 per day for every day he is on-site at a Company location to perform consulting services or is traveling to or from a Company location to perform consulting services.  This compensation arrangement replaced the previous $18,333 per month arrangement, effective January 1, 2017.  Upon entering into the Consulting Agreement, Mr. Schmidt ceased to serve on our Compensation Committee and, upon amending and extending the Consulting Agreement in December 2016, Mr. Schmidt ceased to serve on our Nominating Committee.  During 2018, the Company paid Mr. Schmidt $106,000 in fees and $13,778 in expense reimbursements under the Consulting Agreement, and during 2019, the Company paid Mr. Schmidt $42,000 in fees and $10,225 in expense reimbursements under the Consulting Agreement.

PROPOSAL 2 – ADVISORY AND NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this proxy statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our Named Executive Officers as disclosed on pages 15 to 34.  Non-binding votes to approve the compensation of our Named Executive Officers are held every year.

As described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective		How Our Executive Compensation Program Achieves This Objective
Attract and retain talented executives and motivate those executives to achieve superior results.	•
We link compensation to achievement of specified performance goals, appreciation in the market price of our Class A common stock, and continued employment with the Company and utilize multi-year vesting requirements to promote long-term ownership.

Align executives’ interests with our corporate strategies, our business objectives, and the performance of specific business units to the extent applicable.	•
Annual management bonuses for each of our Named Executive Officers are based on adjusted EPS (and for certain of our Named Executive Officers, the satisfaction of operating income and adjusted operating ratio targets established for the Company’s subsidiaries) critical to our goal of maintaining profitability and fostering long-term growth.

Enhance executives’ incentives to increase our stock price and focus on the long-term interests of our stockholders.	• •
We incorporate cash and equity compensation components into our plan to provide incentives for short-term and long-term objectives.
o        Annual cash incentives based on targets with objective, measurable criteria keep management focused on near-term results. Caps on cash awards are built into our plan design.
o       The equity compensation component, which includes awards such as restricted stock grants, provides balance to our other elements of our compensation program and creates incentive for executives to increase stockholder value over an extended period of time.
We attempt to keep base salaries reasonable and weight overall compensation toward incentive and equity-based compensation.

Control costs.	• •
We provide de minimis perquisites to our Named Executive Officers and make matching “discretionary” contributions to the Named Executive Officers’ 401(k) account, which we have temporarily discontinued due to the effects of COVID-19. Contributions for our Named Executive Officers for 2019 aggregated to approximately $26,675.
We seek to ensure, to the extent possible, that incentive compensation paid by us is deductible for tax purposes.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 15 of this proxy statement for more information on our executive compensation policies and procedures.  The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal 2:

“RESOLVED, that the stockholders advise that they approve the compensation of the Company’s Named Executive Officers, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative discussion in this proxy statement for the Company’s 2020 Annual Meeting of Stockholders.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors.  Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change in Auditor

On April 17, 2020, the Audit Committee made the decision to change the Company’s independent registered public accounting firm and the Company dismissed KPMG as its independent registered public accounting firm.

The audit reports of KPMG on the Company's consolidated financial statements as of and for the years ended December 31, 2019 and 2018 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

•
The audit report of KPMG on the consolidated financial statements of the Company as of and for the year ended December 31, 2019 contained a paragraph stating that “As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for leases as of January 1, 2019 due to the adoption of ASU 2016-02, Leases, and subsequently issued additional ASUs amending this ASU (collectively ASC 842, Leases).”

The audit reports of KPMG on the effectiveness of internal control over financial reporting as of and for the years ended December 31, 2019 and 2018 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report indicates that the Company did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of a material weakness described in the following paragraph.

During the two fiscal years ended December 31, 2019 and 2018, and from January 1, 2020 through March 10, 2020, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference in connection with their opinion to the subject matter of the disagreement. During the years ended December 31, 2019 and 2018, and from January 1, 2020 through April 17, 2020, there have been no “reportable events” (as defined in Regulation S-K Item 304(a)(1)(v)); except for a material weakness in internal control over financial reporting identified during the audit for the year ended December 31, 2018 related to the design and maintenance of effective program change management controls over certain information technology (“IT”) operating systems, databases and IT applications that support the Company’s financial reporting processes. This material weakness was disclosed in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and was disclosed by the Company as remediated in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

On April 17, 2020, the Audit Committee made the decision to engage Grant Thornton LLP (“Grant Thornton”) as the Company's independent registered public accounting firm, effective immediately, to perform independent audit services for the fiscal year ending December 31, 2020. During the fiscal years ended December 31, 2019 or 2018, and from January 1, 2020 through April 17, 2020, neither the Company nor anyone on its behalf consulted GT regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company, and no written report or oral advice was provided to the Company by Grant Thornton that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Principal Accountant Fees and Services

The principal independent registered public accounting firm utilized by us during 2019 was KPMG.

KPMG billed us the following amounts for services provided in the following categories during the years ended December 31, 2019 and 2018:

	2019	2018
Audit Fees(1)	$714,975	$736,957
Audit-Related Fees(2)	-	-
Tax Fees(3)	-	180,285
All Other Fees(4)	-	-
Total	$714,975	$917,242

(1)
Represents the aggregate fees billed and expenses for professional services rendered by KPMG for the audit of our annual financial statements and reviews of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by an independent registered public accounting firm in connection with statutory or regulatory filings or engagements for those years.  For 2018, the audit fees included work related to the Landair Acquisition.

(2)
Represents the aggregate fees billed for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “audit fees.” There were no such fees and expenses for 2019 or 2018.

(3)	Represents the aggregate fees billed for professional services rendered by KPMG for tax compliance, tax advice, and tax planning.
(4)	Represents the aggregate fees billed for products and services provided by KPMG, other than audit fees, audit-related fees, and tax fees. There were no such fees for 2019 or 2018.

Our Audit Committee maintains a policy pursuant to which the Audit Committee Chair reviews all audit services and permitted non-audit services to be performed by our independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the firm’s independence, with the Audit Committee retaining the authority to make the final decision.  Under this policy, the Audit Committee pre-approves specific types or categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by our principal independent registered public accounting firm.  Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement.  Management and the principal independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the principal independent registered public accounting firm in accordance with the annual pre-approval, and the fees for the services performed to date.  To the extent that management believes that a new service or the expansion of a current service provided by the principal independent registered public accounting firm is necessary or desirable, such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the principal independent registered public accounting firm to render such services.  No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2‑01(c)(7)(i)(C), of SEC Regulation S-X during the year ended December 31, 2019.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

We are asking our stockholders to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2020.  Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the ratification of Grant Thornton.  Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice.

A representative of Grant Thornton is expected to participate in the Annual Meeting by telephone and to be available to respond to appropriate questions.  Grant Thornton’s representative will have an opportunity to make a statement at the Annual Meeting should he or she desire to do so.  A representative of KPMG is not expected to participate in the Annual Meeting.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.  Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

PROPOSAL 4 – APPROVAL OF AMENDMENT TO THE COMPANY’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE THE COMPANY’S NAME TO COVENANT LOGISTICS GROUP, INC.

The Board unanimously approved and directed that there be submitted to our stockholders for their approval a proposal to amend the Company’s Seconded Amended and Restated Articles of Incorporation to change the name of the Company from Covenant Transportation Group, Inc. to Covenant Logistics Group, Inc.

The proposed name change is part of the Company’s marketing and rebranding efforts which strive to streamline the Company’s service offerings, uniting them under an enterprise-wide “Covenant Logistics” brand. The Board believes that consolidation under one enterprise-wide brand will provide a clearer and more unified image of the Company’s mission, focus, and business to customers, drivers, and employees. Previously, the Company had provided its service offerings through a variety of distinct individual brands, and the Board anticipates that the amalgamation of service offerings into an enterprise-wide brand will reduce customer confusion while also decreasing operating complexity and increasing efficiency within the Company. Accordingly, the Board believes it to be in the best interest of the Company and its stockholders to change the name of the Company to Covenant Logistics Group, Inc.

If the name change is approved, the Company also intends to change the Company’s ticker symbol from “CVTI” to “CVLG,” which ticker symbol has been reserved with NASDAQ. Your stock certificates will remain valid and stockholders will not be required to submit their stock certificates for exchange as a result of this amendment. Following the effective date of the amendment, if approved, all new stock certificates issued by the Company would be printed with the Company’s new name, Covenant Logistics Group, Inc.

The proposed amendment will require an amendment to the Company’s Seconded Amended and Restated Articles of Incorporation. Under Nevada law, such an amendment requires the affirmative vote of a majority of the voting power of the shares of Class A and Class B common stock issued and outstanding, voting together as a single class. In the absence of contrary instructions, each proxy will be voted “for” the approval of the amendment. If approved by stockholders, the amendment will become effective on the date it is filed with the Nevada Secretary of State, and we anticipate that the appropriate filing to effect the amendment will be made as soon after the Annual Meeting as practicable.

If this Proposal 4 is approved, Article I of the Company’s Second Amendment and Restated Articles of Incorporation will be amended in its entirety as follows: “The name of the corporation is Covenant Logistics Group, Inc.”

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO AMEND THE COMPANY’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE THE COMPANY’S NAME TO COVENANT LOGISTICS GROUP, INC.

PROPOSAL 5: APPROVAL OF THE SECOND AMENDMENT TO THE INCENTIVE PLAN

Summary

●
The Board is asking for stockholder approval of the Second Amendment to our Third Amended and Restated 2006 Omnibus Incentive Plan (the "Second Amendment to the Incentive Plan") to increase the number of shares of Class A common stock available for issuance thereunder by an additional 1,900,000 shares. Equity compensation is critical for the Company to attract, motivate and retain qualified executive officers and other key personnel through competitive compensation packages, and it aligns our executives’ and stockholders’ short- and long-term interests by creating a strong and direct link between executive pay and stockholder return.

●
The Board believes the shares remaining under the Incentive Plan are insufficient to fulfill the Company’s objectives. If stockholders do not approve the Second Amendment to the Incentive Plan, the Company will have approximately 395,214 remaining shares under the Incentive Plan for future awards and may need to resort to greater cash compensation to remain competitive.

●	The Second Amendment to the Incentive Plan would add a fungible share reserve feature, which:

o
makes a distinction between the number of shares in the reserve attributable to (i) stock options and stock appreciation rights (“SARs”) and (ii) “full value” awards (i.e., grants other than options/SARs, such as restricted stock, restricted stock units, and performance shares/units); and

o
provides that shares subject to stock options and SARs will be counted against the share limit as one share for every one share granted, but any shares that are subject to Awards other than stock options or SARs will be counted against the share limit as 1.80 shares for every one share granted.

●	The Incentive Plan currently disallows:

o	tax gross-ups of any kind;
o	payment of dividends on unvested future awards;
o	vesting periods of less than twelve months for future awards (as clarified by the Second Amendment to the Incentive Plan and subject to the limited exception described below);
o	share recycling related to exercise of stock options, shares available for issuance upon the grant of SARs and shares forfeited for tax withholding obligations; and
o
the power to vote shares underlying awards prior to the vesting of such shares (for awards granted on or after the date on which the First Amendment to the Incentive Plan was approved by our stockholders).

●	In addition the Board is asking for stockholder approval of the Second Amendment to the Incentive Plan to make certain changes that support governance best practices, including:

o	adding a double-trigger vesting requirement upon a change in control; and
o	eliminating the Compensation Committee’s discretion to accelerate vesting, except in cases involving death or disability.

Introduction

At the Annual Meeting, our stockholders are being asked to approve the proposed Second Amendment to the Incentive Plan to (i) increase the number of shares of Class A common stock available for issuance thereunder by an additional 1,900,000 shares, (ii) add a fungible share reserve feature, under which shares subject to stock options and SARs will be counted as one share for every share granted and shares subject to all other Awards will be counted as 1.80 shares for every share granted, (iii) add a double-trigger vesting requirement upon a change in control, (iv) eliminate the Compensation Committee’s discretion to accelerate vesting, except in cases involving death or disability, (v) increase the maximum Award granted or payable to any one Participant under the Incentive Plan for a calendar year from 200,000 shares of Class A common stock or $2,000,000, in the event the Award is paid in cash, to 500,000 shares of Class A common stock or $4,000,000, in the event the Award is paid cash, and (vi) make such other miscellaneous, administrative and conforming changes as are necessary. Currently there are approximately 395,214 shares available for issuance under the Incentive Plan; therefore, the Second Amendment to the Incentive Plan would result in approximately 2,295,214 shares being available for future awards, subject to adjustment for future forfeitures (except for tax withholding and cashless exercise forfeitures) and to reflect the occurrence of certain events (described under “Proposal 5: Approval of the Second Amendment to the Incentive Plan – Description of the Incentive Plan and the Second Amendment to the Incentive Plan – Adjustments Upon Certain Events” below). The Compensation Committee has approved the Second Amendment to the Incentive Plan and the Board has directed that it be submitted for stockholder approval at the Annual Meeting. If approval of the Second Amendment to the Incentive Plan is not obtained at the Annual Meeting from our stockholders, the Incentive Plan will remain in full force and effect, and our ability to grant equity awards to attract, motivate and retain new and existing key employees, directors, officers and eligible participants (collectively, “Participants”) would be limited. In that event, to remain competitive, the Company may be required to adopt additional cash or equity related compensation programs.

Before approving the Second Amendment to the Incentive Plan, the Compensation Committee considered a number of factors, including share usage over the last three years, shares expected to be required in the future based upon historical practices, and shares expected to be required as the Company continues to retain and complement our leadership team. The Compensation Committee believes additional shares are needed to (i) recruit talent to fill open positions on our management team as they arise, (ii) motivate our current executive management team and (iii) continue to make awards under the Company’s historical Incentive Plan, which tie a significant portion of total compensation to equity awards and align with stockholder interests. Furthermore, a significant portion of our executives’ total annual compensation is in the form of equity awards. The majority of performance-based restricted shares granted in 2019 have a performance period that extends beyond 2019. If performance targets are met, it benefits both our stockholders and our equity recipients. If performance targets are not met, the restricted shares are forfeited and our effective burn rate reduced.

In deciding to increase the number of shares available for issuance under the Incentive Plan by 1,900,000 shares, the Compensation Committee considered, among other factors:

●	the approximately 395,214 shares currently available for issuance under the Incentive Plan;
●
the addition of the fungible share reserve feature, under which shares subject to stock options and SARs will be counted as one share for every share granted and shares subject to all other Awards will be counted as 1.80 shares for every share granted;

●	the number of shares necessary to attract, motivate and retain qualified executive officers and other key personnel;
●	the Board’s desire to have sufficient availability under the Incentive Plan to grant awards for the next three years;
●
our current three-year average burn rate of approximately 0.893%, calculated based upon performance-based awards vested in the year (versus granted) and time-based awards granted in the year, divided by our weighted average basic common shares outstanding (or 1.79% calculated in accordance with Institutional Shareholder Services methodology);

●	the number of shares of Class A common stock outstanding, the dilutive effects of awards under the Incentive Plan and our projected burn rate; and
●
the effect of the price of our Class A common stock on the number of shares needed to maintain the significant percentage of our compensation packages for key employees that is currently granted in the form of equity.

In addition to the factors above, the Compensation Committee also considered the following factors, among others, when determining whether to approve the Second Amendment to the Incentive Plan:

●
the Board’s belief that equity-based grants to employees are a highly effective recruiting and retention tool that allows key employees to share in the ownership of our Company and contribute to our revenue and earnings growth by aligning the long-term interests of our management and key employees with those of our stockholders;

●	approximately 67.6% of awards currently outstanding under the Incentive Plan vest only if certain performance criteria are achieved, thus resulting in dilution only if stockholder value is created;
●
the Board’s belief that if additional shares are not available for future awards, we would be required to discontinue or significantly curtail our use of equity as a key part of our executive compensation program and increase the use of cash awards, which could have an adverse impact on our ability to attract, motivate and retain employees, our ability to execute on our strategic plan, and our results of operations; and

●
the provisions in the Second Amendment to the Incentive Plan designed to protect stockholders’ interests, including provisions that disallow (i) the addition of a double-trigger vesting requirement upon a change in control and (ii) the elimination the Compensation Committee’s discretion to accelerate vesting, except in cases involving death or disability.

Equity Shares Under All Plans

To provide a complete picture of the overall share pool, below are equity plan share data as of fiscal year end, and updated data as of June 5, 2020:

	December 31, 2019	June 5, 2020
Unexercised options outstanding	-	-
Unvested shares of restricted stock outstanding(1)	787,460	865,491
Total shares remaining for future grants	477,245	395,214

(1)          Includes 537,348 performance-based Awards as of December 31, 2019, and 566,486 as of June 5, 2020.

Historical Equity Award Granting Practices – Burn Rate

In determining the number of shares by which to increase the pool of shares authorized for issuance under the Incentive Plan, we considered a number of factors, including the burn rate. With the significant percentage of outstanding Awards containing performance criteria, we believe calculating the Company’s burn rate based upon performance-based awards vested in the year (versus granted) and time-based awards granted in the year, divided by our weighted average (basic) common shares outstanding, provides a more accurate depiction of our burn rate. The following table summarizes our awards to all employees over the last three years. Our current three-year average burn rate is approximately 0.893% for fiscal years 2017 through 2019 (or 1.79% calculated in accordance with Institutional Shareholder Services methodology).

Fiscal Year	Options Granted	Director Full Value Awards Granted	Time-Based Full Value Awards Granted	Performance-Based Full Value Awards Granted	Performance-Based Full Value Awards Vested(1)	Total Awards(2)	Weighted Average Basic Common	Burn Rate %(3)
2019	-	20,425	131,450	219,538	88,588	240,463	18,435,143	1.30%
2018	-	12,115	107,806	45,404	-	119,921	18,339,523	0.65%
2017	-	14,775	89,366	344,731	29,734	133,875	18,279,230	0.73%
								0.893%

(1)	Performance-based awards earned were subject to achievement of pre-determined objectives for awards granted in fiscal years 2015 through 2018.

(2)	Total Awards is comprised of director and time-based full value awards granted and performance-based full value awards earned and vested.

(3)	When applying a multiplier (2.0) to full value awards, consistent with Institutional Shareholder Services methodology, the three-year average burn rate equals 1.79%.

Provisions Designed to Protect Stockholders

The Incentive Plan (as amended by the Second Amendment to the Incentive Plan) and our governance and compensation policies contain a number of provisions that we believe are designed to protect stockholder interests, including:

●	double-trigger vesting requirement upon a change in control (added by the Second Amendment to the Incentive Plan);
●	prohibition of share recycling related to exercise of stock options, shares available for issuance upon the grant of SARs and shares forfeited for tax withholding obligations;
●	prohibition of the Compensation Committee’s discretion to accelerate vesting, except in cases involving death or disability (added by the Second Amendment to the Incentive Plan);
●	prohibition of the repricing of stock options without stockholder approval;
●	prohibition of the issuance of stock options with an exercise price less than the fair market value of the Class A common stock on the grant date;
●	limiting the maximum term of a stock option to ten years;
●
prohibition of (i) tax gross-ups of any kind, (ii) payment of dividends on unvested future awards, (iii) vesting periods of less than twelve months for future awards (as clarified by the Second Amendment to the Incentive Plan and subject to the limited exception described below), and (iv) the power to vote shares underlying awards prior to the vesting of such shares (for awards granted on or after the date on which the First Amendment to the Incentive Plan was approved by our stockholders);

●	administration of the Incentive Plan by the Compensation Committee, which is comprised entirely of independent directors;
●	the Compensation Committees’ ability to exercise negative discretion to eliminate or reduce the size of an award if appropriate;
●	awards to Participants are subject to limits as to the number of shares or cash received;
●
our Executive Stock Ownership, Retention, and Anti-Hedging and Anti-Pledging Policy, which, among other things, (i) requires certain of our executive officers to build certain stock ownership over time through equity grants, expressed as multiples of annual base salary, (ii) requires such individuals to retain post-tax shares from each award on exercise, vesting or earn-out, until such individual complies with the stock ownership levels required by the Executive Stock Ownership, Retention, and Anti-Hedging and Anti-Pledging Policy, and (iii) prohibits hedging transactions in our Class A and Class B common stock and pledging our Class A and Class B common stock as collateral for loans or purchasing our Class A common stock on margin, all as further provided in our Executive Stock Ownership, Retention, and Anti-Hedging and Anti-Pledging Policy; and

●	our Clawback Policy, which covers equity awards.

Description of the Incentive Plan and the Second Amendment to the Incentive Plan

In May 2013, our stockholders approved the Third Amended and Restated 2006 Omnibus Incentive Plan, as amended (the "Incentive Plan"), which replaced the Second Amended and Restated Incentive Plan. The First Amendment to the Incentive Plan was approved by our stockholders in May 2019. If approved by our stockholders at the Annual Meeting, the Second Amendment to the Incentive Plan will be effective as of July 1, 2020, its approval date. The principal provisions of the Incentive Plan, as amended by the First Amendment to the Incentive Plan and the Second Amendment to the Incentive Plan, are summarized below. This summary is qualified in its entirety by reference to the text of the Incentive Plan as currently in effect. The Second Amendment to the Incentive Plan is attached as Appendix A to this Proxy Statement. You are urged to read the actual text of the Incentive Plan and the Second Amendment to the Incentive Plan in their entirety.

The purposes of the Incentive Plan are to: (i) provide our employees with an opportunity to acquire Class A common stock in a manner that reinforces our performance goals and provides an incentive to continue employment with us and work toward our long-term growth, development and financial success; (ii) attract, motivate and retain qualified executive officers and other key personnel by providing them with long-term incentives and reward such Participants by the issuance of equity grants so that these employees and directors will contribute to and participate in our long-term performance; and (iii) align our executives’ and stockholders’ short- and long-term interests by creating a strong and direct link between executive pay and stockholder return. In furtherance of these purposes, the Incentive Plan authorizes the grant of stock options and restricted stock, subject to applicable law, to our employees, directors and consultants.

The Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by granting Awards (as defined in the Incentive Plan) that have multiple-year vesting schedules. Awards with multiple-year vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to our short-term performance. Awards with multiple-year vesting schedules create an incentive for executive officers to increase stockholder value over an extended period of time because the value received from such Awards is based upon the growth of the stock price. Furthermore, for Awards granted on or after the date on which the Second Amendment to the Incentive Plan is approved by our stockholders, the Incentive Plan provides that any Award will not vest in periods of less than twelve months from the Grant Date of such Award, except for the 5% of the Share Reserve on the Second Amendment Effective Date that will be available for issuance under the Incentive Plan with no minimum vesting requirements. Such Awards also incentivize executives to remain with us over an extended period of time. Thus, we believe the Incentive Plan is an effective way of aligning the interests of our executive officers with those of our stockholders.

When the Third Amended and Restated 2006 Omnibus Incentive Plan was originally adopted in May 2013, it increased the number of shares of Class A common stock available for issuance under the Incentive Plan by an additional 750,000 shares. The First Amendment to the Incentive Plan, approved in May 2019, also increased the number of shares of Class A common stock available for issuance under the Incentive Plan by an additional 750,000 shares. The Second Amendment to the Incentive Plan would increase the number of shares of Class A common stock available for issuance under the Incentive Plan by an additional 1,900,000 shares. Currently there are approximately 395,214 shares available for issuance under the Incentive Plan; therefore, the Second Amendment to the Incentive Plan would result in approximately 2,295,214 shares being available for future Awards, subject to adjustment for future forfeitures (except for tax withholding and cashless exercise forfeitures) and to reflect the occurrence of certain events (described under “Proposal 5: Approval of the Second Amendment to the Incentive Plan – Description of the Incentive Plan and the Second Amendment to the Incentive Plan – Adjustments Upon Certain Events” below). The Second Amendment to the Incentive Plan would also add a fungible share reserve feature, under which shares subject to stock options and SARs will be counted as one share for every share granted and shares subject to all other Awards will be counted as 1.80 shares for every share granted.

In addition the Board is asking for stockholder approval of the Second Amendment to the Incentive Plan to make certain changes that support governance best practices, including:

●	adding a double-trigger vesting requirement upon a change in control; and
●	eliminating the Compensation Committee’s discretion to accelerate vesting, except in cases involving death or disability.

Types of Awards

A description of the Awards that may be made pursuant to the Incentive Plan follows. Such descriptions are qualified in their entirety by reference to the text of the Incentive Plan.

Stock Options.  Pursuant to the Incentive Plan, the Compensation Committee may grant Awards in the form of stock options to purchase shares of Class A common stock, which stock options may be non-qualified or incentive stock options for federal income tax purposes.  Stock options granted under the Incentive Plan vest and become exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee.  Any stock option granted in the form of an incentive stock option must satisfy the requirements of Section 422 of the IRC.  The exercise price per share of Class A common stock for any stock option cannot be less than 100% of the fair market value of a share of Class A common stock on the day that the stock option is granted.  In addition, the term of the stock option may not exceed ten (10) years.  In the case of an incentive stock option granted to an employee Participant who owns, directly or indirectly (as determined by reference to Section 424(d) of the IRC), at the time the option is granted, stock possessing more than 10 percent of the total combined voting power of all classes of our stock, the exercise price per share of Class A common stock for any stock option will not be less than 110% of the fair market value of a share of Class A common stock on the day that the stock option is granted, and the term of the stock option may not exceed five (5) years. The exercise price of any stock option granted pursuant to the Incentive Plan may not be subsequently reduced by amendment or cancellation and substitution of such stock option or any other action of the Compensation Committee without stockholder approval, subject to the Compensation Committee’s authority to adjust Awards upon certain events as set forth in the Incentive Plan.  The type (incentive or non-qualified), vesting, exercise price, and other terms of each stock option are set forth in the award notice for such stock option.

A stock option may be exercised by paying the exercise price in cash or its equivalent and/or, to the extent permitted by the Compensation Committee and applicable law, shares of Class A common stock, a combination of cash and shares of Class A common stock, or through the delivery of irrevocable instruments to a broker to sell the shares obtained upon the exercise of the stock option and to deliver to us an amount equal to the exercise price.

Stock Appreciation Rights.  The Compensation Committee may grant Awards in the form of stock appreciation rights, either in tandem with a stock option ("Tandem SARs") or independent of a stock option ("Freestanding SARs").  The exercise price of a stock appreciation right is an amount determined by the Compensation Committee, but in no event is such amount less than 100% of the fair market value of a share of Class A common stock on the date that the stock appreciation right is granted or, in the case of a Tandem SAR, the exercise price of the related stock option.

A Tandem SAR may be granted either at the time of grant of the related stock option or at any time thereafter during the term of the related stock option.  A Tandem SAR is exercisable to the extent its related stock option is exercisable.  Each Tandem SAR entitles the holder of such stock appreciation right to surrender the related stock option and to receive an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Class A common stock over (B) the stock option price per share of Class A common stock, times (ii) the number of shares of Class A common stock covered by the stock option which is surrendered.  Upon the exercise of a stock option as to some or all of the shares of Class A common stock covered by such stock option, the related Tandem SAR is automatically canceled to the extent of the number of shares of Class A common stock covered by the exercise of the stock option.

Each Freestanding SAR will entitle the holder of such stock appreciation right upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Class A common stock over (B) the exercise price, times (ii) the number of shares of Class A common stock covered by the Freestanding SAR and as to which the stock appreciation right is exercised.

The type (Tandem SAR or Freestanding SAR), exercise price, vesting, and other terms of each stock appreciation right is set forth in the award notice for such stock appreciation rights.  Payment of stock appreciation rights may be made in shares of Class A common stock or in cash, or partly in shares of Class A common stock and partly in cash, as determined by the Compensation Committee.

Other Stock-Based Awards.  The Compensation Committee may grant Awards in the form of stock awards (for either unrestricted or restricted shares of Class A common stock), restricted stock unit awards, and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, Class A common stock.  Such other stock-based awards are in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of Class A common stock (or the equivalent cash value of such shares of Class A common stock) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives.  In addition, the Compensation Committee may choose, at the time of grant of a stock-based award, or any time thereafter up to the time of the payment of such award, to include as part of such award an entitlement to receive dividends or dividend equivalents on the shares of Class A common stock underlying such award (for Awards granted before the date on which the First Amendment to the Incentive Plan was approved by our stockholders), subject to such terms, conditions, restrictions, and/or limitations, if any, as the Compensation Committee may establish.  Payment of dividends on unvested Awards is prohibited for Awards granted on or after the date on which the First Amendment to the Incentive Plan was approved by our stockholders. The restrictions, conditions, and other terms of each stock-based award are set forth in the award notice for such award.

Performance Units.  The Compensation Committee may grant Awards in the form of performance units, which are units valued by reference to designated criteria established by the Compensation Committee, other than Class A common stock.  Performance units are in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive a designated payment upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives.  The form, applicable conditions, and other terms of each performance unit are set forth in the award notice for such performance unit.

Performance Awards.  Performance awards are designed to reward executive officers for their contributions to our financial and operating performance and are based primarily upon our financial results and certain operating statistics that the Compensation Committee identifies each year as being important to our success.  Performance awards may take the form of cash, stock awards, restricted stock unit awards, or performance units that are conditioned upon the satisfaction of enumerated performance criteria during a stated performance period, which awards, in addition to satisfying the requirements otherwise applicable to that type of award generally, also satisfy the requirements of performance awards under the Incentive Plan.

Performance awards must be based upon one or more of the following performance criteria: (i) revenues (including without limitation, measures such as revenue per mile (loaded or total) or revenue per tractor), (ii) net revenues, (iii) fuel surcharges, (iv) accounts receivable collection or days sales outstanding, (v) cost reductions and savings (or limits on cost increases), (vi) safety and claims (including, without limitation, measures such as accidents per million miles and number of significant accidents), (vii) operating income, (viii) operating ratio, (ix) income before taxes, (x) net income, (xi) earnings before interest and taxes (EBIT), (xii) earnings before interest, taxes, depreciation, and amortization (EBITDA), (xiii) adjusted net income, (xiv) earnings per share, (xv) adjusted earnings per share, (xvi) stock price, (xvii) working capital measures, (xviii) return on assets, (xix) return on revenues, (xx) debt-to-equity or debt-to-capitalization (in each case with or without lease adjustment), (xxi) productivity and efficiency measures (including, without limitation, measures such as driver turnover, trailer to tractor ratio, and tractor to non-driver ratio), (xxii) cash position, (xxiii) return on stockholders’ equity, (xxiv) return on invested capital, (xxv) cash flow measures (including, without limitation, free cash flow), (xxvi) market share, (xxvii) stockholder return, (xxviii) economic value added, or (xxix) completion of acquisitions (either with or without specified size). In addition, the Compensation Committee may establish, as an additional performance measure, the attainment by a Participant of one or more personal objectives and/or goals that the Compensation Committee deems appropriate, including but not limited to implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans, or the exercise of specific areas of managerial responsibility.  The performance goals set by the Compensation Committee may be expressed on an absolute and/or relative basis, and may include comparisons with our past performance (including the performance of one or more of our divisions) and/or the current or past performance of other peer companies or indices.

For each performance period, the Compensation Committee designates, in its sole discretion, which persons are eligible for performance awards for such period, the length of the performance period, the types of performance awards to be issued, the performance criteria that are to be used to establish performance goals, the kind or level of performance goals, and other relevant matters.

After the close of each performance period, the Compensation Committee determines whether the performance goals for the cycle have been achieved.  In determining the actual award to be paid to a Participant, the Compensation Committee has the authority to reduce or eliminate any performance award earned by the Participant, based upon any objective or subjective criteria it deems appropriate.  The award notice for each performance award sets forth or makes reference to the performance period, performance criteria, performance goals, performance formula, performance pool, and other terms applicable to such performance award.

Administration

The Incentive Plan is administered by the Compensation Committee, or such other committee as may be designated by the Board, which consists of at least two individuals who are intended to qualify both as "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act, and as “independent directors” for purposes of the rules of the principal national securities exchange on which the Class A Common Stock is then listed or admitted to trading, to the extent required by such rules.

The Compensation Committee may allocate all or any portion of its responsibilities and powers under the Incentive Plan to any one or more of its members, our CEO, or other senior members of management as the Compensation Committee deems appropriate; however, only the Compensation Committee (or another committee consisting of two or more individuals who qualify both as "non-employee directors" and as "independent directors") may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act.  The Compensation Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

The Compensation Committee has broad authority in its administration of the Incentive Plan, including, but not limited to, the authority to interpret the Incentive Plan; to establish rules and regulations for the operation and administration of the Incentive Plan; to select the persons to receive Awards; to determine the form, size, terms, conditions, limitations, and restrictions of Awards, including, without limitation, terms regarding vesting, exercisability, assignability, expiration, and the effect of certain events, such as a Participant’s death, disability, retirement, or termination as a result of breach of agreement; to create additional forms of Awards consistent with the terms of the Incentive Plan; to allow for the deferral of Awards; and to take all other action it deems necessary or advisable to administer the Incentive Plan.

To facilitate the granting of Awards to Participants who are employed or retained outside of the United States, the Compensation Committee is authorized to modify and amend the terms and conditions of an Award to accommodate differences in local law, policy, or custom.

Shares Available and Maximum Awards

When the Third Amended and Restated 2006 Omnibus Incentive Plan was originally adopted in May 2013, it increased the number of shares of Class A common stock available for issuance under the Incentive Plan by an additional 750,000 shares. The First Amendment to the Incentive Plan, approved in May 2019, also increased the number of shares of Class A common stock available for issuance under the Incentive Plan by an additional 750,000 shares. As of December 31, 2019, we had 477,245 shares available for issuance and currently 395,214 shares remain available for future Awards. In June 2020, the Compensation Committee adopted the Second Amendment to the Incentive Plan to increase by 1,900,000 the number of shares of the Company’s Class A common stock available for issuance of stock grants, options and other equity awards to the Company’s employees, directors and consultants, which would result in approximately 2,295,214 shares being currently available for future Awards following such increase, subject to approval by our stockholders at the Annual Meeting. The Second Amendment to the Incentive Plan would also add a fungible share reserve feature, under which shares subject to stock options and SARs will be counted as one share for every share granted and shares subject to all other Awards will be counted as 1.80 shares for every share granted. If an option expires or is terminated without having been exercised in full, or if a restricted stock grant is forfeited, the unexercised or forfeited shares become available for future grant under the Incentive Plan using the same fungible share ratio.

The number of shares of Class A common stock available under the Incentive Plan shall be adjusted to reflect the occurrence of certain events described under “Proposal 5: Approval of the Second Amendment to the Incentive Plan – Description of the Incentive Plan and the Second Amendment to the Incentive Plan – Adjustments Upon Certain Events” below.  The total number of shares reserved and available for issuance under the Incentive Plan is automatically adjusted, without further action by the Board or stockholders, to reflect stock dividends, stock splits, reverse stock splits, subdivisions, reorganizations, reclassifications, or any similar recapitalizations that affect or modify the number of shares of outstanding Class A common stock.

If the Second Amendment to the Incentive Plan is approved by Stockholders, the maximum Award granted or payable to any one Participant under the Incentive Plan for a calendar year will be 500,000 shares of Class A common stock, subject to the Compensation Committee’s authority to adjust Awards upon certain events described under “Proposal 5: Approval of the Second Amendment to the Incentive Plan – Description of the Incentive Plan and the Second Amendment to the Incentive Plan – Adjustments Upon Certain Events” below, or in the event the Award is paid in cash, $4,000,000.

Payment Terms

Awards may be paid in cash, shares of Class A common stock, a combination of cash and shares of Class A common stock, or in any other permissible form, as the Compensation Committee determines.  Payment of Awards may include such terms, conditions, restrictions, and/or limitations, if any, as the Compensation Committee deems appropriate, including, in the case of Awards paid in shares of Class A common stock, restrictions on transfer of such shares and provisions regarding the forfeiture of such shares under certain circumstances.

At the discretion of the Compensation Committee, a Participant may defer payment of any Award; salary or bonus compensation; Board compensation; dividend or dividend equivalent; or any portion thereof.  If permitted by the Compensation Committee, any such deferral shall be accomplished by the delivery of a written, irrevocable election by the Participant prior to the time established by the Compensation Committee for such purpose, on a form provided by the Company.  Further, all deferrals must be made in accordance with the administrative guidelines established by the Compensation Committee to ensure that such deferrals comply with all applicable requirements of the IRC for such purpose.  Such deferred items may be paid in a lump sum or installments, or credited with interest (at a rate determined by the Compensation Committee) or deemed invested by us, as determined by the Compensation Committee, and, with respect to those deferred Awards denominated in the form of Class A common stock, credited with dividends or dividend equivalents, provided that no dividends or dividend equivalents shall be paid on unvested Awards granted on or after the date on which the First Amendment to the Incentive Plan was approved by our stockholders.

The Company is entitled to deduct from any payment to a Participant under the Incentive Plan the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay us such tax prior to and as a condition of the making of such payment.  Subject to certain limitations, the Compensation Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding any shares of Class A common stock to be paid under such Award or by permitting the Participant to deliver to us shares of Class A common stock having a Fair Market Value equal to the amount of such taxes.

No Dividends or Gross-Ups

The First Amendment to the Incentive Plan prohibited payment of dividends on unvested Awards (for Awards granted on or after the date on which the First Amendment to the Incentive Plan was approved by our stockholders) or additional withholding tax “gross-up” payments to Participants to meet excise taxes or other additional income tax liability.

Repricing Prohibited

Except for certain adjustments that the Incentive Plan contemplates, we may not, without obtaining stockholder approval, (i) amend the terms of outstanding options or stock appreciation rights to reduce the exercise price of such outstanding options or stock appreciation rights; or (ii) cancel or substitute outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights.

Adjustments Upon Certain Events

In the event that there is a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, or transaction or exchange of Class A common stock or other corporate exchange, or any distribution to stockholders of Class A common stock or other property or securities (other than regular cash dividends) or any transaction similar to the foregoing or other transaction that results in a change to our capital structure, the Compensation Committee shall make substitutions and/or adjustments to the maximum number of shares available for issuance under the Incentive Plan, the maximum Award payable, the number of shares to be issued pursuant to outstanding Awards, the option prices, exercise prices, or purchase prices of outstanding Awards, and/or any other affected terms of an Award or the Incentive Plan as the Compensation Committee, in its sole discretion, deems equitable or appropriate. Unless the Compensation Committee determines otherwise, in no event shall an Award that is intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the IRC (to the extent that such Award remains eligible to qualify as “performance-based compensation” for purposes of Section 162(m) under applicable “grandfathering” rules relating thereto) be adjusted to the extent such adjustment would cause such Award to fail to qualify as "performance-based compensation" under Section 162(m) of the IRC (to the extent that such Award remains eligible to qualify as “performance-based compensation” for purposes of Section 162(m) under applicable “grandfathering” rules relating thereto).  With the exception of the foregoing, the Compensation Committee shall not reprice any stock options and/or stock appreciation rights unless such action is approved by the Company's stockholders.

Termination and Amendment

The Compensation Committee may suspend or terminate the Incentive Plan at any time for any reason with or without prior notice.  In addition, the Compensation Committee may amend the Incentive Plan, provided that it may not, without stockholder approval, adopt any amendment if stockholder approval is required, necessary, or deemed advisable with respect to tax, securities, or other applicable laws or regulations, including, but not limited to, the listing requirements of the stock exchanges on which the securities of the Company are listed.  No amendment of the Incentive Plan may materially and adversely affect the rights of a Participant under any outstanding Award without the consent of that Participant.  No Awards may be made under the Incentive Plan after March 31, 2029, or June 1, 2030 if the Second Amendment to the Incentive Plan is passed. No amendment may materially and adversely affect any of the rights of such Participant under any Award theretofore granted to such Participant under the Plan.

Tax Status of Incentive Plan Awards

No person connected with the Incentive Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents, and employees, makes any representation, commitment, or guaranty that any tax treatment, including, but not limited to, federal, state, and local income, estate, and gift tax treatment, will be applicable with respect to the tax treatment of any Award, any amounts deferred under the Incentive Plan, or paid to or for the benefit of a Participant under the Incentive Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Incentive Plan.

Securities Act Registration

The registration with the SEC on Form S-8 of the shares of Class A common stock issuable under the Incentive Plan will be post-effectively amended on Form S-8 as soon as practicable, subject to the stockholders' approval of the Second Amendment to the Incentive Plan.

Eligible Participants

Participants in the Incentive Plan will be selected by the Compensation Committee from our executive officers, directors, employees, and consultants.  Participants may be selected and Awards may be made at any time until the Incentive Plan expires pursuant to the provisions of the IRC and Treasury Regulations promulgated thereunder.  As of May 15, 2020, approximately 5,335 employees, which includes 8 executive officers, 5 non-employee directors, and 80 employees of an entity we account for under the equity method were eligible to participate in our current equity compensation plans.  The Incentive Plan also permits the granting of our current equity awards to eligible consultants.  The number of active engagements with consultants varies from time to time, and the Compensation Committee has not historically made grants to these individuals under the Incentive Plan.

The selection of those persons within a particular class who will receive Awards is entirely within the discretion of the Compensation Committee.  Only employees, however, are eligible to receive "incentive stock options" within the meaning of Section 422 of the IRC.  The Compensation Committee has not determined how many people are likely to participate in the Incentive Plan over time.  The Compensation Committee intends, however, to grant most of the Awards to those persons who are in a position to have a significant direct impact on our growth, profitability, and success, which would include a portion of the Participants in our current equity compensation plans.

Federal Income Tax Status of Incentive Plan Awards

The following is only a summary of the effect of federal income taxation upon us and the Participants under the Incentive Plan. It does not purport to be complete and does not discuss all of the tax consequences of a Participant’s death or the provisions of the income tax laws of any state, municipality or foreign country in which the Participants may reside.

Incentive Stock Options. A Participant is not treated as receiving taxable income upon either the grant of an incentive stock option (an “ISO”) or upon the exercise of an ISO. However, the difference between the exercise price and the fair market value on the date of exercise is an item of tax preference at the time of exercise in determining liability for the alternative minimum tax, assuming that the Class A common stock is either transferable or is not subject to a substantial risk of forfeiture under Section 83 of the Code. If at the time of exercise, the Class A common stock is both nontransferable and is subject to a substantial risk of forfeiture, the difference between the exercise price and the fair market value of the Class A common stock (determined at the time the Class A common stock becomes either transferable or not subject to a substantial risk of forfeiture) will be a tax preference item in the year in which the Class A common stock becomes either transferable or not subject to a substantial risk of forfeiture.

If Class A common stock acquired by the exercise of an ISO is not sold or otherwise disposed of within two years from the date of its grant and is held for at least one year after the date such Class A common stock is transferred to the Participant upon exercise, any gain or loss resulting from its disposition is treated as long-term capital gain or loss. If such Class A common stock is disposed of before the expiration of the above-mentioned holding periods, a “disqualifying disposition” occurs. If a disqualifying disposition occurs, the Participant realizes ordinary income in the year of the disposition in an amount equal to the difference between the fair market value of the Class A common stock on the date of exercise and the exercise price, or the selling price of the Class A common stock and the exercise price, whichever is less. The balance of the Participant’s gain on a disqualifying disposition, if any, is taxed as capital gain.

We are not entitled to any tax deduction as a result of the grant or exercise of an ISO, or on a later disposition of the Class A common stock received, except that in the event of a disqualifying disposition, we are entitled to a deduction equal to the amount of ordinary income realized by the Participant.

Non-Qualified Stock Options. A Participant does not recognize any taxable income upon the grant of a non-qualified stock option (a “NSO”), and we are not entitled to a tax deduction by reason of such grant. Upon exercise of a NSO, the Participant recognizes ordinary income generally measured by the excess of the then fair market value of the shares over the exercise price, and we are entitled to a corresponding tax deduction. Upon a disposition of shares acquired upon exercise of a NSO by the Participant, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Such subsequent disposition by the Participant has no tax consequence to us.

Stock Appreciation Rights.  No income is realized by a Participant at the time a stock appreciation right is awarded, and no deduction is available to us at such time.  A Participant realizes ordinary income upon the exercise of the stock appreciation right in an amount equal to the fair market value of the shares of Class A common stock received by the Participant from such exercise.

Unrestricted Stock-Based Award.  Upon the grant of an unrestricted stock-based Award, a Participant will realize taxable income equal to the fair market value at such time of the shares of Class A common stock received by the Participant under such Award (less the purchase price therefor, if any).

Restricted Stock-Based Award.  Upon the grant of a restricted stock-based Award, no income will be realized by a Participant (unless a Participant timely makes an election to accelerate the recognition of the income to the date of the grant), and we will not be allowed a deduction at that time.  When the Award vests and is no longer subject to a substantial risk of forfeiture for income tax purposes, the Participant will realize taxable ordinary income in an amount equal to the fair market value at such time of the shares of Class A common stock received by the Participant under such Award (less the purchase price therefor, if any), and we will be entitled to a corresponding deduction at such time, subject to limitations under Sections 280G and 162(m) of the IRC (to the extent such limitations remain relevant under any applicable “grandfathering” rules relating thereto).  If a Participant does make a timely election to accelerate the recognition of income, then the Participant will recognize taxable ordinary income in an amount equal to the cash and the fair market value at the time of grant of the shares of Class A common stock to be received by the Participant under such Award (less the purchase price therefor, if any), and we will be entitled to a corresponding deduction at such time, subject to limitations under Sections 280G and 162(m) of the IRC (to the extent such limitations remain relevant under any applicable “grandfathering” rules relating thereto).  Participants will only be eligible to make such an election on restricted stock-based Awards that constitute an Award of “property” within the meaning of Section 83 of the Code (e.g., shares of restricted stock) as of the grant date.

Performance Units and Performance Awards.  A Participant receiving a performance unit or a Performance Award will not recognize income, and we will not be allowed a deduction, at the time such Award is granted.  When a Participant receives payment of a performance unit or Performance Award, the amount of the fair market value of any shares of Class A common stock received will be ordinary income to the Participant.

Effect of Deferral on Taxation of Awards.  If the Compensation Committee permits a Participant to defer the receipt of payment of an Award and such Participant makes an effective election to defer the payment of the Award in accordance with the administrative guidelines established by the Compensation Committee, the Participant will not realize taxable income until the date the Participant becomes entitled to receive such payment pursuant to the terms of the deferral election, and we will not be entitled to a deduction until such time, subject to limitations under Sections 280G and 162(m) of the Code (to the extent such limitations remain relevant under any applicable “grandfathering” rules relating thereto), assuming the deferral arrangement complies with Section 409A of the Code. Any interest or dividends paid on, or capital gains resulting from, the investment by us of the amount deferred during the deferral period will be taxable to us in the year recognized. At the time the Participant becomes entitled to receive the deferred payment, the Participant will recognize taxable income in an amount equal to the actual payment to be received, including any interest or earnings credited on the amount deferred during the deferral period. Section 409A of the Code generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% penalty tax (plus interest) on the employee or other service provider who is entitled to receive the deferred compensation.

Limitation on Income Tax Deduction

U.S. federal income tax law generally prohibits publicly held companies from deducting compensation paid to certain executive officers that exceeds $1 million during the tax year. Historically Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), provided an exemption from the deductibility limit for certain compensation that was "performance-based" and meet various requirements as set forth under Section 162(m). The 2017 Tax Cuts and Jobs Act repealed this exemption, and now compensation paid to such executive officers in excess of $1 million in 2018 and later is no longer deductible, even if performance-based, unless it meets certain limited transition relief. While guidance has been issued on the scope of this transition relief, its application is based on interpretation and no assurance can be given as to whether Awards that are intended to qualify for the Section 162(m) exemption (as such exemption existed prior to January 1, 2018) will be deductible under the applicable transition relief guidance. We retain the ability to pay compensation that exceeds deductibility limits and believe that having flexibility to recruit, retain and motivate our employees with a compensation program that promotes long-term value creation, even though some compensation awards may not be tax-deductible, is in the best interests of our stockholders.

Incentive Plan Benefits

The following table sets forth certain information regarding grants of equity awards made under the Incentive Plan during 2019 to (i) each of the Named Executive Officers; (ii) all current executive officers of the Company as a group; (iii) all current directors who are not executive officers as a group; and (iv) all employees, including all current officers who are not executive officers, as a group.  Future Awards, if any, that will be made to eligible Participants under the Incentive Plan are subject to the discretion of the Compensation Committee.  Accordingly, future grants of Awards under the Incentive Plan are not determinable.

	2019(1)
Name and Principal Position	Dollar Value(2)	Number of Equity Awards
David R. Parker	$224,230	30,822
CEO and Chairman of the Board
Joey B. Hogan	$180,624	24,829
Co-President and CAO
John A. Tweed	$99,653	49,097
Co-President and COO
Richard B. Cribbs	$97,165	13,356
SVP of Strategy & Investor Relations, Treasurer
Samuel F. Hough	$84,710	11,644
EVP- Highway Services
Executive Group	$911,711	161,118
Non-Executive Director Group	$375,005	20,425
Employee Group	$1,024,447	189,870

(1)          Represents the 2019 grants that were granted at various dates during the year.

(2)
This column represents the grant date fair value of the stock awards under FASB ASC Topic 718 granted to the recipients during 2019.  The fair value of the equity awards is accounted for in accordance with FASB ASC Topic 718.

Equity Compensation Plan Information

The following table provides certain information, as of December 31, 2019, with respect to our compensation plans and other arrangements under which shares of our Class A common stock are authorized for issuance. The number of shares of Class A common stock reflected in column (c) of the following table is comprised entirely of shares available for future grant under the Incentive Plan as of December 31, 2019.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining eligible for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	787,460	(1)	-	477,245
Equity compensation plans not approved by security holders	-		-	-
Total	787,460		-	477,245

(1)
Represents unvested restricted shares granted under the Incentive Plan. The weighted average stock price on the date of grant for outstanding restricted stock awards was $18.25, which is not reflected in column (b), because restricted stock awards do not have an exercise price.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE SECOND AMENDMENT TO THE INCENTIVE PLAN.

All duly submitted and unrevoked proxies will be voted “FOR” Proposal 5, unless otherwise instructed.

STOCKHOLDER PROPOSALS

To be eligible for inclusion in our proxy materials relating to our 2021 Annual Meeting of Stockholders, stockholder proposals intended to be presented at that meeting (other than proxy access nominations) must be in writing and received by us at our principal executive office on or before February 8, 2021.  However, if the date of the 2021 Annual Meeting of Stockholders is more than thirty days before or after July 1, 2021, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to the 2021 Annual Meeting of Stockholders will be a reasonable time before we begin to print or mail such proxy materials.  The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a‑8.

Our Bylaws include a proxy access provision. Stockholders who meet the requirements set forth in our Bylaws may submit director nominations for inclusion in the proxy materials. Proxy access nominations for the 2021 Annual Meeting must be received by the Company no earlier than January 9, 2021 and no later than February 8, 2021. However, if the date of the 2021 Annual Meeting of Stockholders is more than thirty days before or after July 1, 2021, then the deadline for submitting any such proxy access nominations is the later of the close of business on the date that is 180 days prior to the date of the 2021 Annual Meeting of Stockholders or the tenth day following the date that such date of the 2021 Annual Meeting of Stockholders is first publicly announced or disclosed. Proxy access nominations must meet all the requirements set forth in our Bylaws.

In accordance with our Bylaws, a stockholder’s notice of director nominations to be considered at our 2021 Annual Meeting of Stockholders, but not included in our proxy materials, must be received by the Company no earlier than March 3, 2021 and no later than April 2, 2021. However, if the date of the 2021 Annual Meeting of Stockholders is more than thirty days before or after July 1, 2021, then the deadline for submitting such notice is the tenth day following the day on which notice of the date of the 2021 Annual Meeting of Stockholders was mailed or public disclosure of the date of the 2021 Annual Meeting of Stockholders was made, whichever first occurs. Stockholder director nominations must meet all of the requirements set forth in our Bylaws.

We must receive in writing any stockholder proposals (other than director nominations) to be considered at our 2021 Annual Meeting of Stockholders, but not included in our proxy materials relating to that meeting pursuant to Rule 14a-8 under the Exchange Act, by April 24, 2021.  However, if the date of the 2021 Annual Meeting of Stockholders is more than thirty days before or after July 1, 2021, then the deadline for submitting any such stockholder proposal will be a reasonable time before we mail the proxy materials relating to such meeting. Under Rule 14a-4(c)(1) of the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying our Proxy Statement for our next annual meeting will have discretionary authority to vote on any stockholder proposal that is not received on or prior to the deadline described above.

Written copies of all stockholder proposals (including proxy access nominations) should be addressed and sent to M. Paul Bunn, Executive Vice President, Chief Financial Officer, and Secretary; 400 Birmingham Highway; Chattanooga, Tennessee 37419.  Stockholder proposals must comply with the rules and regulations of the SEC.

OTHER MATTERS

As of the mailing date of this Proxy Statement, the Board does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.  As to other business (if any) that may properly be brought before the Annual Meeting, we intend that proxies solicited by the Board will be voted in accordance with the best judgment of those voting the proxies.

Covenant Transportation Group, Inc.
/s/ David R. Parker
David R. Parker
Chairman of the Board
June 8, 2020

APPENDIX A

SECOND AMENDMENT
TO THE
COVENANT TRANSPORTATION GROUP, INC.
THIRD AMENDED AND RESTATED
2006 OMNIBUS INCENTIVE PLAN

This Amendment (the "Second Amendment") to the Covenant Transportation Group, Inc. Third Amended and Restated 2006 Omnibus Incentive Plan is made and adopted by Covenant Transportation Group, Inc. (the "Company"). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Third Amended and Restated 2006 Omnibus Incentive Plan, as amended by the First Amendment to the Third Amended and Restated 2006 Omnibus Incentive Plan  (the “Plan”).

WHEREAS, the Company has adopted the Plan for the benefit of employees, directors, and other eligible participants;

WHEREAS, the Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee");

WHEREAS, Section 16.4 of the Plan provides that the Committee may amend the Plan from time to time, subject to the approval of the Company's stockholders as required under applicable laws or regulations;

WHEREAS, the number of shares of Common Stock of the Company available for issuance under the Plan is no longer sufficient to fulfill the objectives of the Plan; and

WHEREAS, the Committee desires to further amend the Plan through this Second Amendment to increase by 1,900,000 the number of shares available for issuance pursuant to the Plan and make additional changes to (i) add a fungible share reserve feature to the Plan, (ii) comply with certain stockholder advisory group guidelines and best practices, and (iii) make other miscellaneous, administrative and conforming changes as are necessary.

RESOLVED, that the Committee hereby amends the Plan as follows, with deletions shown as bold strikethroughs and additions shown as bold underlines:

1.  Section 1.2 of the Plan is hereby amended in its entirety as follows:

Section 1.2.          Background and Effective Date.  The Plan was initially adopted by the Board of Directors on April 12, 2006, and became effective on May 23, 2006, the date of the approval by the Company's stockholders at the 2006 Annual Meeting of Stockholders.  The Plan was amended and restated by the Committee on March 31, 2009 (the "First Amended and Restated Plan") to:  (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of Awards under the Plan from and after the First Amended and Restated Plan Effective Date (as defined below) shall not exceed 700,000, (ii) provide that any shares of Common Stock reserved for issuance under the Predecessor Plans in excess of the number of shares of Common Stock as to which Awards have been awarded thereunder shall not be available for issuance under the Plan, (iii) provide that any shares of Common Stock related to Awards granted under the Predecessor Plans or the Plan prior to the First Amended and Restated Plan Effective Date that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock, shall not be available for issuance or reissuance under the Plan, and (iv) make such other miscellaneous administrative and conforming changes as necessary.  The First Amended and Restated Plan was effective on May 5, 2009, the date of the approval by the Company's stockholders at the 2009 Annual Meeting of the Stockholders (the "First Amended and Restated Plan Effective Date").

On March 31, 2011, the Committee adopted a second amendment and restatement to the Plan (the "Second Amended and Restated Plan") to:  (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of Awards under the Plan from and after the Second Amended and Restated Plan Effective Date (as defined below) shall not exceed 800,000, (ii) provide that any shares of Common Stock reserved for issuance under the Predecessor Plans or the First Amended and Restated Plan in excess of the number of shares of Common Stock as to which Awards have been awarded thereunder shall not be available for issuance under the Plan, (iii) re-set the Term of the Plan to expire on March 31, 2021, with respect to the ability to grant new Awards, and (iv) make such other miscellaneous administrative and conforming changes as necessary.  The Second Amended and Restated Plan was effective on May 17, 2011, the date of approval by the Company's stockholders at the 2011 Annual Meeting of Stockholders (the "Second Amended and Restated Plan Effective Date").

On February 21, 2013, the Committee adopted a third amendment and restatement to the Plan (the "Third Amended and Restated Plan") to:  (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of Awards under the Plan from and after the Third Amended and Restated Plan Effective Date (as defined below) shall not exceed 750,000 plus the 800,000 shares of Common Stock previously made available under the Second Amended and Restated Plan, plus any of such shares that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee's permission for Awards not involving Common Stock, (ii) provide that any shares of Common Stock reserved for issuance under the Predecessor Plans, excluding the 800,000 shares reserved for issuance under the Second Amended and Restated Plan, in excess of the number of shares of Common Stock as to which Awards have been awarded thereunder shall not be available for issuance under the Plan, (iii) re-set the Term of the Plan to expire on March 31, 2023, with respect to the ability to grant new Awards, and (iv) make such other miscellaneous administrative and conforming changes as necessary.  The third amendment and restatement was effective on May 29, 2013, the date of approval by the Company's stockholders at the 2013 Annual Meeting of Stockholders (the "Third Amended and Restated Plan Effective Date").

On March 14, 2019, the Committee adopted a first amendment to the Plan  (the "First Amendment") to:  (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of Awards under the Plan from and after the First Amendment Effective Date (as defined below) shall not exceed 750,000 plus any remaining amount of the 750,000 shares of Common Stock previously made available under the Third Amended and Restated Plan as remain or become available for grant pursuant to the terms of the Plan, (ii) re-set the Term of the Plan to expire on March 31, 2029 with respect to the ability to grant new Awards, (iii) make changes to comply with certain stockholder advisory group guidelines and best practices, (iv) make technical updates related to Section 162(m) of the ode in light of the 2017 Tax Cuts and Jobs Act, and (v) make such other miscellaneous, administrative and conforming changes as necessary.  This First Amendment ~~will become~~ was effective ~~upon~~ on May 8, 2019, the date of the approval by the Company’s stockholders at the 2019 Annual Meeting of Stockholders (the "First Amendment Effective Date"). ~~If stockholder approval of this amendment is not obtained at the 2019 Annual Meeting of Stockholders, the Third Amended and Restated Plan will remain in full force and effect.~~

On June 5, 2020, the Committee adopted a second amendment to the Plan (the "Second Amendment") to: (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of Awards under the Plan from and after the Second Amendment Effective Date (as defined below) shall not exceed 1,900,000 plus any remaining amount of the 750,000 shares of Common Stock previously made available under the First Amendment and any remaining amount of the 750,000 shares of Common Stock previously made available under the Third Amended and Restated Plan, in each case, as remain or become available for grant pursuant to the terms of the Plan, (ii) add a fungible share reserve feature, (iii) re-set the Term of the Plan to expire on June 1, 2030 with respect to the ability to grant new Awards, (iv) make changes to comply with certain stockholder advisory group guidelines and best practices, and (v) make such other miscellaneous, administrative and conforming changes as necessary. This Second Amendment will become effective upon the date of the approval by the Company’s stockholders at the 2020 Annual Meeting of Stockholders (the "Second Amendment Effective Date"). If stockholder approval of this amendment is not obtained at the 2020 Annual Meeting of Stockholders, the Third Amended and Restated Plan, as amended by the First Amendment, will remain in full force and effect.

2.  Section 2.1 of the Plan is hereby amended in its entirety as follows:

Section 2.1.          Certain Defined Terms.  As used in this Plan, unless the context otherwise requires, the following terms shall have the following meanings:

(a)          "Award" means any form of stock option, stock appreciation right, Stock Award, Restricted Stock Unit Award, performance unit, Performance Award, or other incentive Award granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish by the Award Notice or otherwise.

(b)          "Award Notice" means the document establishing the terms, conditions, restrictions, and/or limitations of an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.  The Committee will establish the form of the document in the exercise of its sole and absolute discretion.

(c)           "Board" means the Board of Directors of the Company.

(d)          "Cause" for termination by the Company of any Participant’s employment or service shall mean: (i) failure by Participant to perform the essential functions of Participant’s position with the Company, other than any failure resulting from Participant’s incapacity due to physical or mental disability, it being understood that a reasonable, good faith attempt to perform but failure to do so will not be deemed a failure to perform essential functions; (ii) failure to comply with any lawful directive by the Board, it being understood that a reasonable, good faith attempt to comply with such directive but failure to do so will not be deemed a failure to comply for purposes of this definition of "Cause"; (iii) a material violation by Participant of the corporate governance guidelines, code of ethics, insider trading policy, governance policy, or other policy of the Company; (iv) a breach of any fiduciary duty to the Company; (v) misconduct in the course and scope of employment by Participant that is injurious to the Company from a monetary or reputational standpoint in any material respect; (vi) any attempt to willfully obtain any personal profit from any transaction which is adverse to the interests of the Company or in which the Company has an interest or any act of fraud or embezzlement against the Company or any of its respective customers or suppliers; (vii) a breach by Participant of any of the covenants contained in any employment, severance or other agreement applicable to the Participant; (viii) the repeated use of alcohol or abuse of prescription drugs by Participant that interferes with Participant’s duties, the use of illegal drugs by Participant, or a violation by Participant of the drug and/or alcohol policies of the Company; (ix) violation of any applicable law, rule or regulation, including without limitation the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation, in each case, that is injurious to the Company Group from a monetary or reputational standpoint in any material respect; or (x) the conviction or plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude. For purposes of this definition following a Change in Control, the Board’s determination of "Cause" must be made in good faith and will be binding on Participant.

(e)           "CEO" means the Chief Executive Officer of the Company.

~~(e)~~ (f)        "Change in Control" means a change in control of the Company of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, a Change in Control shall be deemed to have occurred at such time as any of the following occurs after the Second Amendment Effective Date:

(i)          Any "person" within the meaning of Section 3(a)(9) of the Exchange Act, and as modified and used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act (but excluding the Company, any employee benefit plan sponsored or maintained by the Company (including any trustee of such plan (acting as trustee) or other fiduciary holding securities under an employee benefit plan of the Company), and any underwriter temporarily holding securities pursuant to an offering of such securities) ("Person"), other than a Permitted Holder becomes the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote in the election of directors; provided, however, that the following will not constitute a Change in Control: any acquisition by any corporation if, immediately following such acquisition, more than seventy-five percent (75%) of the outstanding securities of the acquiring corporation (or the parent thereof) ordinarily having the right to vote in the election of directors is beneficially owned by all or substantially all of those persons who, immediately prior to such acquisition, were the beneficial owners of the outstanding securities of the Company ordinarily having the right to vote in the election of directors;

(ii)          Individuals who constitute the Board of the Company on the Second Amendment Effective Date (the "Incumbent Board") have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Second Amendment Effective Date, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least three-fourths (3/4) of the directors comprising the Incumbent Board, either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination (other than an election or nomination of an individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of the Company, including, without limitation, in connection with a "tender offer," as such term is used in Section 14(d) of the Exchange Act), shall be, for purposes of the Agreement, considered as though such person were a member of the Incumbent Board;

(iii)   Upon the consummation by the Company of a reorganization, merger, or consolidation, other than one with respect to which all or substantially all of those persons who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of outstanding securities of the Company ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than seventy-five percent (75%) of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors;

(iv)    Upon the approval by the Company’s stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a subsidiary of the Company or to an entity controlled by a Permitted Holder; or

(v)    Upon the consummation of a transaction subject to Rule 13e-3 of the Exchange Act in which the Permitted Holders identified in romanette (iii) of the definition of Permitted Holder hereunder are the beneficial owners of more than fifty percent (50%) of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors.

Notwithstanding the foregoing, except as otherwise provided in an Award Notice, a Change in Control shall not occur for purposes of this Plan in the case of Awards that are subject to the requirements of Section 409A of the Code, unless the Change in Control constitutes a "change in control event" as defined in Section 409A of the Code.

(g)           "Code" means the Internal Revenue Code of 1986, as amended from time to time, including the regulations thereunder and any successor provisions and the regulations thereto.

(~~f~~h)          "Committee" means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided, that the Committee shall consist of two or more Directors, all of whom are both a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act and an "independent director" for purposes of the rules of the principal national securities exchange on which the Common Stock is then listed or admitted to trading, to the extent required by such rules.

(~~g~~i)          "Common Stock" means the Class A Common Stock, par value $0.01 per share, of the Company.

(~~h~~j)           "Company" means Covenant Transportation Group, Inc., a Nevada corporation, and its Subsidiaries.

(~~i~~k)           "Consultants" means the consultants, advisors, and independent contractors retained by the Company.

(~~j~~l)                       Reserved.

(~~k~~m)            "Director" means a Non-Employee member of the Board.

(~~l~~n)           "Effective Date" means the date an Award is determined to be effective by the Committee upon its grant of such Award, which date shall be set forth in the applicable Award Notice.

(~~m~~o)         "Employee" means any person employed by the Company on a full or part-time basis.

(~~n~~p)          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, including the rules thereunder and any successor provisions and the rules thereto.

(~~e~~q)           "Fair Market Value" means the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, and the closing price shall be the last reported sale price, regular way, on such date (or, if no sale takes place on such date, the last reported sale price, regular way, on the next preceding date on which such sale took place), as reported by such exchange.  If the Common Stock is not then so listed or admitted to trading on a national securities exchange, then Fair Market Value shall be the value determined by the Committee in good faith.

~~(p)~~(r)          "Good Reason" means the occurrence of any of the following, without Participant’s express written consent, resulting in the termination of Participant’s employment or service with the Company:

(i)        material diminution in the overall scope of Participant’s duties, authorities and/or responsibilities from those held by Participant immediately prior to the time of a Change in Control, it being understood that the fact that the Company may be a subsidiary of a different public company or becomes a private company, and any diminution of duties in respect of no longer having public company related duties will not be considered a diminution;

(ii)          written requirement for geographic relocation of the Participant’s assigned principal business location to a location greater than fifty (50) miles from the place of the Participant’s principal business location immediately prior to the time of a Change in Control; or

(iii)          diminution by ten percent (10%) or more of Participant’s annual base salary or target bonus in effect immediately prior to the time of a Change in Control.

(s)            "Grant Date" means the first date on which all necessary Committee action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of the authorization process.

(~~q~~t)       "Negative Discretion" means the discretion authorized by the Plan to be applied by the Committee in determining the size of a Performance Award for a Performance Period if, in the Committee’s sole judgment, such application is appropriate.  Negative Discretion may only be used by the Committee to eliminate or reduce the size of a Performance Award.  In no event shall any discretionary authority granted to the Committee by the Plan, including, but not limited to Negative Discretion, be used to:  (i) grant Performance Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained under the applicable Performance Formula; or (ii) increase a Performance Award above the maximum amount payable under Section 6.3 of the Plan.

(~~r~~u)          "Participant" means either an Employee, Director, or Consultant to whom an Award has been granted under the Plan.

(~~s~~v)         "Performance Awards" means the Stock Awards and performance units granted pursuant to Article VII.

(~~t~~w)          "Performance Criteria" means the one or more criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period.  The Performance Criteria that will be used to establish such Performance Goal(s) shall be expressed in terms of the attainment of specified levels of one or any variation or combination of the following:  revenues (including, without limitation, measures such as revenue per mile (loaded or total) or revenue per tractor), net revenues, fuel surcharges, accounts receivable collection or days sales outstanding, cost reductions and savings (or limits on cost increases), safety and claims (including, without limitation, measures such as accidents per million miles, number of significant accidents, number of worker's compensation claims, changes in safety scores and ratings), operating income, operating ratio, income before taxes, net income, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation, and amortization (EBITDA), adjusted net income, earnings per share, adjusted earnings per share, stock price, working capital measures, return on assets, return on revenues, debt-to-equity or debt-to-capitalization (in each case with or without lease adjustment), leverage measures, productivity and efficiency measures (including, without limitation, measures such as driver turnover, trailer to tractor ratio, tractor to non-driver ratio, average revenues per tractor, average percentages of loaded and empty miles, average fuel savings, and fuel surcharge revenues), cash position, return on stockholders’ equity, return on invested capital, cash flow measures (including, without limitation, free cash flow), market share, stockholder return, economic value added, or completion of acquisitions (either with or without specified size).  In addition, the Committee may establish, as additional Performance Criteria, the attainment by a Participant of one or more personal objectives and/or goals that the Committee deems appropriate, including but not limited to implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Company, or the exercise of specific areas of managerial responsibility.  Each of the Performance Criteria may be expressed on an absolute and/or relative basis with respect to one or more peer group companies or indices, and may include comparisons with past performance of the Company (including one or more divisions thereof, if any) and/or the current or past performance of other companies.

(~~u~~x)           "Performance Formula" means, for a Performance Period, the one or more objective formulas (expressed as a percentage or otherwise) applied against the relevant Performance Goal(s) to determine, with regard to the Award of a particular Participant, whether all, some portion but less than all, or none of the Award has been earned for the Performance Period.

(~~v~~y)           "Performance Goals" means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.  Any Performance Goal shall be established in a manner such that a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant.  For any Performance Period, the Committee is authorized at any time in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development; (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; and (iii) in view of the Committee’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant.

(~~w~~z)           "Performance Period" means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.

~~(x)~~          (aa)    "Permitted Holder" means: (i) the Company or a subsidiary of the Company, (ii) any employee benefit plan sponsored by the Company or a subsidiary of the Company, or (iii) David or Jacqueline Parker or their siblings, children, or grandchildren ("Family Members") or a trust, corporation, partnership, limited partnership, limited liability company, or other such entity, so long as at least eighty percent (80%) of the beneficial interests of the entity are held by Mr. or Mrs. Parker and/or one or more Family Members, where such person(s) or entity acquired their Company stock from Mr. or Mrs. Parker.

(bb)            "Plan" means this 2006 Omnibus Incentive Plan, as amended from time to time.

(~~y~~cc)           "Restricted Stock Unit Award" means an Award granted pursuant to Article XI in the form of a right to receive shares of Common Stock on a future date.

(~~z~~dd)          "Stock Award" means an Award granted pursuant to Article X in the form of shares of Common Stock, restricted shares of Common Stock, and/or units of Common Stock.

(~~aa~~ee)          "Subsidiary" means a corporation or other business entity in which the Company directly or indirectly has an ownership interest of twenty percent (20%) or more, except that with respect to incentive stock options, "Subsidiary" shall mean "subsidiary corporation" as defined in Section 424(f) of the Code.

(~~bb~~ff)          "Term" means the term during which new Awards may be granted under the Plan, which shall be, (i) if stockholder approval of this ~~First Amendment is obtained at the 2019~~ Second Amendment is obtained at the 2020 Annual Meeting of Stockholders, the Second Amendment Effective Date until the Plan expires on June 1, 2030, or (ii) if stockholder approval of this Second Amendment is not obtained at the 2020 Annual Meeting of Stockholders, the First Amendment Effective Date until the Plan expires on March 31, 2029~~, or (ii) if stockholder approval of this First Amendment is not obtained at the 2019 Annual Meeting of Stockholders, the Third Amended and Restated Plan Effective Date until the Plan expires on March 31, 2023~~.

3.  Section 4.2 of the Plan is hereby amended in its entirety as follows:

Section 4.2.          Authority of the Committee.  The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan.  Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to:

(a)          determine eligibility for participation in the Plan;

(b)        select the Participants and determine the type of Awards to be made to Participants, the number of shares subject to Awards, and the terms, conditions, restrictions, and limitations of the Awards, including, but not by way of limitation, restrictions on the transferability of Awards and conditions with respect to continued employment, Performance Criteria, confidentiality, and non-competition;

(c)          interpret the Plan;

(d)          construe any ambiguous provision, correct any default, supply any omission, and reconcile any inconsistency of the Plan;

(e)          issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(f)          make regulations for carrying out the Plan and make changes in such regulations as it from time to time deems proper;

(g)          to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations;

(h)        promulgate rules and regulations regarding treatment of Awards of a Participant under the Plan in the event of such Participant’s death, disability, retirement, termination from the Company, or breach of agreement by the Participant, or in the event of a change of control of the Company;

(i)          ~~accelerate the vesting, exercise, or payment of an Award or the Performance Period of an Award when such action or actions would be in the best interest of the Company;~~  Reserved.

(j)     establish such other types of Awards, besides those specifically enumerated in Article V hereof, which the Committee determines are consistent with the Plan’s purpose;

(k)           subject to Section 4.3, grant Awards in replacement of Awards previously granted under this Plan or any other executive compensation plan of the Company;

(l)             establish and administer the Performance Goals and certify whether, and to what extent, they have been attained;

(m)           determine the terms and provisions of any agreements entered into hereunder;

(n)            take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan; and

(o)            make all other determinations it deems necessary or advisable for the administration of the Plan, including factual determinations.

Notwithstanding the foregoing or anything contained herein to the contrary, and except in the case of a Participant’s death or disability, the Committee shall not have the ability to accelerate the vesting, exercise, or payment of any Award or the Performance Period of any Award, provided that any Awards granted prior to the Second Amendment Effective Date shall continue to vest in accordance with the terms and conditions applicable to such Awards as of the Second Amendment Effective Date. The decisions of the Committee and its actions with respect to the Plan shall be final, binding, and conclusive upon all persons having or claiming to have any right or interest in or under the Plan.

4. Section 4.3 of the Plan is hereby amended in its entirety as follows:

Section 4.3.          Option Repricing.  Except for adjustments pursuant to Section 6.2, the Committee shall not reprice any stock options and/or stock appreciation rights unless such action is approved by the Company’s stockholders.  For purposes of the Plan, the term "reprice" shall mean the reduction, directly or indirectly, in the per-share exercise price of an outstanding stock option(s) and/or stock appreciation right(s) issued under the Plan by amendment, cancellation, replacement or substitution (of other Awards, cash, or other securities), or any other action that would be treated as a "repricing" under the NASDAQ Global Select Stock Market Rules and interpretations thereunder.

5. Section 5.2(a) of the Plan is hereby amended in its entirety as follows:

(a)           Special Terms.  In order to facilitate the making of any Award to Participants who are employed or retained by the Company outside the United States as Employees, Directors, or Consultants (or who are foreign nationals temporarily within the United States), the Committee may provide for such modifications and additional terms and conditions ("Special Terms") in Awards as the Committee may consider necessary or appropriate to accommodate differences in local law, policy, or custom or to facilitate administration of the Plan.  The Special Terms may provide that the grant of an Award is subject to (i) applicable governmental or regulatory approval or other compliance with local legal requirements and/or (ii) the execution by the Participant of a written instrument in the form specified by the Committee, and that in the event such conditions are not satisfied, the grant shall be void. ~~The Special Terms may also provide that an Award shall become exercisable or redeemable, as the case may be, if an Employee’s employment or Director’s or Consultant’s relationship with the Company ends as a result of workforce reduction, realignment, or similar measure, and the Committee may designate a person or persons to make such determination for a location.~~  The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for purposes of implementing any Special Terms, without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, no such sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan shall:  (A) increase the limitations contained in Section 6.3; (B) increase the number of available shares under Section 6.1; or (C) cause the Plan to cease to satisfy any conditions of Rule 16b-3 under the Exchange Act.

6.  Section 6.1 of the Plan is hereby amended in its entirety as follows:

Section 6.1.          Available Shares.  The maximum aggregate number of shares of Common Stock which shall be available for the grant of Awards under the Plan from and after the ~~First~~Second Amendment Effective Date (including incentive stock options) until the end of the Plan's Term shall not exceed ~~750~~1,900,000 shares plus ~~such~~any remaining amount of the 750,000 shares of Common Stock previously reserved under the First Amendment and any remaining amount of the 750,000 shares of Common Stock previously reserved under the Third Amended and Restated Plan, in each case, as remain or become available for grant pursuant to the terms of the Plan, less one (1) share for every one (1) share that is subject to a stock option or SAR granted under the Plan on or after the Second Amendment Effective Date and less 1.8 shares for every one (1) share that is subject to an Award other than a stock option or SAR granted under the Plan on or after the Second Amendment Effective Date (the "Share Reserve"). Any shares of Common Stock that are subject to stock options or SARs granted on or after the Second Amendment Effective Date will be counted against the Share Reserve as one (1) share for every one (1) share granted, and any shares of Common Stock that are subject to Awards other than stock options or SARs granted on or after the Second Amendment Effective Date will be counted against the Share Reserve as 1.8 shares for every one (1) share granted. The Share Reserve shall be subject to adjustment as provided in Section 6.2.  Any shares of Common Stock related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock (collectively, "Terminated Shares") shall be available again for grant under the Plan to the extent such Terminated Shares relate to Awards granted on or after the ~~First~~Second Amendment Effective Date or relate to the 750,000 shares previously reserved under the First Amendment or the 750,000 shares previously reserved under the Third Amended and Restated Plan, provided that such Terminated Shares shall be added back into the Share Reserve at the following rate: (i) one (1) share for every one (1) Terminated Share subject to stock options or SARs, and (ii) 1.8 shares for every one (1) Terminated Share subject to an Award other than a stock option or SAR. Notwithstanding anything contained in this Plan to the contrary, the following shares shall not become available for issuance under the Plan:  (a) shares tendered by Participants as full or partial payment to the Company upon exercise of stock options granted under this Plan; (b) shares reserved for issuance upon the grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; (c) shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on restricted stock or the exercise of stock options or SARs granted under the Plan or upon any other payment or issuance of shares under the Plan; (d) shares that were reserved for issuance under the Predecessor Plans; and (e) shares that are related to Awards granted under the Predecessor Plans that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock.  The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares, including shares purchased in open market or private transactions.  For the purpose of computing the total number of shares of Common Stock granted under the Plan, where one or more types of Awards, both of which are payable in shares of Common Stock, are granted in tandem with each other such that the exercise of one type of Award with respect to a number of shares cancels an equal number of shares of the other, the number of shares granted under both Awards shall be deemed to be equivalent to the number of shares under one of the Awards.

7.  Section 6.3 of the Plan is hereby amended in its entirety as follows:

Section 6.3.          Maximum Award Payable.  Subject to Section 6.2, and notwithstanding any provision contained in the Plan to the contrary, the maximum Award payable (or granted, if applicable) to any one Participant under the Plan for a calendar year is ~~200~~500,000 shares of Common Stock or, in the event the Award is paid in cash, $~~2~~4,000,000.

8.  Section 6.4 of the Plan is hereby amended in its entirety as follows:

Section 6.4.          Vesting.  Notwithstanding any provision contained in the Plan to the contrary, ~~any Award granted on or after the First~~and except for the five percent (5%) of the Share Reserve on the Second Amendment Effective Date ~~subject~~ tothat will be available for issuance under the Plan with no minimum vesting ~~over a period oftime~~requirements, any Award granted on or after the Second Amendment Effective Date shall not vest in a period of less than twelve (12) months from the Grant Date of such Award.

9.  Section 16.8 is hereby added to the Plan, immediately following Section 16.7:

Section 16.8          Effect of Change in Control.  Subject to the terms and conditions provided in an Award Notice and other provisions of the Plan, the following provisions shall apply in the event of a Change in Control:

(a)          To the extent the successor company (or a subsidiary or parent thereof) assumes the Award, with appropriate adjustments pursuant to Section 6.2 to preserve the value of the Award, or provides a substitute for the Award on substantially the same terms and conditions, the existing vesting terms will continue to apply;

(b)          To the extent (x) the successor company (or a subsidiary or parent thereof) does not assume or provide a substitute for an Award on substantially the same terms and conditions or (y) the successor company (or a subsidiary or parent thereof) assumes the Award and the Participant’s employment or service is terminated without Cause or with Good Reason between execution of a definitive agreement in contemplation of a Change in Control and continuing through twenty-four (24) months following a Change in Control:

(i)          any and all stock options and SARs outstanding as of the Change in Control shall become immediately exercisable, and shall remain exercisable until the earlier of the expiration of their term or the second (2nd) anniversary of the Participant’s termination of employment or service with the Company;

(ii)          any restrictions imposed on Stock Awards and Restricted Stock Unit Awards outstanding as of the Change in Control shall lapse;

(iii)          the Performance Criteria and Performance Goals with respect to all Performance Awards and performance units and other performance-based Awards granted pursuant to Articles VII and XII outstanding as of the Change in Control shall be deemed to have been attained at the specified target level of performance, or if no target level is specified, at full performance, and within the applicable Performance Period(s); and

(iv)          the vesting of all Awards denominated in Common Stock outstanding as of the Change in Control shall be accelerated.

10.  Except as expressly amended hereby, all provisions of the Plan shall remain unmodified and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.

11.  This Second Amendment shall be and hereby is incorporated in and forms a part of the Plan.

12.  This Second Amendment is contingent upon and shall have no force or effect until such time as it is approved by the stockholders of the Company.

CTG Covenant Transportation Group Vote Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 A.M., EDT, on July 1, 2020. Online Go to www.investorvote.com/CVTI or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CVTI Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 through 5. 1. Election of Directors: 01 – David R. Parker 02 – Robert E. Bosworth 03 – D. Michael Kramer 04 – Bradley A. Moline 05 – Rachel Parker-Hatchett 06 – Herbert J. Schmidt 07 – W. Miller Welborn Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 07 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain 2. Advisory and non-binding vote to approve Named Executive Officer compensation. For Against Abstain 3. Ratification of the appointment of Grant Thornton, LLP as our independent registered public accounting firm for 2020. 4. Amendment to our Second Amended and Restated Articles of Incorporation to change the Company’s name to Covenant Logistics Group, Inc. 5. Approval of the Second Amendment to our Third Amended and Restated 2006 Omnibus Incentive Plan. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign below exactly as your name appears above at the upper left. When shares are held by joint tenants, both shall sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Annual Report and Proxy Statement are available at www.edocumentview.com/CVTI Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CVTI IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE Proxy — COVENANT TRANSPORTATION GROUP, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS JULY 1, 2020 Solicited on Behalf of the Board of Directors of the Company The undersigned holder(s) of Class A and/or Class B common stock (individually or together referred to as “Common Stock”) of Covenant Transportation Group, Inc., a Nevada corporation (the “Company”), hereby appoint(s) David R. Parker and Joey B. Hogan, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the Common Stock that the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company (the “2020 Annual Meeting”) to be held by teleconference only, on Wednesday, July 1, 2020, at 10:00 A.M. Eastern Daylight Time, and at any adjournment thereof. The undersigned may call into the 2020 Annual Meeting by dialing 1-877-271-1828 and entering participant code 12356, beginning at 9:45 a.m., up until the start time of 10:00 a.m. Eastern Daylight Time. The undersigned should be prepared to provide their name and personal identification number. The undersigned acknowledges receipt of the Notice and Proxy Statement for the 2020 Annual Meeting and the Annual Report to Stockholders for the year ended December 31, 2019. A vote FOR Proposals 1, 2, 3, 4, and 5 is recommended by the Board of Directors of the Company. When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR Proposals 1, 2, 3, 4 and 5, and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. PLEASE SIGN, DATE, AND PROMPTLY RETURN IN THE ACCOMPANYING ENVELOPE. If you vote by telephone or over the Internet, do not mail your proxy card. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) C Non-Voting Items Change of Address — Please print new address below.